Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

HG (BERMUDA) LIMITED

and

KORN/FERRY INTERNATIONAL

Dated as of September 23, 2015

i

(continued)

(continued)

(continued)

		Page
Section 7.10	Coordination with Tax Indemnification Provisions	100

ARTICLE VIII

TERMINATION

Section 8.1	Termination by Mutual Consent	100
Section 8.2	Termination by Seller or Buyer	100
Section 8.3	Termination by Seller	101
Section 8.4	Termination by Buyer	101
Section 8.5	Effect of Termination	101

ARTICLE IX

MISCELLANEOUS

Section 9.1	Notices	103
Section 9.2	Amendment; Waiver	104
Section 9.3	No Assignment or Benefit to Third Parties	104
Section 9.4	Entire Agreement	105
Section 9.5	Fulfillment of Obligations	105
Section 9.6	Public Disclosure	105
Section 9.7	Expenses	105
Section 9.8	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	106
Section 9.9	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	107
Section 9.10	Equitable Relief	108
Section 9.11	Disclosure Schedules	108
Section 9.12	Headings	109
Section 9.13	Severability	109
Section 9.14	Counterparts	109

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Instrument of Transfer
Exhibit C	Form of Lockup Agreement
Exhibit D	Illustrative Purchase Price Adjustment

SCHEDULES

Seller Disclosure Schedule

Buyer Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 23, 2015 (this “Agreement”), is entered into by and between HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Seller”), and Korn/Ferry International, a Delaware corporation (“Buyer” and, together with Seller, the “Parties” and each, a “Party”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller owns all the issued and outstanding (a) shares, par value €25 per share (collectively, the “Ordinary Shares”), of HG (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Company”), and (b) non-interest bearing convertible preferred equity certificates, par value €25 per certificate, of the Company (collectively, the “CPECs” and, together with the Ordinary Shares, the “Shares”);

WHEREAS, the Company and its direct and indirect wholly owned Subsidiaries, including Hay Group Partners Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“HG Partners”), HG (Bermuda) Holding Limited, an exempted company incorporated with limited liability under the laws of Bermuda, and Hay Group Investment Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, are engaged in the business of organizational and human resource consulting advice, solutions and services as well as providing data tools and information in support thereof (such business, as currently operated by the Company and its Subsidiaries, the “Business”);

WHEREAS, the Company owns all the issued and outstanding deferred shares of Seller, par value $1.00 per share (collectively, the “HG Deferred Shares”);

WHEREAS, it is understood and agreed by the Parties that, prior to the Closing, Seller shall cause the Company to lawfully transfer the HG Deferred Shares to a newly formed Subsidiary of Seller that will not be a Subsidiary of the Company;

WHEREAS, as a condition to Buyer’s willingness to enter into this Agreement, prior to the date hereof, certain Shareholders entered into a voting agreement with Seller and Buyer in respect of such Shareholder’s respective Preferred Shares (the “Voting Agreement”);

WHEREAS, at a meeting duly called and held, the Ownership Board of Seller (the “Ownership Board”) has (a) approved and adopted in all respects this Agreement, the Transaction Agreements and the Transactions and (b) resolved to recommend approval and adoption of this Agreement and the Transactions by the Shareholders;

WHEREAS, at a meeting duly called and held, the board of directors of Buyer has approved and adopted in all respects this Agreement, the Transaction Agreements and the Transactions; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Shares, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Article I:

“2015 Company Financial Statements” has the meaning set forth in Section 3.6(b).

“401(k) Plan” has the meaning set forth in Section 5.14(e).

“401(k) Termination Resolutions” has the meaning set forth in Section 5.14(e).

“Acquisition Proposal” means (other than the Transactions or any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization solely between or among Seller, the Company, or any Subsidiaries of Seller or the Company) any offer, proposal or indication of interest (whether written or oral) from any Person or any group of Persons to effect: (a) the direct or indirect acquisition or purchase by any Person or group of Persons from the Company or any of its Subsidiaries of five percent or more of the consolidated assets of the Company and its Subsidiaries determined by the Ownership Board (acting reasonably) on a book-value or fair-market-value-basis (other than as contemplated by Section 5.3(a) and Section 5.10(e)); (b) the issuance by Seller to any Person or group of Persons of any Preferred Shares or any other voting securities of Seller (including securities convertible into or exercisable or exchangeable for such securities or equity interests) that immediately following such issuance equal five percent or more of the issued and outstanding voting power of Seller (other than as contemplated by Section 5.3(a) and Section 5.18); (c) the issuance by the Company or any of its Subsidiaries to any Person or group of Persons of any Shares or any other voting securities of the Company or its Subsidiaries, as the case may be (including securities convertible into or exercisable or exchangeable for such securities or equity interests) (other than as contemplated by Section 5.3(a) and Section 5.18); (d) any direct or indirect takeover offer or similar other transaction that, if consummated, would result in a Person or group of Persons beneficially owning (i) five percent or more of the voting securities or equity interests of Seller or (ii) any securities of the Company (including the Shares or any portion thereof) or any of its Subsidiaries (including, for purposes of the foregoing clauses (i) and (ii), securities convertible into or exercisable or exchangeable for such securities or equity interests); or (e) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or winding-up of the Seller, the

Company or any of its Subsidiaries (other than as contemplated by Section 5.3(a) and Section 5.10(e)); provided, however, that for purposes of Section 8.5(b)(ii) “Acquisition Proposal” means (other than the Transactions or any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization solely between or among Seller, the Company, or any Subsidiaries of Seller or the Company) any offer, proposal or indication of interest (whether written or oral) from any Person or any group of Persons to effect: (i) the direct or indirect acquisition or purchase by any Person or group of Persons from the Company or any of its Subsidiaries of more than fifty percent of the consolidated assets of the Company and its Subsidiaries determined by the Ownership Board (acting reasonably) on a book-value or fair-market-value-basis (other than as contemplated by Section 5.3(a) and Section 5.10(e)); (ii) the issuance by Seller to any Person or group of Persons of any Preferred Shares or any other voting securities of Seller (including securities convertible into or exercisable or exchangeable for such securities or equity interests) that immediately following such issuance equal more than fifty percent of the issued and outstanding voting power of Seller (other than as contemplated by Section 5.3(a) and Section 5.18); (iii) the issuance by the Company or any of its Subsidiaries to any Person or group of Persons of any Shares or any other voting securities of the Company or its Subsidiaries, as the case may be (including securities convertible into or exercisable or exchangeable for such securities or equity interests), that immediately following such issuance equal more than fifty percent of the issued and outstanding voting power of the Company or its Subsidiaries, as the case may be (other than as contemplated by Section 5.3(a) and Section 5.18); (iv) any direct or indirect takeover offer or similar other transaction that, if consummated, would result in a Person or group of Persons beneficially owning more than fifty percent of the voting securities or equity interests of Seller or any securities of the Company (including the Shares or any portion thereof and any securities convertible into or exercisable or exchangeable for such voting securities or equity interests); or (v) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or winding-up of the Seller, the Company or any of its Subsidiaries (other than as contemplated by Section 5.3(a) and Section 5.10(e)).

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Base Cash Consideration” has the meaning set forth in Section 2.3.

“Anti-Bribery Laws” has the meaning set forth in Section 3.13(c).

“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning set forth in Section 3.13(d).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other U.S. federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 4.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.1(e).

“Base Cash Consideration” has the meaning set forth in Section 2.3.

“Base Share Consideration” subject to Section 2.5, has the meaning set forth in Section 2.4.

“Books and Records” means originals or copies of all books and records, data, information, ledgers, files, reports, plans, records, manuals and other materials (in whatever form maintained) in the possession or control of Seller of, or maintained for, the Business and the Company and its Subsidiaries, in each case except for any Excluded Information.

“Burdensome Condition” has the meaning set forth in Section 5.10(e).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in New York, New York, Amsterdam, the Netherlands or Bermuda are closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.14(b).

“Buyer Clients” has the meaning set forth in Section 4.16(a).

“Buyer Common Stock” means the common stock of Buyer, par value $0.01 per share.

“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Buyer Government Approvals” has the meaning set forth in Section 4.3.

“Buyer Intellectual Property” means (a) all Buyer Registered Intellectual Property and (b) any other Intellectual Property owned by or exclusively licensed to Buyer and/or any of its Subsidiaries that are necessary to conduct the business of Buyer and its Subsidiaries as presently conducted.

“Buyer Material Adverse Effect” means any Change or effect that, individually or taken together with any other Changes or effects is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the business of Buyer and its Subsidiaries, taken as a whole; provided, however, that under no circumstances shall any of the following (in and of itself or any effects arising in connection therewith) be deemed to constitute or contribute to a Buyer Material Adverse Effect or otherwise be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any Change in applicable Law or US GAAP (or other accounting standards applicable to Buyer or its Subsidiaries) or interpretations thereof applicable to Buyer or its Subsidiaries after the date hereof; (b) any Change in the economy, capital markets, financial markets, regulatory or political conditions, generally (including any change in interest rates or foreign exchange rates) or acts of war, terrorism, civil unrest or similar event or any escalation of the foregoing in any jurisdiction in which Buyer and its Subsidiaries operate or in which any of Buyer’s or any of its Subsidiaries’ products or services are sold; (c) any Change resulting or arising from any hurricane, super storm, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person; (d) any Change that is the result of factors generally affecting the industries in which Buyer and its Subsidiaries operate; (e) any action or omission of Buyer or any of its Subsidiaries required or expressly permitted by the terms of this Agreement or taken or omitted with express written consent of Seller; (f) any Changes in, the relationship of Buyer or any of its Subsidiaries, contractual or otherwise, with clients, employees, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into, announcement, pendency or performance of this Agreement or the Transactions or directly resulting or directly arising from the identity of Seller or any of its Affiliates; (g) any failure by Buyer to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Change or effect underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect; or (h) any change or announcement of a potential change in the credit rating of Buyer or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Change or effect underlying such Change or potential Change has resulted in, or contributed to, a Buyer Material Adverse Effect; provided further that with respect to the foregoing clauses (a), (b), (c) and (d), such Change or effect shall be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred but only to the extent it disproportionately adversely affects Buyer and its Subsidiaries compared to other companies of similar size operating in the principal industries in which Buyer and its Subsidiaries operate.

“Buyer Material Contracts” has the meaning set forth in Section 4.13(a).

“Buyer Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of or applied for by Buyer and/or any of its Subsidiaries.

“Buyer Reports” has the meaning set forth in Section 4.5(a).

“Buyer Share” and “Buyer Shares” have the meanings set forth in Section 2.4.

“Cap” has the meaning set forth in Section 7.4(b).

“Cash” means, as of any given time, without duplication, an amount equal to cash and cash equivalents, marketable securities and short-term investments or other cash equivalents classified as such on the Company Financial Statements, in each case as defined by IFRS, but for the avoidance of doubt, shall exclude Current Assets and Current Liabilities, and in each case subject to, and as determined in accordance with, the Illustrative Purchase Price Adjustment (including the adjustments, line items and notes set forth therein).

“Cash Consideration” has the meaning set forth in Section 2.3.

“Change” means any event, occurrence, development or change.

“Change in Recommendation” has the meaning set forth in Section 5.8.

“Change of Control Payments” has the meaning set forth in Section 5.14(d).

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date VWAP” means the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the twenty consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Recitals.

“Company Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Benefit Plans” has the meaning set forth in Section 3.12(b).

“Company Clients” has the meaning set forth in Section 3.20(a).

“Company Employees” means any then-current employee of the Company or any of its Subsidiaries as of the relevant date.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Indemnified Parties” has the meaning set forth in Section 5.15(a).

“Company Intellectual Property” means (a) all Company Registered Intellectual Property and (b) any other Intellectual Property owned by or exclusively licensed to Company and/or any of its Subsidiaries.

“Company Material Adverse Effect” means any Change or effect that, individually or taken together with any other Changes or effects is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business, the Company and its Subsidiaries, taken as a whole; provided, however, that under no circumstances shall any of the following (in and of itself or any effects arising in connection therewith) be deemed to constitute or contribute to a Company Material Adverse Effect or otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any Change in applicable Law or IFRS (or other accounting standards applicable to Company or its Subsidiaries) or interpretations thereof applicable to the Company or its Subsidiaries after the date hereof; (b) any Change in the economy, capital markets, financial markets, regulatory or political conditions generally (including any change in interest rates or foreign exchange rates) or acts of war, terrorism, civil unrest or similar event or any escalation of the foregoing in any jurisdiction in which the Company and its Subsidiaries operate or in which any of the Company’s or any of its Subsidiaries’ products or services are sold; (c) any Change resulting or arising from any hurricane, super storm, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person; (d) any Change that is the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (e) any action or omission of Seller, the Company, any of its Subsidiaries or any of the Shareholders required or expressly permitted by the terms of this Agreement or taken or omitted with express written consent of Buyer; (f) any Changes in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with clients, employees, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into, announcement, pendency or performance of this Agreement or the Transactions or directly resulting or directly arising from the identity of Buyer or any of its Affiliates; (g) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Change or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; or (h) any change or announcement of a potential change in the credit rating of the Company or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Change or effect underlying such Change or potential Change has resulted in, or contributed to, a Company Material Adverse Effect; provided further that with respect to the foregoing clauses (a), (b), (c) and (d), such Change or effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred but only to the extent it disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the principal industries in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in Section 3.16(a).

“Company Offerings” means any and all products and services offered, licensed, provided, sold, distributed or otherwise exploited by or for the Company or its Subsidiaries, and any and all products and services under design or development (or already designed or developed) by or for the Company or its Subsidiaries, including all versions and releases of the foregoing, together with any related documentation, materials, or information.

“Company Privacy Policies” means each external or internal, past or present, published policy of the Company or any of its Subsidiaries relating to: (a) the privacy of users of Company Offerings or any website, mobile application, or other online service of the Company or any of its Subsidiaries; or (b) the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), and other processing of any Personal Information or User Data.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of or applied for by Company and/or any of its Subsidiaries.

“Company Unaudited Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Confidentiality Agreement” means that certain letter agreement between Seller and Buyer, dated March 12, 2015.

“Consideration Shares” means (a) the Buyer Shares to be issued pursuant to the Transactions and (b) any securities of Buyer issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Consideration Shares.

“Contracts” means any legally binding written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement or license.

“Costs” has the meaning set forth in Section 5.15(a).

“CPECs” has the meaning set forth in the Recitals.

“Current Assets” means the “current assets” of the Company as defined by IFRS, but for the avoidance of doubt shall exclude Cash, any deferred and income Tax assets, and in each case subject to, and as determined in accordance with, the Illustrative Purchase Price Adjustment (including the adjustments, line items and notes set forth therein).

“Current Liabilities” means, without duplication, the “current liabilities” of the Company as defined by IFRS and the Transaction Fees, but for the avoidance of doubt shall exclude the KPMG Public Company Audit Work Fee, deferred and income Tax liabilities, Change of Control Payments, any Indebtedness Exclusions, any items specifically included in the determination of Cash or Total Debt, and in each case subject to, and as determined in accordance with, the Illustrative Purchase Price Adjustment (including the adjustments, line items and notes set forth therein).

“Current Premium” has the meaning set forth in Section 5.15(b).

“Data Room” means the virtual data room supported by Merrill Corporation with respect to “Project Accelerate.”

“Deductible” has the meaning set forth in Section 7.4(a).

“Designated Interests” has the meaning set forth in Section 5.27.

“Designated Interests Deposit” has the meaning set forth in Section 5.27.

“Designated Person” has the meaning set forth in Section 9.9(a).

“Disclosure Schedules” has the meaning set forth in Section 9.11.

“Easements” means easements, rights of way, licenses, land use permits and other similar agreements granting rights in the owned real property of another Person.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, Easement, or similar restriction on transfers.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land) or the environmental effects of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge or disposal of any Hazardous Material, or pollution, contamination or remediation of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.12(b).

“Escrow Account” has the meaning set forth in Section 2.7(a).

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Agreement” means that certain Escrow Agreement or Custodian Agreement in the form set forth in Exhibit A, to be executed contemporaneously with the Closing by Seller, Buyer and the Escrow Agent.

“Escrow Distributions” has the meaning set forth in Section 2.7(a).

“Escrow End Date” has the meaning set forth in Section 2.7(b)(ii).

“Escrow End Date VWAP” means the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the five consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the Escrow End Date; provided, however, that if the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by

Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the five consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the Escrow End Date is (a) equal to or greater than one-hundred and twenty percent of the Closing Date VWAP, “Escrow End Date VWAP” means one-hundred and twenty percent of the Closing Date VWAP, or (b) less than or equal to eighty percent of the Closing Date VWAP, “Escrow End Date VWAP” means eighty percent of the Closing Date VWAP.

“Escrow Release Date VWAP” means the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the twenty consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the date the Released Indemnity Escrow Shares are to be released pursuant to Section 2.7; provided, however, that if the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the twenty consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the date the Released Indemnity Escrow Shares are to be released pursuant to Section 2.7 is (a) equal to or greater than one-hundred and twenty percent of the Closing Date VWAP, “Escrow Release Date VWAP” means one-hundred and twenty percent of the Closing Date VWAP, or (b) less than or equal to eighty percent of the Closing Date VWAP, “Escrow Release Date VWAP” means eighty percent of the Closing Date VWAP.

“Escrow Reserve Amounts” has the meaning in Section 2.7(b)(ii).

“Escrow Restrictive Legend” means a legend substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER, THE ESCROW AGENT THEREUNDER (OR ANY SUCCESSOR ESCROW AGENT) AND OTHER PARTIES NAMED THEREIN AS ORIGINALLY EXECUTED AND AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “ESCROW AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT. THE SECURITIES REPRESENTED BY THIS INSTRUMENT WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.”

“Estimated Cash” means the estimate of the Cash as of the Closing Date.

“Estimated Standalone Liabilities” means the estimate of the Standalone Liabilities as of the Closing Date.

“Estimated Statement” has the meaning set forth in Section 2.8(a).

“Estimated Total Debt” means the estimate of the Total Debt as of the Closing Date.

“Estimated Working Capital” means the estimate of the Working Capital as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means originals or copies of all books and records, data, information, ledgers, files, reports, plans, records, manuals and other materials (in whatever form maintained): (a) in the possession or control of Seller, the Shareholders or former Shareholders to the extent they are primarily related to Seller, the Shareholders or the former Shareholders (other than personnel files related to a Shareholder’s employment with the Company or the Business) including (i) Tax records and (ii) communications (including any privileged communications), originals or copies of all books and records, data, information, ledgers, files, reports, plans, records, manuals and other materials (in whatever form maintained) to the extent reasonably related to or connected with disputes, discussions or negotiations primarily related to the Transactions, this Agreement or any of the Transaction Agreements or any of the terms or other facts relating thereto; (b) the transfer of which is prohibited by any Law; or (c) the transfer of which otherwise would subject Seller or any of its Affiliates to any material Liability.

“Existing Representation” has the meaning set forth in Section 9.9(a).

“Final Cash” has the meaning set forth in Section 2.9(f).

“Final Determination” means when (a) the parties to a dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes that the parties to such dispute have agreed to submit thereto.

“Final Determination VWAP” means the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the five consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the applicable Final Determination; provided, however, that if the average of the volume weighted averages of the trading prices of the Buyer Shares on the NYSE (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Seller, acting reasonably), on each of the five consecutive Trading Days ending on (and including) the Trading Day that is the Trading Day immediately prior to the applicable Final Determination Date is (a) equal to or greater than one-hundred and twenty percent of the Closing Date VWAP, “Final Determination VWAP” means one-hundred and twenty percent of the Closing Date VWAP, or (b) less than or equal to eighty percent of the Closing Date VWAP, “Final Determination VWAP” means eighty percent of the Closing Date VWAP.

“Final Standalone Liabilities” has the meaning set forth in Section 2.9(f).

“Final Statement” has the meaning set forth in Section 2.9(f).

“Final Total Debt” has the meaning set forth in Section 2.9(f).

“Final Working Capital” has the meaning set forth in Section 2.9(f).

“Financial Records” has the meaning set forth in Section 2.9(b).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Due Authorization and Enforceability), Section 3.2 (Capital Structure; Subsidiaries), Section 3.5 (Title to the Shares), Section 3.17(b) (Transactions with Affiliates) and Section 3.23 (Finders’ Fees).

“FY 2015 Bonuses” has the meaning set forth in Section 5.14(c).

“Government Bid” means any quotation, bid or proposal, which, if accepted or awarded, would lead to a Government Contract that qualifies as a Company Material Contract.

“Government Contract” means any Company Material Contract between the Company and (a) the U.S. Government or any other Government Entity, (b) any prime contractor of the U.S. Government or any other Government Entity or (c) any subcontractor (at any tier) with respect to any Contract described in the foregoing clauses (a) or (b), and for the avoidance of doubt, a task, purchase or delivery order under a Government Contract or any legally binding amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract, but shall be part of the Government Contract to which it relates.

“Government Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental or quasi-governmental (including self-regulatory organizations), judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality, entity or other body (whether temporary, preliminary or permanent), with competent jurisdiction.

“GS” has the meaning set forth in the “Transaction Fees” definition.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any applicable Environmental Law.

“HG Deferred Shares” has the meaning set forth in the Recitals.

“HG Partners” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, (a) in the case of Seller, as applied by Seller and (b) in the case of the Company, as applied by the Company, in each of the foregoing clauses (a) and (b), as of the date or period at issue and in accordance with past practice.

“Illustrative Purchase Price Adjustment” has the meaning set forth in Section 2.8(a).

“Indebtedness” means, with respect to any Person and as of any date, (a) all liabilities of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, as of such date, (b) any fees, expenses, premiums and penalties payable with respect to the repayment or prepayment (as the case may be) of Indebtedness and the write-off or acceleration of the amortization of deferred financing costs associated with Indebtedness and (c) all liabilities of such Person and its consolidated Subsidiaries under derivatives, swap or exchange agreements, hedging transactions or similar instruments, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, in each case, prepared in accordance with the second sentence of Section 2.9(a); provided that Indebtedness shall not include (i) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (ii) liabilities under performance bonds other than amounts then due and owing, (iii) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries, (iv) any Intercompany Loan and (v) any redemption premium, prepayment penalty or similar payment with respect to capitalized leases included in the Indebtedness to the extent the Closing will not trigger a default under such leases and such leases either are not required by their terms to be repaid in full at the Closing or do not require the lessor to offer to make a repayment as a result of the Closing (the foregoing clauses (i) through (v) collectively, “Indebtedness Exclusions”).

“Indebtedness Exclusions” has the meaning set forth in the “Indebtedness” definition.

“Indemnified Parties” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Amount” means the amount of any indemnification payment required to be made by Seller pursuant to Article VII.

“Indemnity Escrow Shares” means, subject to Section 2.5, the number of the Buyer Shares equal to the quotient of (a) the Cap divided by (b) the Closing Date VWAP.

“Independent Accountant” has the meaning set forth in Section 2.9(f).

“Information Statement” has the meaning set forth in Section 5.9(a).

“Initial Cash” has the meaning set forth in Section 2.9(a).

“Initial Standalone Liabilities” has the meaning set forth in Section 2.9(a).

“Initial Statement” has the meaning set forth in Section 2.9(a).

“Initial Total Debt” has the meaning set forth in Section 2.9(a).

“Initial Working Capital” has the meaning set forth in Section 2.9(a).

“Instrument of Transfer” means that certain notarial instrument of transfer, in the form set forth in Exhibit B, to be executed contemporaneously with the Closing by Seller, Buyer and the Company.

“Intellectual Property” means, on a worldwide basis, intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered, recorded, issued and/or acquired, including: (a) any and all U.S. and foreign trademarks, service marks, brand names, corporate names, product names, services names, certification marks, collective marks, d/b/a’s, domain names, logos, mottos, slogans, taglines, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (b) any and all U.S. and foreign patents and utility models, and all divisions, provisionals, continuations, continuations-in-part, re-examinations, renewals, extensions and reissues thereof, and any and all equivalent or similar rights anywhere in the world in inventions and discoveries, whether patentable or not; (c) any and all trade secrets, invention disclosures, confidential information, proprietary information, and know-how, including processes, schematics, methods, formulae, ideas, algorithms, specifications, drawings, prototypes, models, designs, customer lists and supplier lists; (d) any and all published and unpublished works of authorship, whether copyrightable or not, copyrights and certificates of copyright, including, databases and other compilations of information, mask works, Software and moral rights, and all renewals, extensions, restorations and reversions of any of the foregoing items; and (e) any and all rights (including licenses) in computer programs, Software, firmware, middleware (whether in source code, object code or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing, together with (x) all applications for registrations and registrations for any of the foregoing and (y) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and all rights to apply for or register any of the foregoing).

“Intercompany Contract” means any Contract between the Company and/or any of its controlled affiliates, on the one hand, and Seller and/or any of its Affiliates (other than the Company and its controlled affiliates), on the other hand.

“Intercompany Loan Allocation” means an aggregate amount in cash equal to the sum of (a) the principal amounts outstanding under each Intercompany Loan plus (b) any accrued and unpaid interest, premiums, penalties and other obligations related to such Intercompany Loans, in each case as of the date on which Seller satisfies its obligations set forth in Section 5.20(b) and without any deduction, setoff, counterclaim or withholding.

“Intercompany Loans” means the agreements set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Interest Rate” means, as of any given time, an interest rate per annum equal to the average of the United States 3-Month Treasury bill rate, as available on Bloomberg ticker “USGG3M <Index>” or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source mutually determined by Seller and Buyer.

“IT Asset” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all associated documentation.

“KF Confidentiality Agreement” means that certain letter agreement between Seller and Buyer, dated July 17, 2015.

“Knowledge” or any similar phrase means (a) with respect to Seller, the collective actual knowledge of the individuals set forth in Section 1.1(b) of the Seller Disclosure Schedule after due inquiry of such individuals’ direct reports and (b) with respect to Buyer, the collective actual knowledge of the individuals set forth in Section 1.1(a) of the Buyer Disclosure Schedule after due inquiry of such individuals’ direct reports, in each case subject to the subject matter limitations set forth therein.

“KPMG Public Company Audit Work Fee” means the unpaid fees and expenses of KPMG LLP incurred by the Company or any of its Subsidiaries in connection with such matters and in the amounts set forth in Section 1.1(c) of the Seller Disclosure Schedule.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Leasehold Property” has the meaning set forth in Section 3.18(a).

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS (or with respect to Buyer and its Subsidiaries, US GAAP) to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Material Company Intellectual Property” means Material Company Intellectual Property that is exclusively licensed to Company and/or any of its Subsidiaries.

“Lockup Agreement” means that certain Lockup Agreement in the form set forth in Exhibit C, to be executed contemporaneously with the Closing by Seller and Buyer.

“Losses” means, with respect to any Indemnified Party, any and all losses, claims, obligations, judgments, fines, settlement payments or awards of any kind actually suffered or incurred by such Indemnified Party after the Closing Date (together with all reasonably incurred and documented cash disbursements, costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses), whether or not involving a Third-Party Claim, but excluding any indirect, special, punitive or exemplary damages or any amounts calculated as a multiple of earnings, profits, revenues, sales or other financial performance measures or operating statistics or diminution of value or any loss of goodwill, in each case even if a Party has been advised of the possibility thereof; provided, however, that “Losses” shall include any (a) consequential damages, lost profits and incidental damages to the extent the purported Indemnified Party alleging the consequential damages, lost profits or incidental damages can reasonably establish such consequential damages, lost profits or incidental damages would be recoverable under principles of New York contract law applicable to a breach of an underlying contractual provision and (b) damages actually awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Matching Period” has the meaning set forth in Section 5.8(c).

“Material Company Intellectual Property” means any and all Company Intellectual Property that is necessary to conduct the following business lines of the Company and its Subsidiaries as currently conducted: (a) “Reward Strategies” business as currently conducted, including “PayNet”; (b) “People, Fit and Development” business as currently conducted, including the “Inventory of Leadership Styles” assessment, “Organizational Climate Survey” assessment, “Team Diagnostic Survey” assessment, “Styles and Climate” development tool, and “TalentQ” assessment and training program; (c) “Work Measurement” business as currently conducted, including “Job Evaluation Manager” and “Activate” apps; and/or (d) “Culture and Engagement” business as currently conducted, including the “Insight” assessment, “Employee Engagement” assessment and “Employee Effectiveness” surveys.

“New Plans” has the meaning set forth in Section 5.14(b).

“Notice of Purchase Price Adjustment Disagreement” has the meaning set forth in Section 2.9(d).

“Notice of Recommendation Change” has the meaning set forth in Section 5.8(b).

“Notice Period” has the meaning set forth in Section 7.5(a).

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“OFAC Sanctioned Countries” means Cuba, Iran, Sudan, Syria, and the Crimea region of Ukraine.

“Old Plans” has the meaning set forth in Section 5.14(b).

“Open Source Software” means any Software that is, contains, or is derived in any manner (in whole or in part) from any other Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., Software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), “copy left,” or under similar licensing and distribution terms. For the avoidance of doubt, “Open

Source Software” includes software licensed or distributed under any version of any of the following licenses or licenses substantially similar thereto: (a) the GNU General Public License (GPL); (b) the GNU Lesser or Library General Public License (LGPL); (c) the Artistic License (e.g., PERL); (d) the Mozilla Public License; (e) the Netscape Public License; (f) the Sun Community Source License (SCSL); (g) the Sun Industry Standards License (SISL); (h) the Common Public License; (i) the BSD License; (j) the Apache License; (k) the OpenSymphony Software License; and (l) the MIT License.

“Ordinary Course” means the conduct by a Person of the relevant business in accordance with such Person’s normal day-to-day customs, practices and procedures.

“Ordinary Shares” has the meaning set forth in the Recitals.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Owned Material Company Intellectual Property” means Material Company Intellectual Property that is owned by the Company and/or any of its Subsidiaries.

“Ownership Board” has the meaning set forth in the Recitals.

“Ownership Board Recommendation” has the meaning set forth in Section 5.8.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payoff Letters and Documentation” has the meaning set forth in Section 5.20(b).

“PBGC” has the meaning set forth in Section 3.12(d).

“Pending Claim” has the meaning set forth in Section 2.7(b)(ii).

“Pending Dispute Indemnification” has the meaning set forth in Section 7.2(c).

“Pending Disputes” has the meaning set forth in Section 5.26(a).

“Pending Disputes Deposit” has the meaning set forth in Section 5.26(b).

“Permits” means all permits, licenses, franchises, certificates, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means: (a) Encumbrances reflected or reserved against or otherwise disclosed in the Company Financial Statements; (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries to the extent required by IFRS; (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries to the extent required by IFRS; (d) with respect to real property, (i) Easements, quasi-Easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, and any other agreements, conditions or restrictions, in each case, that would be shown by a current title report or other similar report or listing, (ii) any conditions that would be disclosed by a current survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions that, individually or in the aggregate, would not materially impair the use of such real property or the merchantability or the value of such real property or interest therein; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations arising out of the Ordinary Course; (f) all licenses of Intellectual Property granted to a Third Party and entered into in the Ordinary Course; and (g) any imperfection or defect in title or Encumbrance that, individually or in the aggregate, would not reasonably be expected to materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be.

“Person” means an individual, the media, a partnership, a corporation, an association, a limited or an unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Personal Information” means any information that relates to an identified or identifiable individual, including, name, address, telephone number, email address, username and password, photograph, government-issued identifier, persistent device identifier, or any other data used or intended to be used to precisely identify an individual.

“Post-Closing Adjustment” has the meaning set forth in Section 2.9(h).

“Post-Closing Matter” has the meaning set forth in Section 9.9(a).

“Post-Closing Representation” has the meaning set forth in Section 9.9(a).

“Pre-Closing Designated Persons” has the meaning set forth in Section 9.9(b).

“Pre-Closing Period” has the meaning set forth in Section 5.13(a).

“Pre-Closing Privileges” has the meaning set forth in Section 9.9(b).

“Preferred Shares” means the redeemable preferred shares, par value $0.01 per share of Seller.

“Prior Counsel” has the meaning set forth in Section 9.9(a).

“Private Placement Legend” means a legend substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“Prohibited Person” means (a) a Person who has been designated by the U.S. Government under 31 C.F.R. Chapter V or any other Law administered by OFAC or who is on the OFAC List of Specially Designated Nationals and Blocked Persons, (b) the government of an OFAC Sanctioned Country or any resident thereof or (c) a Person expressly acting on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing clauses (a) or (b).

“Purchase Price Adjustment Consultation Period” has the meaning set forth in Section 2.9(e).

“Purchase Price Adjustment Review Period” has the meaning set forth in Section 2.9(b).

“Registered Intellectual Property” means all United States, international and foreign: (a) patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) copyright registrations and applications to register copyrights; and (d) any other registered Intellectual Property that is the subject of an application, certificate, filing, or registration for such rights; that, in each case of the foregoing clauses (a) through (d), is issued by or filed with any Government Entity at any time.

“Registration Statement” has the meaning set forth in Section 5.11(a).

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Released Indemnity Escrow Shares” means the number of the Buyer Shares equal to the quotient of (i) the Indemnity Amount divided by (ii) the Escrow Release Date VWAP.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, professional business, engineering or construction consultants, financial advisors, legal counsels, accountants and other representatives or agents of such Person.

“Required Shareholder Approval” has the meaning set forth in Section 5.9(a).

“Resolution Period” has the meaning set forth in Section 5.26(a).

“Sanctions” means any trade sanction or economic embargo administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctions and Export Laws” means all Laws relating to Sanctions and to the export and re-export of goods, services, software or technology.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Government Approvals” has the meaning set forth in Section 3.3(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Share Consideration,” subject to Section 2.5, has the meaning set forth in Section 2.4.

“Shareholders” means, as of any given time, the holders of the issued and outstanding Preferred Shares and registered in the register of members of Seller as a holder.

“Shareholders Meeting” has the meaning set forth in Section 5.9(a).

“Shares” has the meaning set forth in the Recitals.

“Social Media Accounts” means any and all user accounts, profiles and other social media handles or registrations therefor, used on or in connection with any: (a) social media or social networking (i) website, (ii) mobile application or (iii) online service; (b) blog or microblog; (c) photo, video or other content-sharing website; (d) rating and review website; (e) wiki or similar collaborative content website; or (f) message board, bulletin board or similar forum.

“Software” means computer software, programs and databases in any form, including Internet web sites, web site content, member or user lists and information associated therewith, links, source code, object code, binary code, operating systems and specifications, data, databases, database management code, libraries, scripts, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments and annotations.

“Standalone Liabilities” means, as of any given time, without duplication, an amount equal to the Liabilities set forth in Section 1.1(d) of the Seller Disclosure Schedule, but for the avoidance of doubt, shall exclude Current Liabilities and Total Debt and subject to, and as determined in accordance with, the Illustrative Purchase Price Adjustment (including the adjustments, line items and notes set forth therein).

“Straddle Period” has the meaning set forth in Section 5.13(a).

“Subsidiary” means, with respect to any Person, any other Person of which: (a) more than fifty percent of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person; or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held directly or indirectly by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal received by Seller after the date of this Agreement that the Ownership Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and its financial advisors, and after taking into account all the terms and conditions of the Acquisition Proposal (including all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal), would be more favorable to the Shareholders (in their capacity as such) than the Transactions (after taking into account any amendments or other modifications to the terms and conditions contemplated by this Agreement irrevocably proposed in writing by Buyer in response to such Acquisition Proposal pursuant to Section 5.8).

“Takeover Statute” has the meaning set forth in Section 3.22.

“Tax” means all United States, federal, state or local, and all non-United States, taxes, levies, fees imposts, duties, tariffs or other assessments in the nature of tax imposed by a Tax Authority, including income, gross receipts, windfall profits, value added, severance, real or personal property, production, sales, real estate acquisition, ad valorem, transfer, use, stamp, capital stock, registration, documentary, duty, license, occupation, excise, franchise, service, employment, payroll, unemployment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Authority” means any Government Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 5.13(g).

“Tax Contest” has the meaning set forth in Section 5.13(g).

“Tax Returns” means all reports, returns, estimates, information returns, declarations, schedules, attachments or statements required to be filed with respect to Taxes including any amendments or supplements thereof.

“Termination Fee” has the meaning set forth in Section 8.5(b).

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Third-Party Consent” has the meaning set forth in Section 3.3(b).

“Threshold Working Capital” means $0.00.

“Total Debt” means, as of any given time, without duplication, an amount equal to the issued and outstanding Indebtedness (but excluding trade payables incurred in the Ordinary Course of business) and other liabilities of a type currently classified as debt on the Company Financial Statements, in each case as defined by IFRS, but for the avoidance of doubt, shall exclude Current Assets and Current Liabilities and subject to, and as determined in accordance with, the Illustrative Purchase Price Adjustment (including the adjustments, line items and notes set forth therein).

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Trading Day” means a day on which the Buyer Shares are traded on the NYSE.

“Transaction Agreements” means the Escrow Agreement, the Instrument of Transfer and the Lockup Agreement.

“Transaction Fees” means, without duplication, (a) all unpaid fees and expenses of Sullivan & Cromwell LLP, (b) Goldman Sachs & Co. (“GS”) and (c) all other third-party advisors, in each case engaged or retained by the Company or any of its Subsidiaries in connection with the Transactions, but excluding the KPMG Public Company Audit Work Fee.

“Transactions” means the purchase and sale of the Shares and the other transactions contemplated by this Agreement and those incident thereto.

“Transfer Requirements” means the provisions of the Organizational Documents of the Company or any applicable Laws in the jurisdiction of Luxembourg setting forth any restriction on, or requirements for, transfer, rights to notice or rights to consent, approve or otherwise vote in respect of any transfer or other disposition of the Shares.

“Transfer Taxes” has the meaning set forth in Section 5.13(f).

“Transferrable Bylaw Provisions” means the obligation and rights of the Shareholders under the current bylaws of Seller set forth in Section 1.1(e) of the Seller Disclosure Schedule, as such obligations and rights may be further amended, supplemented or otherwise modified to enable the assignment described in Section 5.23 or for other purposes;

provided that no such amendment, supplement or other modification shall restrict or impair Seller’s ability to consummate the Transactions or modify such obligations and rights to the detriment of the Company in any material respect.

“Transition Personnel” has the meaning set forth in Section 5.5(a).

“Transition Plan” has the meaning set forth in Section 5.5(a).

“Transition Planning Guidelines” has the meaning set forth in Section 5.5(a).

“US GAAP” means United States generally accepted accounting principles, methods, standards and practices as may be approved by the Financial Accounting Standards Board or the SEC, in each case as of the date or period at issue, and in the case of Buyer, as applied by Buyer in accordance with past practice.

“U.S. Government” means the government of the United States of America, its agencies and instrumentalities.

“User Data” means any Personal Information collected by or on behalf of the Company or any of its Subsidiaries in connection with Company Offerings or any website, mobile application, or other online service of the Company or its Subsidiaries, including: (a) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or other content visited or viewed); and (b) Internet protocol addresses or other persistent identifiers, in each case of the foregoing clauses (a) and (b), to the extent such information is associated with an identifiable user of the Company’s or its Subsidiaries’ online services.

“Voting Agreement” has the meaning set forth in the Recitals.

“Working Capital” means, as of any given time, an amount equal to (a) the consolidated Current Assets of the Company minus (b) the consolidated Current Liabilities of the Company.

Section 1.2 Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 1.3 Calculation of Time Periods. Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4 Additional Rules of Interpretation; Construction Provisions. Unless the express context otherwise requires:

(a) the word “day” means calendar day;

(b) the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the term “dollars” and the symbol “$” mean United States Dollars;

(e) references in this Agreement to a specific Article, Section, Subsection, Recital, Preamble, Exhibit or Schedule shall refer, respectively, to Articles, Sections, Subsections, Recitals, Preamble, Exhibits or Schedules of this Agreement;

(f) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references in this Agreement to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(j) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS (except for those accounting terms used in Article IV, in which case any such terms not expressly defined therein shall have the meanings given to them under US GAAP);

(k) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith;

(l) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof, in each case as of the date of this Agreement and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto;

(m) subject to applicable Law, all amounts in this Agreement shall be paid in United States Dollars (it being understood that in the event any costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in The Wall Street Journal and in effect at the time such cost, fee or expense is incurred and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded up to the nearest penny); and

(n) the Parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, at the Closing (including the Transfer Requirements), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Shares, free and clear of all Encumbrances (other than those Encumbrances arising pursuant to applicable securities laws and this Agreement or resulting from the actions of Buyer or any of its Affiliates).

Section 2.2 Closing. The closing (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 at 10:00 a.m., New York City time, on the fifth Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement or at such other date, time and place as Seller and Buyer may agree (such date on which the Closing actually occurs, the “Closing Date”); provided that for accounting and tax purposes the time and date at which the Transactions will be deemed to be effective shall be 12:01 a.m., New York City time, on the Closing Date.

Section 2.3 Base Cash Consideration and Intercompany Loan Allocation. On the terms and subject to the conditions set forth herein, in the event Seller elects to satisfy its obligations set forth in Section 5.20(b) with respect to the Intercompany Loans prior to the Closing, in consideration of the sale, conveyance, transfer, assignment and delivery of the Shares, on the Closing Date, Buyer shall pay or cause to be paid to Seller an aggregate amount in cash equal to $300 million, without any deduction, setoff, counterclaim or withholding (the “Base Cash Consideration”), which amount shall be adjusted pursuant to Section 2.8 and Section 2.9; provided, however, that in the event Seller elects to satisfy its obligations set forth in Section 5.20(b) with respect to the Intercompany Loans simultaneously with the Closing, on the terms and subject to the conditions set forth herein, (a) for purposes of paying off in full all obligations under the Intercompany Loans, the release of all Encumbrances contemplated thereby and the termination thereof, Seller shall cause the Company to direct Buyer to pay Seller (as lender under the Intercompany Loans) the Intercompany Loan Allocation and pursuant to the Company’s direction, and Buyer shall pay Seller (as lender under the Intercompany Loans) the

Intercompany Loan Allocation, and (b) in consideration of the sale, conveyance, transfer, assignment and delivery of the Shares, Buyer shall pay or cause to be paid to Seller an amount in cash equal to the Base Cash Consideration less the amount in cash equal to the Intercompany Loan Allocation (the “Alternative Base Cash Consideration”), which amount shall be adjusted pursuant to Section 2.8 and Section 2.9 (as applicable, either (i) the Base Cash Consideration as adjusted pursuant to Section 2.8 and Section 2.9 or (ii) the Alternative Base Cash Consideration as adjusted pursuant to Section 2.8 and Section 2.9 plus the Intercompany Loan Allocation, the “Cash Consideration”).

Section 2.4 Share Consideration. On the terms and subject to the conditions set forth herein, in consideration of the sale, conveyance, transfer, assignment and delivery of the Shares, on the Closing Date, Buyer shall issue and deliver or cause to be delivered to Seller, in the aggregate, 5,922,136 validly issued, fully paid and non-assessable shares of Buyer Common Stock (each, a “Buyer Share” and, collectively, the “Buyer Shares”) (the “Base Share Consideration” and, together with the Buyer Shares constituting the Indemnity Escrow Shares, the “Share Consideration” and, the Share Consideration, together with the Cash Consideration, the “Aggregate Consideration”), which shall be of the same class and have the same terms and rights as the currently issued and outstanding shares of Buyer Common Stock, and shall not be subject to any restriction on transfer (other than as expressly provided in Section 2.7(c), Section 5.11 and the Lockup Agreement).

Section 2.5 Share Adjustment. Notwithstanding anything in this Agreement to the contrary, in the event that the number of Buyer Shares or securities (including debt securities) convertible or exchangeable into or exercisable for Buyer Shares issued and outstanding after the date of this Agreement and (a) with respect to the Base Share Consideration, prior to the Closing, or (b) with respect to the Indemnity Escrow Shares, prior to the later of (i) Escrow End Date and (ii) the Final Determination and satisfaction of any Pending Claim, shall have been changed into a different number of Buyer Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, plan of arrangement, amalgamation, merger, issuer tender or exchange offer, or other similar transaction, the Base Share Consideration and Indemnity Escrow Shares shall be equitably adjusted.

Section 2.6 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional Buyer Shares shall be issued in connection with the Transactions to Seller, no dividends or other distributions of Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer with respect thereto. In lieu of such fractional share interests, Buyer shall pay to Seller an amount in cash equal to the product of (a) the fractional share interest of any Buyer Share to which Seller would otherwise be entitled multiplied by (b) the per share closing price of the Buyer Shares on the NYSE on the Closing Date.

Section 2.7 Escrow.

(a) Escrow Account. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent book-entry positions representing the Indemnity Escrow Shares for deposit into a custodian account specified by the Escrow Agent (the “Escrow Account), which (along with any interest, dividends and other distributions and payments made in respect of the Indemnity Escrow Shares, the “Escrow Distributions”) shall be held, safeguarded and released pursuant to Article VII and this Section 2.7 and the terms and conditions of the Escrow Agreement.

(b) Releases Under the Escrow Agreement. The Escrow Agreement shall, among other things, provide that:

(i) promptly following the Final Determination with respect to any claim made by Buyer pursuant to Article VII, Seller and Buyer shall direct the Escrow Agent to return and release from the Escrow Account the number of Released Indemnity Escrow Shares determined to be payable to Buyer in connection with such claim, if any, in each case in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement;

(ii) promptly following the date that is the one-year anniversary of the Closing Date (the “Escrow End Date”), Seller and Buyer shall direct the Escrow Agent to distribute any Indemnity Escrow Shares remaining in the Escrow Account, pursuant to the terms and conditions of this Agreement and the Escrow Agreement, to Seller, less the number of Indemnity Escrow Shares equal to the number of the Buyer Shares equal to the quotient of (1) the amounts contemplated by any and all claims for indemnification submitted by Buyer in good faith prior to the Escrow End Date in accordance with Article VII that remain pending and unresolved (a “Pending Claim”) as of the Escrow End Date (such amounts, the “Escrow Reserve Amounts”) divided by (2) the Escrow End Date VWAP, which number of Indemnity Escrow Shares shall continue to be held and safeguarded in the Escrow Account;

(iii) following resolution from time to time of any Pending Claim, Seller and Buyer shall direct the Escrow Agent to distribute from the Escrow Account to Seller, to Buyer, or to both, a number of Indemnity Escrow Shares or Released Indemnity Escrow Shares (as the case may be), equal to such portion of the Escrow Reserve Amounts as is appropriate for the resolution of any Pending Claim, pursuant to the terms and conditions of this Agreement and the Escrow Agreement, including the valuation methodologies and formulas set forth herein (it being understood that at such time that all Pending Claims are resolved by a Final Determination and all Released Indemnity Escrow Shares payable to Buyer pursuant to the terms and conditions of this Agreement and the Escrow Agreement, including the valuation methodologies and formulas set forth herein, any Indemnity Escrow Shares remaining in the Escrow Account shall be released to Seller);

(iv) any disbursement of any Indemnity Escrow Shares from the Escrow Account pursuant to this Section 2.7(b) shall be made promptly upon any applicable Final Determination, and, in all cases within three Business Days thereof, and each of Seller and Buyer shall use their respective commercially reasonable efforts to cause the Escrow Agent to make such disbursement within such time;

(v) in the event that either Party receives a release of any Indemnity Escrow Shares to which it is not entitled pursuant to the terms and conditions of this Agreement or the Escrow Agreement, such Party shall, (A) if another party is entitled to such Indemnity Escrow Shares at such time, transfer such Indemnity Escrow Shares to such other party, or (B) if no other party is entitled to such Indemnity Escrow Shares at such time, return such Indemnity Escrow Shares to the Escrow Agent to be redeposited into the Escrow Account to be held, safeguarded and released pursuant to this Section 2.7 and the terms and conditions of the Escrow Agreement;

(vi) Seller shall have the exclusive right to vote or to direct the vote of any Indemnity Escrow Shares held in the Escrow Account; and

(vii) Seller shall have the exclusive right to any Escrow Distributions (other than any rights the Shareholders and any former Shareholders entitled to the benefit of and rights to the Buyer Shares pursuant to the Organizational Documents of Seller may have), which shall be released to Seller promptly upon receipt by the Escrow Agent pursuant to the terms of the Escrow Agreement, and in all cases within three Business Days thereof, and each of Seller and Buyer shall use their respective commercially reasonable efforts to cause the Escrow Agent to make such disbursement within such time.

(c) Escrow Restrictive Legends. All book-entry positions representing any Indemnity Escrow Shares will bear or contain the Escrow Restrictive Legend, the Private Placement Legend to the extent provided in Section 5.11(e) and any legend expressly provided for in the Lockup Agreement; provided that upon the release of any Indemnity Escrow Shares pursuant to Section 2.7(b), Buyer shall cause the Escrow Restrictive Legend to be removed from all book-entry positions representing any such Released Indemnity Escrow Shares (and terminate any related stop-transfer orders) and take such other actions within Buyer’s control, or which could reasonably be expected to be in Buyer’s control, as may be necessary, advisable or reasonably requested by Seller in order for such Buyer Shares to be freely tradeable and not be subject to any restriction on transfer under the U.S. securities laws unless otherwise contemplated by Section 5.11 and the Lockup Agreement.

(d) Tax Treatment of Escrow Account. Seller shall be treated for Tax purposes as the owner of the Indemnity Escrow Shares and shall be subject to Tax on all interest and earnings earned in connection with the Indemnity Escrow Shares, and the Escrow Agreement shall provide that at the time any such Taxes are due, the Escrow Agent shall release to Seller an amount of the Indemnity Escrow Shares or Escrow Distributions from the Escrow Account, pursuant to the Escrow Agreement, sufficient to allow Seller to pay such Taxes.

Section 2.8 Payment of the Cash Consideration at the Closing.

(a) On or prior to the second Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Statement”) calculating and setting forth (i) the Estimated Working Capital, (ii) the Estimated Total Debt, (iii) the Estimated Cash and (iv) the Estimated Standalone Liabilities, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated and the components thereof. The Estimated Statement shall be prepared pursuant to the jointly developed illustrative purchase price adjustment calculation set forth in Exhibit D (the “Illustrative Purchase Price Adjustment”).

(b) Subject to Section 2.12 and Section 2.3, on the Closing Date, Buyer shall pay to Seller the Base Cash Consideration or the Alternative Base Cash Consideration plus the Intercompany Loan Allocation by wire transfer of immediately available funds to such account or accounts designated by Seller at least two Business Days prior to the Closing Date; provided that the Base Cash Consideration or the Alternative Base Cash Consideration (as the case may be) shall be (w)(i) increased, if the Estimated Working Capital minus the Threshold Working Capital is a positive number, on a dollar-for-dollar basis by the amount equal to (A) the Estimated Working Capital minus (B) the Threshold Working Capital or (ii) decreased, if the Estimated Working Capital minus the Threshold Working Capital is a negative number, on a dollar-for-dollar basis by the amount equal to (A) the Threshold Working Capital minus (B) the Estimated Working Capital, (x) decreased, on a dollar-for-dollar basis by the amount equal to the Estimated Total Debt (if any), (y) decreased, on a dollar-for dollar basis by the amount equal to the Estimated Standalone Liabilities, and (z) increased, on a dollar-for-dollar basis by the amount equal to the Estimated Cash (if any). The payments made pursuant to the immediately preceding sentence shall be subject to a post-closing adjustment pursuant to the provisions of Section 2.9.

(c) For the avoidance of doubt and without expanding any of the terms or conditions of this Agreement, it is understood that all the accrued and unpaid Transaction Fees and all other costs and expenses in connection with the Transactions for which the Company or its Subsidiaries are expressly responsible pursuant to the terms and conditions of this Agreement shall be accrued for all purposes, including IFRS purposes, on the consolidated books and records of the Company and its Subsidiaries prior to the Closing and shall constitute Current Liabilities for purposes of this Article II.

Section 2.9 Adjustment to Payment of the Cash Consideration at the Closing.

(a) Within seventy-five days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Initial Statement”) calculating and setting forth Buyer’s calculation of (i) the Working Capital as of the Closing Date (the amount calculated and set forth in such Initial Statement, the “Initial Working Capital”), (ii) the Total Debt as of the Closing Date (the amount calculated and set forth in such Initial Statement, the “Initial Total Debt”), (iii) the Cash as of the Closing Date (the amount calculated and set forth in such Initial Statement, the “Initial Cash”) and (iv) the Standalone Liabilities as of the Closing Date (the amount calculated and set forth in such Initial Statement, the “Initial Standalone Liabilities”), which statement shall include a worksheet setting forth in reasonable detail how such amounts were calculated and the components thereof. The Initial Statement shall be prepared pursuant to the Illustrative Purchase Price Adjustment. If Buyer does not deliver the Initial Statement to Seller within seventy-five days following the Closing Date, then, at the election of Seller, either (A) Seller may prepare and present the Initial Statement within an additional seventy-five days thereafter, and in connection therewith, Buyer shall permit Seller and its Representatives to review the financial books, ledgers and records of the Business and make reasonably available to Seller the employees and accountants of the Business for purposes thereof or (B) the Estimated Working Capital, the Estimated Total Debt, the Estimated Cash and the Estimated Standalone Liabilities shall be deemed to be the Final Working Capital, the Final Total Debt, the Final Cash and Final Standalone Liabilities, respectively, in each case in accordance with the last sentence of Section 2.9(f). If Seller prepares the Initial Statement in accordance with the immediately preceding sentence, all references to “Seller” in Section 2.9(b), Section 2.9(d) and Section 2.9(e) shall be deemed to be references to “Buyer” and all references to “Buyer” in Section 2.9(b), Section 2.9(d) and Section 2.9(e) shall be deemed to be references to “Seller.”

(b) During the seventy-five days immediately following Seller’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Buyer shall permit Seller and its Representatives to review Buyer’s working papers and any working papers of Buyer’s independent accountants, in each case, relating to the preparation of the Initial Statement and the calculations of the Initial Working Capital, the Initial Total Debt, the Initial Cash and the Initial Standalone Liabilities as well as the accounting and financial books, ledgers and records related thereto (the “Financial Records”), and Buyer shall make reasonably available to Seller the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement, the Initial Working Capital, the Initial Total Debt, the Initial Cash and the Initial Standalone Liabilities. Seller acknowledges and agrees that access to the working papers of Buyer’s independent accountants may be conditioned upon Seller’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Buyer’s independent accountants.

(c) Seller and Buyer shall, following the Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.9(f), take all commercially reasonable actions necessary or desirable to maintain, preserve and make available to the other Party all Financial Records, policies and procedures on which the Estimated Statement or the Initial Statement is based or on which the Final Statement is to be based so as not to impede or delay the determination of the Final Working Capital, the Final Total Debt, the Final Cash and the Final Standalone Liabilities or the preparation of the Notice of Purchase Price Adjustment Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(d) In the event that Seller concludes that any of the Initial Statement, the Initial Working Capital, the Initial Total Debt, the Initial Cash or the Initial Standalone Liabilities has not been prepared on the basis required by this Agreement, Seller shall submit a written notice to Buyer on or prior to the expiration of the Purchase Price Adjustment Review Period (the “Notice of Purchase Price Adjustment Disagreement”), which notice shall set forth in reasonable detail the basis of Seller’s disagreement, the amounts involved and the proposed determination of the amount of the Initial Working Capital, the Initial Total Debt, the Initial Cash and Initial Standalone Liabilities. If no Notice of Purchase Price Adjustment Disagreement is delivered to Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement, the Initial Working Capital, the Initial Total Debt, the Initial Cash and Initial Standalone Liabilities set forth in the Initial Statement shall be deemed to have been accepted by Seller and shall become final, binding and non-appealable upon Seller and Buyer as of the last day of the Purchase Price Adjustment Review Period in accordance with the last sentence of Section 2.9(f).

(e) During the thirty days immediately following the delivery of the Notice of Purchase Price Adjustment Disagreement (the “Purchase Price Adjustment Consultation Period”), Seller and Buyer shall attempt, each acting reasonably, to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price

Adjustment Disagreement. During the Purchase Price Adjustment Consultation Period, Seller shall permit Buyer and its Representatives to review Seller’s working papers and any working papers of Seller’s independent accountants, in each case, relating to the preparation of the Notice of Purchase Price Adjustment Disagreement and Seller’s calculation of the Initial Working Capital, the Initial Total Debt, the Initial Cash and Initial Standalone Liabilities, and Seller shall make reasonably available to Buyer the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Notice of Purchase Price Adjustment Disagreement, and the Initial Working Capital, the Initial Total Debt, the Initial Cash and Initial Standalone Liabilities calculations set forth therein. Buyer acknowledges and agrees that access to the working papers of Seller’s independent accountants may be conditioned upon Buyer’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Seller’s independent accountants.

(f) If, at the end of the Purchase Price Adjustment Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then Seller and Buyer shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP (or such other independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreed by Seller and Buyer) (the “Independent Accountant”). In the event Ernst & Young LLP or such other mutually agreed accounting firm refuses or is otherwise unable to act as the Independent Accountant, or Buyer and Seller are unable to agree on the selection of the Independent Accountant within ten days following the end of the Purchase Price Adjustment Consultation Period, either Seller or Buyer may request the American Arbitration Association or the International Chamber of Commerce to appoint such a firm, and such appointment shall be final, binding and non-appealable on the Parties, in which event “Independent Accountant” shall mean such firm. Within thirty days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant will make a final determination on the basis of the Illustrative Purchase Price Adjustment and in accordance with this Section 2.9(f), of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement and such determination, absent fraud or manifest error, shall be final, binding and non-appealable. There shall be no ex parte communications between Seller (or its Representatives) or Buyer (or its Representatives), on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by Seller and Buyer of their respective positions on the matters in dispute and written answers by Seller and Buyer to written questions from the Independent Accountant. The Independent Accountant shall select only the position as to the amount of any disputed line item as presented by either Seller (on the one hand) or Buyer (on the other hand) in any Notice of Purchase Price Adjustment Disagreement or in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, subject to the first sentence of Section 2.9(g), the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute. The statement of the Working Capital, the Total Debt, the Cash and the Standalone Liabilities as of the Closing Date and the determination of the Working Capital, the Total Debt, the Cash and the Standalone Liabilities therefrom that are final, binding and non-appealable on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise) pursuant to Section 2.9(a), Section 2.9(d) and this Section 2.9(f) or through the determination of the Independent Accountant pursuant to this Section 2.9(f), are referred to herein as the “Final Working Capital,” the “Final Total Debt,” the “Final Cash” and the “Final Standalone Liabilities,” respectively and together, the “Final Statement.”

(g) The cost of the Independent Accountant’s review and determination shall be borne by Seller and Buyer in proportion to those matters submitted to the Independent Accountant pursuant to Section 2.9(f) that are resolved against that Party, with such proportionate allocation being determined by the Independent Accountant at the time it makes its final determination in accordance with Section 2.9(f). During the review by the Independent Accountant, Seller, Buyer and their respective Representatives shall each make available to the Independent Accountant such individuals and such information, books, records and work papers as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.9(f); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h) The “Post-Closing Adjustment” shall be the amount equal to the sum of: (i) the Final Working Capital minus the Estimated Working Capital; (ii) the Estimated Total Debt minus the Final Total Debt; (iii) the Final Cash minus the Estimated Cash; and (iv) the Estimated Standalone Liabilities minus the Final Standalone Liabilities. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay in cash the amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, then Seller shall pay in cash the amount equal to the Post-Closing Adjustment to Buyer. Any such payment shall be made by wire transfer of immediately available funds to such account or accounts designated by Seller or Buyer (as applicable) within five Business Days after the Final Working Capital, Final Total Debt, Final Cash and Final Standalone Liabilities become such, together with interest thereon, from and including the Closing Date through the date on which the Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.11.

(i) Notwithstanding anything to the contrary herein or in any other Contract, understanding or any conflict policy in place at Buyer or any of its Affiliates or any employment or other arrangement, following the Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.9(f), the individuals set forth on Section 2.9(i) of the Seller Disclosure Schedule, with respect to any activities related to the preparation, evaluation and delivery of the Notice of Purchase Price Adjustment Disagreement, the Initial Statement and any other instrument, document, and calculation and any activities incidental thereto, shall exclusively work for and perform such duties related thereto for the benefit of Seller and not for or the benefit of Buyer or any of its Subsidiaries.

Section 2.10 Tax Treatment of Adjustment to Purchase Price. All payments made pursuant to Section 2.9 shall be treated as adjustments to the Aggregate Consideration for Tax purposes, to the maximum extent permitted by Law.

Section 2.11 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest.

Section 2.12 Payments. Buyer shall make any payment due to Seller pursuant to this Article II by no later than 9:59 a.m., New York City time, on the day when due (unless otherwise consented to in writing by Seller). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the Party receiving such payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the confidential disclosure schedule, dated as of the date hereof, delivered by Seller to Buyer on or prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the date hereof (or as of such other date and time as may be expressly provided herein) as set forth in this Article III:

Section 3.1 Organization, Due Authorization and Enforceability.

(a) Seller is an exempted company duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of Bermuda.

(b) Seller has all requisite organizational power and authority to execute and deliver this Agreement and each of the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Seller’s Subsidiaries has all requisite organizational power and authority to execute and deliver any Transaction Agreement to which it is or will be a party and to perform its obligations thereunder and to consummate the applicable transactions contemplated thereby.

(c) The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is or will be a party, the performance of the Seller’s obligations hereunder and the consummation of the Transactions and the performance of each of the Seller’s Subsidiaries’ obligations under the Transaction Agreements to which it is or will be a party and the consummation of the applicable transactions, in each case have been duly and validly authorized and, other than the Required Shareholder Approval and Transfer Requirements, no additional organizational or shareholder authorization or consent of Seller or its Subsidiaries is required in connection with the execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and the Transaction Agreements to which it is or will be a party (as the case may be), the performance of the Seller’s or any of its Subsidiaries’ obligations hereunder and thereunder or the consummation of the Transactions or applicable transactions contemplated by the Transaction Agreements.

(d) At a meeting duly called and held, the Ownership Board has (i) approved and adopted in all respects this Agreement, the Transaction Agreement and the Transactions and (ii) resolved to recommend approval and adoption of this Agreement and the Transactions by the Shareholders, and a copy of the resolutions of the Ownership Board or any other appropriate corporate documents authorizing the execution and delivery of this Agreement and the consummation of the Transactions will be made available to Buyer promptly following the date hereof.

(e) This Agreement and the Transaction Agreements to which Seller and each of its Subsidiaries are or will be a party have been or will be duly executed and delivered by Seller and each of its Subsidiaries party thereto, assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of Seller and each of its Subsidiaries party thereto, enforceable against Seller and each of its Subsidiaries party thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

(f) Each of the Company and its Subsidiaries is a legal entity, duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the applicable jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and assets, and to carry on its business as currently conducted by such entity and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of such properties or assets or the conduct of such business by such entity requires such qualification, except for failures to be so organized, qualified or in good standing, as the case may be, that would not, individually or in the aggregate, prevent or materially delay or impair the ability of Seller to consummate the Transactions. The Organizational Documents of the Company and its Subsidiaries are in full force and effect and, since September 30, 2012, neither the Company nor any of its Subsidiaries is or has been in violation, in any material respects, with the terms of such Organizational Documents or any voting, distribution, governance or other rights of any shareholders of the Company or any of its Subsidiaries. Correct and complete copies of Organizational Documents of the Company and each of its Subsidiaries have been made available to Buyer as of the date of this Agreement.

Section 3.2 Capital Structure; Subsidiaries.

(a) The authorized capital stock of the Company consists of 4,000 Ordinary Shares, each of which were issued and outstanding as of date of this Agreement and 2,295.478 CPECs. All of the outstanding Shares have been duly authorized and are validly issued and, with respect to the Ordinary Shares, fully paid. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued and fully paid, is owned either directly or indirectly by the Company, free and clear of Encumbrances (other than those Encumbrances arising pursuant to applicable securities laws and this Agreement or resulting from the actions of Buyer or any of its Affiliates) and as of the date of this Agreement, there are no other outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no preemptive or other outstanding rights, depository receipts issued for any of the Shares, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries (or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries), and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.2(b) of the Seller Disclosure Schedule sets forth as of the date of this Agreement (i) each of the Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company). Seller has made available to Buyer a copy of the current organizational structure of the Company and its Subsidiaries.

Section 3.3 Consents and Approvals.

(a) Except in connection, or in compliance, with (i) the notification and waiting period requirements of the HSR Act and other applicable Antitrust Laws of the jurisdictions set forth in Section 3.3(a)(i) of the Seller Disclosure Schedule and (ii) the consents, approvals, waivers, authorizations, notifications and filings required by applicable Laws that are set forth in Section 3.3(a)(ii) of the Seller Disclosure Schedule (the items set forth in clauses (i) and (ii) of this Section 3.3(a), the “Seller Government Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller, the Company or any of their respective Affiliates from, or to be given by Seller, the Company, or any of their respective Subsidiaries to, or be made by Seller, the Company or any of their respective Subsidiaries with, any Government Entity in connection with the execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Transaction Agreements to which each is or will be party or the consummation of the Transactions, except as would not reasonably be expected to, individually, or in the aggregate, have a Company Material Adverse Effect.

(b) Except for the Required Shareholder Approval, Transfer Requirements and the consents, approvals, waivers, authorizations, notices or filings set forth in Section 3.3(b) of the Seller Disclosure Schedule (each, a “Third-Party Consent”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller, the Company or any of their respective Subsidiaries from, or to be given by Seller, the Company or any of their respective Subsidiaries to, or be made by Seller, the Company or any of their respective Subsidiaries with, any Person that is not a Government Entity in connection with the execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Transaction Agreements to which each is or will be party or the consummation of the Transactions, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect prevent or materially delay or impair the ability of Seller to consummate the Transactions.

Section 3.4 Non-Contravention. Assuming the receipt of the Required Shareholder Approval, the Third-Party Consents, the Seller Government Approvals and the satisfaction of the Transfer Requirements, the execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Transaction Agreements to which each is or will be a party and the consummation of the Transactions will not constitute or result (a) in a violation of any provision of the Organizational Documents of Seller, the Company or any of its Subsidiaries, (b) in a conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, the Company or its Subsidiaries or to a loss of any benefit to which Seller, the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Seller, the Company or any of its Subsidiaries or result in the breach of, or constitute a default under, any Company Material Contract or Company Benefit Plan or (c) in a violation of any Law to which Seller is subject, other than, in the cases of the foregoing clauses (b) and (c) of this Section 3.4, conflict, breach, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay or impair the ability of Seller to consummate the Transactions.

Section 3.5 Title to the Shares. Seller has good and valid title to all Shares, free and clear of all Encumbrances (other than those Encumbrances arising pursuant to applicable securities laws and this Agreement or resulting from the actions of Buyer or any of its Affiliates), and upon the valid execution of the Instrument of Transfer on the Closing Date and satisfaction by Buyer of its payment obligations pursuant to Article II and its obligations pursuant to Section 5.22, good and valid title to the Shares, free and clear of all Encumbrances (other than those Encumbrances arising pursuant to applicable securities laws and this Agreement or resulting from the actions of Buyer or any of its Affiliates) will pass to Buyer.

Section 3.6 Financial Statements.

(a) Seller has made available to Buyer (i) the unaudited consolidated profit and loss accounts, statements of total recognized gains and losses, statements of movements in equity shareholders’ funds, balance sheets, statements of cash flows, and the notes (if any) to each of the foregoing consolidated statements for the Company and its Subsidiaries on a consolidated basis for the nine months ended June 30, 2015 (the “Company Unaudited Interim Financial Statements”) and (ii) the audited consolidated profit and loss accounts, statements of total recognized gains and losses, statements of movements in equity shareholders’ funds, balance sheets, statements of cash flows, and the notes to each of the foregoing consolidated statements for the Company and its Subsidiaries on a consolidated basis for the fiscal year ended September 30, 2014 (the “Company Audited Financial Statements” and, together with the Company Unaudited Interim Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with IFRS consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis, in each case, as of the dates and for the periods presented, and subject, in the case of the Company Unaudited Interim Financial Statements, to audit and year-end adjustments that are not reasonably expected to be material in amount or effect.

(b) The audited consolidated profit and loss accounts, statements of total recognized gains and losses, statements of movements in equity shareholders’ funds, balance sheets, statements of cash flows, and the notes to each of the foregoing consolidated statements for the Company and its Subsidiaries on a consolidated basis for the fiscal year ended September 30, 2015 (“2015 Company Financial Statements”), if delivered to Buyer pursuant to Section 5.6, will be prepared from and will be consistent with the Books and Records and will be prepared in accordance with IFRS consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of the dates and for the periods presented.

Section 3.7 Books and Records. The Books and Records have been kept accurately in all material respects in the Ordinary Course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects, and the corporate records and minute books of the Company and each of its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.

Section 3.8 Absence of Liabilities. Except as reflected, reserved against or otherwise disclosed in the Company Financial Statements, the Business has no Liabilities required to be set forth in a balance sheet under IFRS, other than Liabilities arising in the Ordinary Course of business after the date of the Company Financial Statements or that has not resulted in or would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.9 Absence of Changes.

(a) Except as contemplated by this Agreement, since September 30, 2014 and through the date of this Agreement, the Company and its Affiliates have conducted the Business in the Ordinary Course.

(b) Except as contemplated by this Agreement, since September 30, 2014 and through the date of this Agreement, there has not occurred any Change in the Business, the Company or any of its Subsidiaries that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 3.10 Litigation and Claims.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened in writing, against the Company or any of the Company’s Subsidiaries in connection with the assets or properties of the Company, the Business or any of its Subsidiaries or the Transactions, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or prevent or materially delay or impair the ability of Seller to consummate the Transactions.

(b) As of the date hereof, none of the assets or properties of the Company or any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any Government Entity or any arbitrator or arbitrators, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or prevent or materially delay or impair the ability of Seller to consummate the Transactions.

(c) As of the date hereof, to the Knowledge of Seller, none of the directors or senior officers of the Company or any of its Subsidiaries is subject to any order, writ, judgment, award or injunction of any Government Entity that expressly prohibits such individual from engaging in or continuing any conduct or practice relating to the management of the Business as currently conducted, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or prevent or materially delay or impair the ability of Seller to consummate the Transactions.

(d) As of the date hereof, to the Knowledge of Seller, there is no commercial dispute or commercial disagreement between any current or former client or customer of the Company, the Business or any of its Subsidiaries and the Company or any of its Subsidiaries, as the case may be, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or prevent or materially delay or impair the ability of Seller to consummate the Transactions.

Section 3.11 Taxes.

(a) Except for such violations, breaches or events that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect:

(i) all material Tax Returns that are required to be filed by the Company or any of its Subsidiaries on or before the date of this Agreement have been duly filed, all such Tax Returns are complete and accurate in all material respects; all amounts shown to be due and owing thereon have been or will be duly and timely paid; adequate provision has been made on the financial statements of the Company or any of its Subsidiaries for the payment of Taxes not yet due and payable;

(ii) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party;

(iii) neither the Company nor any of its Subsidiaries has received any written notice from a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction;

(iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; there is no power of attorney granted and currently in force with respect to Taxes relating to the Company or any of its Subsidiaries;

(v) no issues that have been raised by the relevant Tax Authority in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, unless the validity or amount thereof is being contested by the Company or one of its Affiliates in good faith by appropriate action;

(vi) neither the Company nor any of its Subsidiaries is a party to any Company Material Contract with any Person under which any such entity has agreed to share any Tax Liability;

(vii) there are no Encumbrances for Taxes, except for Permitted Encumbrances, upon any of the assets of the Company; and

(viii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 3.11 constitute the sole representations and warranties of the Company relating to any Tax Law or any other Tax matter.

Section 3.12 Company Employees and Employee Benefits.

(a) Seller has made available to representatives of Buyer copies of the current employment contracts for the members of the Company’s global executive team whose names are set forth in Section 3.12(a) of the Seller Disclosure Schedule.

(b) All material benefit and compensation plans, Contracts and policies of the Company, any of its Subsidiaries or any other entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or that is maintained, sponsored or contributed to by the Company, its Subsidiaries or an ERISA Affiliate, or which the Company, its Subsidiaries or an ERISA Affiliate has any obligation to maintain, sponsor or contribute, or with respect to which the Company, its Subsidiaries or an ERISA Affiliate has any direct or indirect liability, whether contingent or otherwise, including any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, short-term disability, vacation and severance plans and all employment, severance and change in control agreements, and including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Company Benefit Plans”), are listed on Section 3.12(b) of the Seller Disclosure Schedule. Seller has provided or made available to Buyer correct and complete copies (as of the date of this Agreement) of all of the material Company Benefit Plans, and the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan which is a defined benefit pension plan.

(c) None of the Company or any ERISA Affiliate, maintains or contributes to, or has within the past six years maintained or contributed to, a U.S. “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of the Company, its Subsidiaries or any ERISA Affiliate has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them in the U.S. As of the date hereof, the Company has properly accrued for any incurred unpaid claims under all Company Benefit Plans which are “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA, whether or not sponsored within the United States and subject to ERISA, with the exception of any medical expense reimbursement arrangements subject to Section 125 of the Code and similar plans outside of the United States) in accordance with applicable accounting standards.

(d) Except as would not result in material liability to the Company and its Subsidiaries, in the aggregate, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code: (i) the Company and ERISA Affiliates have met the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA and no waiver of the minimum funding standards under Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA has been applied for or obtained; (ii) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings or threatened to institute proceedings to terminate any such Company Benefit Plan; (iii) no other event or condition has occurred that could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan; and (iv) none of the Company or any ERISA Affiliate have incurred, nor are they reasonably expected to incur, any liability to the PBGC with respect to any transaction described in ERISA Section 4069.

(e) Neither the Company nor any of its subsidiaries nor any member of its affiliated group within the meaning of Section 280G, including Q&A-46 of Treasury Regulations Section 1.280G 1, has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten agreement, plan, arrangement or other Contract by which the Company or any of its subsidiaries are bound to compensate any individual for taxes paid pursuant to Section 4999 or Section 409A(a)(1)(B) of the Code.

(f) All Company Benefit Plans are in substantial compliance with all applicable Laws (including applicable reporting and notice requirements) and have received all required approvals or certification of appropriate Government Entities and no events or circumstances have occurred which are likely to materially prejudice such approval or certification. Each Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is required. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect, or is entitled to rely upon a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(g) Since September 30, 2014, there has been no amendment to, or announcement by the Company or any of its Subsidiaries in respect of the Company Employees relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefor for the year ended September 30, 2014.

(h) Neither the execution of this Agreement, nor the consummation of the Transactions will (i) entitle any Company Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans to any Company Employees. Except as required by applicable legal requirements, no condition exists that would prevent Company or any of its Subsidiaries from terminating or amending any Company Benefit Plan at any time for any reason in accordance with the terms of each such Company Benefit Plan without the payment of any material fees, costs or expenses (other than the payment of benefits accrued on the Company balance sheet and any normal and reasonable expenses typically incurred in a termination event).

(i) To the Knowledge of Company, there are no pending investigations by any Government Entity involving any Company Benefit Plan, and no Pending Claims (except for claims for benefits payable in the normal operation of such Company Benefit Plan), suits or proceedings against such Company Benefit Plan or asserting any rights or claims to benefits under such Company Benefit Plan.

(j) Except where it is not material, the fair market value of the assets of each funded Company Benefit Plan, the liability of each insurer for any Company Benefit Plan funded through insurance, or the book reserve established for any Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Company Benefit Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan and the consummation of the transactions contemplated by this Agreement shall not cause such assets or insurance obligations to be less than such benefit obligations. The Company and its Subsidiaries may, without cost, withdraw their employees, directors, officers and consultants from any employee benefit plan in which the Company is a participating employer and which the Company does not sponsor.

(k) None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council, or other employee representative body, and to the Knowledge of Seller, there are no activities or proceedings of any labor union or other labor organization to organize or establish representation of any such employees. The Company is not a party to or otherwise bound by any collective bargaining agreement, works council agreement, or other collective agreements with respect to its employment of Company Employees. Since September 30, 2012, neither the Company nor any of its Subsidiaries has been subject to any slowdown, work stoppage, lockout, strike, union organizing activity, or any similar labor dispute, and to the Knowledge of Seller, no such activity is threatened against the Company or any of its Subsidiaries. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the transactions contemplated in this Agreement.

(l) The Company and its Subsidiaries have complied in all material respects with all applicable Laws related to the employment and employment practices, including, but not limited to, Laws related to terms and conditions of employment, wages and other compensation, worker classification, hours of work, leaves of absence, equal employment opportunity, immigration, and occupational health and safety. There are no Actions pending or, to the Knowledge of Seller, threatened involving any present or former Company Employee or group of present or former Company Employees.

(m) With respect to each Company Benefit Plan, all material benefits to be provided under such plan in respect of Company Employees that have accrued in accordance with applicable Law on or prior to the Closing Date (i) have been paid, (ii) are in the process of being timely paid and/or (iii) are properly reflected on the Books and Records and other financial reports of the Company.

Section 3.13 Compliance with Laws.

(a) Since September 30, 2012, (i) the Business has not been and is not being conducted in and to the Knowledge of Seller, is not under formal investigation with respect to any violation of any applicable Law, (ii) neither the Company nor any of its Subsidiaries has received any written notice alleging any violation under any applicable Law and to the Knowledge of Seller, has not been threatened to be charged with any violation under any applicable Law and (iii) the Company and its Subsidiaries have all Permits necessary for the conduct of the Business as currently conducted, except, with respect to each of the foregoing clauses (i), (ii) and (iii) of this Section 3.13(a), for any violation, possible violation, noncompliance or failure to have such Permits that has not or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business, the Company or any of its Subsidiaries (taken as a whole); it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.

(b) Section 3.13(b) of the Seller Disclosure Schedule correctly describes each material Permit necessary for the conduct of the Business as currently conducted together with the name of the Government Entity issuing such Permit. The Company and its Subsidiaries’ material Permits are valid and in full force and effect and neither the Company nor any Subsidiary is in material default under, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default under, such material Permits and none of such material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, except for such invalidity, default or impairment that would not reasonably be expected, individually or in the aggregate, to be material to the Business.

(c) The Company, its Subsidiaries and their respective owners, officers, directors, employees and agents are in material compliance with and since September 30, 2012, have complied in all material respects with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.); (B) the provisions of the United Kingdom Bribery Act of 2010; and (C) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries in any material respect (collectively, the “Anti-Bribery Laws”) and since September 30, 2012, none of the Company or any of its Subsidiaries (A) has received any written notice, request or citation alleging actual or potential violation of any Anti-Bribery Laws or (B) made a voluntary disclosure to any Government Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Laws. The Company and its Subsidiaries (I) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws and (II) have maintained and will maintain such policies and procedures in force.

(d) Since September 30, 2012, none of the Company or any of its Subsidiaries is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(e) Since September 30, 2012, none of the Company or any of its Subsidiaries is in violation of any applicable Sanctions and Export Laws. The Company and its Subsidiaries (i) have instituted policies and procedures reasonably designed to ensure compliance with all applicable Sanctions and Export Laws and (ii) have maintained and will maintain such policies and procedures in force.

(f) As of the date hereof, neither the Company nor any Subsidiary has in effect any Contract (i) in any OFAC Sanctioned Country or (ii) with or where the benefit of such Contract is for a Prohibited Person.

(g) As of the date hereof, (i) there is no pending or, to the Knowledge of the Company, there is no threatened claim or actual investigation against the Company or any of its Subsidiaries, (ii) no written order has been imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries by any Government Entity and (iii) since September 30, 2012 no voluntary disclosure has been made to a Government Entity by the Company or any of its Subsidiaries, in each case, directly in connection with an alleged violation of any Sanctions and Export Law.

Section 3.14 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. The Company and its Subsidiaries possess all Permits required under applicable Environmental Laws for the operation of the Business as presently conducted other than those the absence of which is not, individually or in the aggregate, material to the Business. Neither the Company nor to the Knowledge of Seller any of its Subsidiaries has received any written claim, notice of violation or citation from any Government Entity concerning any violation or alleged violation of any applicable Environmental Law since September 30, 2011, other than those violations or alleged violations would not be material to the Business. There are no Actions pending or, to the Knowledge of Seller, threatened in writing concerning compliance by the Company or any of its Subsidiaries with any Environmental Law except for those that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (i) to the Knowledge of Seller, no aboveground or underground storage tanks are located on or under the owned real property of the Company or its Subsidiaries reflected in the Company Financial Statements other than in compliance with Environmental Laws; (ii) to the Knowledge of Seller, no parcel of owned real property of the Company or its Subsidiaries reflected in the Company Financial Statements is listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any similar list of hazardous waste sites maintained by any federal, state or local agency; and (iii) no parcel of owned real property reflected in the Company Financial Statements is now being used (x) as a landfill, dump, or for other disposal, of Hazardous Materials or (y) for the dispensing of gasoline or other petroleum fuels or the disposal, storage, transfer of any Hazardous Materials except in compliance in all material respects with applicable Environmental Laws.

(c) Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of the Company relating to any Environmental Law or any other environmental matters.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have sufficient rights to use all Material Company Intellectual Property. Each item of Material Company Intellectual Property that is material to the Business as currently conducted either is (i) solely and exclusively owned by one or more of the Company and/or any of its Subsidiaries, or (ii) exclusively and, to the Knowledge of Seller, duly and validly licensed to one or more of the Company and/or such Subsidiaries for use in the manner currently used by the Company and/or such Subsidiaries in the conduct of the Business, as currently conducted. The Company and its Subsidiaries have not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted or agreed to grant any exclusive license of or exclusive right to use, any Material Company Intellectual Property that is material to the Business as currently conducted. Notwithstanding any of the foregoing, none of the representations and warranties set forth in this Section 3.15(a) shall be construed as or deemed to be a representation or warranty regarding the non-infringement, non-misappropriation or non-violation of any Intellectual Property rights of any other Person.

(b) Section 3.15(b) of the Seller Disclosure Schedule includes a complete and accurate list of all: (i) Company Registered Intellectual Property, specifying as to each (A) the nature of such right, (B) the name of the current record owner thereof, (C) the jurisdiction in which such right has been issued or recorded or in which an application for such a registration, certificate or similar document is pending and (D) any applicable registration, certificate or application number; and (ii) domain names that are material to the Business.

(c) Except as it would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the Business (taken as a whole), the Owned Material Company Intellectual Property and, to the Knowledge of Seller, Licensed Material Company Intellectual Property, and, in each case, the use thereof and the operation of the Business as conducted since September 30, 2012 do not: (i) infringe or misappropriate any Intellectual Property of any Third Party; (ii) violate any right to privacy or right of publicity of any Third Party; and/or (iii) defame any Third Party. Except as it would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the Business (taken as a whole), neither the Company nor any of its Subsidiaries has, since September 30, 2012, received any written notice or written claim from any Third Party: (A) asserting any ownership interest in any Material Company Intellectual Property; or (B) of any actual or alleged infringement, misappropriation or unauthorized use or disclosure by the Company and/or any of its Subsidiaries of any Intellectual Property owned by a Third Party, defamation of any Third Party, or violation of any right to privacy or right of publicity of any Third Party by the Company and/or any of its Subsidiaries. To the Knowledge of Seller, since September 30, 2012, no Third Party is infringing or misappropriating any Material Company Intellectual Property.

(d) Except for any disclosures to any Third Party of the confidential information of the Company and/or any of its Subsidiaries that has not or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, any disclosures to any Third Party of such confidential information has been pursuant to customary disclosure and use obligations consistent with industry practices.

(e) To the Knowledge of Seller, the Company and its Subsidiaries do not use any Open Source Software in or in combination with any Software that is Owned Material Company Intellectual Property in a manner that requires that any such Software that is Owned Material Company Intellectual Property be (i) disclosed or distributed in source code form; (ii) licensed for the purposes of making derivative works; or (iii) redistributable at no charge, except, in each case of the foregoing clauses (i) through (iii) of this Section 3.15(e), as would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the Business (taken as a whole).

(f) Each item of the Company Registered Intellectual Property and, to the Knowledge of Seller, any unregistered Trademarks owned by the Company or any of its Subsidiaries that, in each case, is material to the Business (i) is subsisting, (ii) has not been allowed to lapse, been abandoned or passed into the public domain (other than any such Intellectual Property that was intentionally abandoned prior to the Closing based on a reasonable business judgment not to maintain such Intellectual Property) and (iii) is free and clear of any Encumbrances (other than any Permitted Encumbrance and those arising pursuant to this Agreement).

(g) Section 3.15(g) of the Seller Disclosure Schedule contains a complete and accurate list of all Social Media Accounts that are material to the Business and that the Company and/or any of its Subsidiaries uses, operates and maintains on a consistent basis. To the Knowledge of Seller, all use of the Social Media Accounts complies with all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts in all material respects.

(h) In carrying out the Business as currently conducted, if any Third Party software applications used by or on behalf of the Company or any of its Subsidiaries to deliver, provide or otherwise make available any of the Material Company Intellectual Property to its clients required replacement, it is reasonably expected that other Third Party software applications possessing substantially comparable functionality would be commercially available on commercially reasonable terms.

(i) The Company and its Subsidiaries have implemented and maintained a data security plan that is intended to maintain commercially reasonable administrative, technical and physical safeguards to protect User Data against loss, damage and unauthorized access and use, and, to the Knowledge of Seller, (A) the Company’s and its Subsidiaries’ IT Assets operate and perform in all material respects (x) in accordance with their documentation and functional specifications and (y) otherwise as required for the conduct of the Business as currently conducted, and (B) there has been no material failure of any of the Company’s and its Subsidiaries’ IT Assets since September 30, 2012 which has not been resolved or is not in the process of being promptly resolved.

(j) Except for those that would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the Business (taken as a whole), (i) since September 30, 2012, the Company and its Subsidiaries have complied with all applicable Laws, and all rules, policies and procedures established by the Company or any of its Subsidiaries (including the Company Privacy Policies), with respect to the collection, storage, use, transfer (including cross-border transfer), disclosure and other processing of Personal Information; (ii) since September 30, 2012, no written claims have been asserted (including any written claim by a Government Entity) or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries by any Third Party (including any claim by a Government Entity) alleging a material violation of any Third Party’s privacy rights under any such applicable rules, policies or procedures or any applicable Law; and (iii) to the Knowledge of Seller, since September 30, 2012, there has been no (A) unauthorized access to or other misuse of Personal Information of the clients or customers of the Company and/or its Subsidiaries in any material respect requiring under applicable Law that the Company and/or any of its Subsidiaries notify such clients or customers of such unauthorized access or misuse or (B) loss, damage, unauthorized use or unauthorized disclosure, or breach of security of Personal Information maintained by or on behalf of any of the Company and/or any of its Subsidiaries. With respect to all Personal Information within the possession of the Company and its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable steps intended to protect such information against loss and against unauthorized access, use, adverse modification, disclosure or intentional misuse. Since September 30, 2012, all the reports, data and other information provided by the Company and its Subsidiaries to Third Party subscribers of “PayNet” commercial services have been provided without disclosing any Personal Information (i) in violation of applicable Law or (ii) in a manner other than in an aggregated and anonymized format.

Section 3.16 Contracts.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries are party or by which any of them or their or Seller’s material assets are bound (the “Company Material Contracts”):

(i) any Contract not made in the Ordinary Course of business which is material to the Company or any of its Subsidiaries, taken as a whole, and is to be performed in whole or in material part on or after the date of this Agreement;

(ii) any partnership, joint venture or similar Contract to which the Company or any of its Subsidiaries is a party, including those that involve data-sharing or marketing;

(iii) any option, franchise or similar agreement;

(iv) any agreement relating to the acquisition or disposition of any business (whether by merger, amalgamation, plan of arrangement, sale of stock, sale of assets or otherwise), material assets or properties or any capital stock or other equity interest of the Company or its Subsidiaries, in each case under which the Company or any of its Subsidiaries has any executory indemnification obligations;

(v) any Contract (other than a Contract described in one of the other provisions of this Section 3.16(a) without giving effect to any dollar or other limitation contained therein) pursuant to which the Company or any of its Subsidiaries, taken as a whole, is or could become obligated to pay or receive a total of more than $1 million in any calendar year or more than $5 million during the life of the Contract, in each case other than those which may be terminated or canceled by any party thereto on ninety days’ or less notice without the payment of any material penalty or other payment obligation;

(vi) except for the Organizational Documents of Seller, any Contract that contains any restriction on the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or to provide services generally or in any market segment or any geographic area before or after the Closing;

(vii) any Contract or arrangement under which the Company or any of its Subsidiaries has incurred or become liable for any Indebtedness that is currently outstanding and which has an aggregate principal amount in excess of $5 million;

(viii) any Contract with a Company Client;

(ix) any Contract involving Indebtedness of the Company or any of its Subsidiaries under which the Company and its Subsidiaries are liable for a principal amount in excess of $2 million;

(x) any Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person or any of its Affiliates;

(xi) any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xii) any employment, consulting or professional services Contract that is not terminable at will or for convenience by the Company on less than thirty days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $350,000 annually;

(xiii) any material collective bargaining agreement, labor union contract, or works council or trade union agreement; and

(xiv) any Contract (other than a Contract described in one of the other provisions of this Section 3.16(a) without giving effect to any dollar or other limitation contained therein) which, if terminated prior to its current expiration date, would reasonably be expected to be material to the Business; provided, however, that Company Material Contracts shall not include any Company Benefit Plans.

(b) Seller has delivered or made available to Buyer or its Representatives a complete and accurate copy of each Company Material Contract.

(c) Each Company Material Contract (i) is a valid and binding obligation of the Company and/or its Subsidiaries that are party thereto, as the case may be, and to the Knowledge of Seller, each other party thereto, (ii) is in full force and effect, (iii) and with respect to any Company Material Contract where a Government Entity is a party thereto, each such Contract was legally awarded in compliance with Law and (iv) is enforceable against the Company and/or such of its Subsidiaries that are party thereto, as the case may be, and to the Knowledge of Seller is enforceable against each other party thereto in accordance with the express terms thereof, subject to the Bankruptcy and Equity Exception.

(d) There does not exist under any Company Material Contract any violation, breach or event of default, on the part of the Company or any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto and, with respect to any Government Contract or Government Bid, the Company and its Subsidiaries (as applicable) have complied with all applicable Laws with respect to each such Government Contract and Government Bid (and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has been made aware of any violation or breach of such Laws, or active investigation into the Seller’s compliance with such Laws) in all material respects and have not received a substantially adverse or negative past performance evaluation or rating that would reasonably be expected to adversely affect the future award of such a Contract to the Company or any of its Subsidiaries, except for such violations, breaches or events that would not reasonably be expected, individually or in the aggregate, to be material to the Business.

(e) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of Seller, any of their respective Affiliates, managers, directors, officers, representatives, agents, consultants, or employees is (or at any time since September 30, 2012 has been) suspended or debarred from doing business with the U.S. Government or declared non-responsible or ineligible to receive a Government Contract.

(f) Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation of any Company Material Contract.

Section 3.17 Transactions with Affiliates. Except for this Agreement, any of the Transaction Agreements or the Voting Agreement (and any Liability arising hereunder and thereunder), the Confidentiality Agreement, the employment arrangements or equity compensation related arrangements or understandings with the Shareholders or directors and officers of the Company and/or its Subsidiaries or any other Contracts, understandings or arrangements expressly contemplated by this Agreement or any of the ancillary documents: (a) no Shareholder or officer or director of Seller or the Company or any of its Subsidiaries is a party to or has an interest, direct or indirect, in any Company Material Contract; and (b) from and after the Closing, none of the Company or any of its Subsidiaries shall be bound by any Contract or any other arrangement of any kind whatsoever with, or have any Liability (including for any Indebtedness or Indebtedness Exclusions) to Seller or any of its Affiliates.

Section 3.18 Properties.

(a) Except for Permitted Encumbrances, and property rights terminated or disposed of in the Ordinary Course of business, the Company and its Subsidiaries have (i) sufficient title to the owned real property of the Company or its Subsidiaries reflected in the Company Financial Statements to carry on in the operation of the Business as currently conducted and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used by the Company and its Subsidiaries in the operation of the Business as currently conducted (the “Leasehold Property”).

(b) Section 3.18(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Leasehold Property and as of the date hereof, none of the Company or any of its Subsidiaries is in material default under any Contract with respect to the applicable leasehold interest in the Leasehold Property, which cannot be cured pursuant to the terms of such applicable Contract, or has received a written notice stating that it is in material default under any such Contract.

(c) There is no pending or, to the Knowledge of Seller, threatened in writing, condemnation of any owned real property of the Company or its Subsidiaries or Leasehold Property (excluding Easements) set forth in the Company Financial Statements by any Government Entity that would materially interfere with the conduct of the operation of the Business as currently conducted.

(d) To the Knowledge of Seller, all the buildings, machinery, material equipment and other material tangible personal property necessary for the operation of the Business as currently conducted (taken as a whole), are in good condition and repair in all material respects, ordinary wear and tear excepted.

(e) Each of the Company and its Subsidiaries is in compliance with all applicable Laws pertaining to building codes and zoning codes, except for such non-compliance as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.19 Insurance. To the Knowledge of Seller, the insurance policies maintained by Seller, the Company or any of its Subsidiaries provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Section 3.19 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business and sets forth the date expiration of each such insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage). All of such policies or renewals thereof are in full force and effect, except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.20 Clients.

(a) Section 3.20(a) of the Seller Disclosure Schedule sets forth a list on a no-names basis of the thirty largest clients of the Company and its Subsidiaries based on the actual revenue received by the Company and its Subsidiaries during each of the twelve-month period ended September 30, 2014 and the nine-month period ended June 30, 2015 (the “Company Clients”). No single Company Client accounted for more than five percent of the actual revenue received by the Company and its Subsidiaries during either of the aforementioned periods.

(b) The relationships of the Company with the Company Clients are reasonable commercial working relationships and no senior executive officer of Seller has received written notice in the last twelve months prior to the date hereof that any of the Company Clients has canceled, terminated or adversely changed in any material respect its commercial relationship with the Company or any of its Subsidiaries or the terms thereof, or given formal written notice that it intends to do so.

Section 3.21 Intercompany Indebtedness. The Intercompany Loans represent all the intercompany Indebtedness between the Company and/or any of its controlled affiliates, on the one hand, and Seller and/or any of its Affiliates (other than the Company and its controlled affiliates), on the other hand. As of the Closing Date, there will be no intercompany Indebtedness outstanding between the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its controlled affiliates), on the other hand.

Section 3.22 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or anti-takeover provision in Seller’s Organizational Documents (other than the Required Shareholder Approval) is applicable to Seller, the Company or the Transactions.

Section 3.23 Finders’ Fees. Except for GS, whose fees will be paid by Seller on or prior to the Closing, there is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or as expressly stated otherwise in this Agreement, in one of the Transaction Agreements or any other agreement or instrument related to this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or the Company in connection with the Transactions or otherwise, specifically (but without limiting the generality of the foregoing) that neither Seller nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Buyer (or any of its Affiliates or Representatives) or future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Seller, the Company, any of its Subsidiaries or the Business or (b) the future operations of the Business and Buyer has not relied on such information or any other representation or warranty not set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Reports (as defined in Section 4.5(a)) publicly filed or furnished with the SEC on or after the Applicable Date, but prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the confidential disclosure schedule, dated as of the date hereof, delivered by Buyer to Seller on or prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller as of the date hereof (or as of such other date and time as may be expressly provided herein) as set forth in this Article IV:

Section 4.1 Organization, Due Authorization and Enforceability.

(a) Buyer is a corporation duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of Delaware.

(b) Buyer has all requisite organizational power and authority to execute and deliver this Agreement and each of the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Buyer’s Subsidiaries has all requisite organizational power and authority to execute and deliver any Transaction Agreement to which it is or will be a party and to perform its obligations thereunder and to consummate the applicable transactions contemplated thereby.

(c) The execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements to which it is or will be a party, the performance of Buyer’s obligations hereunder and the consummation of the Transactions and the performance of each of Buyer’s Subsidiaries’ obligations under the Transaction Agreements to which it is or will be a party and the consummation of the applicable transactions, in each case have been duly and validly authorized and no additional organizational or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements to which it is or will be a party, the performance of the Seller’s obligations hereunder and the consummation of the Transactions.

(d) At a meeting duly called and held, the board of directors of Buyer has approved and adopted in all respects this Agreement, the Transaction Agreements and the Transactions. A copy of the resolutions of the board of directors of Buyer or of the appropriate corporate documents authorizing the execution and delivery of this Agreement and the consummation of the Transactions will have been made available to Seller promptly following the date hereof.

(e) This Agreement and the Transaction Agreements to which Buyer and each of its Subsidiaries are or will be a party have been or will be duly executed and delivered by Buyer and each of its Subsidiaries party thereto, assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of Buyer and each of its Subsidiaries party thereto, enforceable against Buyer and each of its Subsidiaries party thereto in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(f) Each of Buyer’s Subsidiaries is a legal entity, duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the applicable jurisdiction of organization, has all requisite power and authority to own, lease and operate its respective properties and assets, and to carry on its business as currently conducted by such entity and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of Buyer’s assets or the conduct of Buyer’s business requires such qualification, except for failures to be so organized, qualified or in good standing, as the case may be, that would not, individually or in the aggregate, materially delay or impair the ability of Buyer to consummate the Transactions. The Organizational Documents of Buyer and its Subsidiaries are in full force and effect. Correct and complete copies of Organizational Documents of Buyer have been made available to Seller as of the date of this Agreement.

Section 4.2 Capital Structure; Subsidiaries.

(a) The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock, 51,203,539 of which were issued and outstanding as of September 21, 2015. All of the outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and fully paid. As of September 21, 2015, (A) 3,116,506 shares of Buyer Common Stock were reserved for issuance under Buyer’s equity incentive plans, of which amount (i) there were options outstanding to purchase 116,888 shares of Buyer Common Stock with an aggregate weighted exercise price of $15.48, (ii) there were 921,624 restricted shares of Buyer Common Stock, and (iii) there were 508,380 shares of Buyer Common Stock subject to outstanding restricted stock unit awards (assuming, if applicable, satisfaction of any performance vesting conditions at maximum levels), (B) 1,577,012 shares of Buyer Common Stock were reserved for issuance in respect of Buyer’s Employee Stock Purchase Plan and (C) there were no outstanding warrants to purchase shares of Buyer Common Stock. Each of the outstanding shares of capital stock of each of Buyer’s Subsidiaries is duly authorized, validly issued and fully paid, is owned either directly or indirectly by Buyer, free and clear of Encumbrances (other than any Permitted Encumbrance). Except as set forth above, as of September 21, 2015, (I) there were no other outstanding shares of capital stock or other securities of Buyer or any of its Subsidiaries and (II) there were no preemptive or other outstanding rights, depository receipts issued for any of the Buyer Shares, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Buyer or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Buyer or any of its Subsidiaries (or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Buyer or any of its Subsidiaries), and no securities or obligations evidencing such rights were authorized, issued or outstanding. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Buyer on any matter.

(b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth as of the date of this Agreement (i) each of the Subsidiaries and the ownership interest of Buyer in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) Buyer’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by Buyer or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company). Buyer has made available to Seller a copy of the current organizational structure of Buyer and its Subsidiaries.

Section 4.3 Consents and Approvals. Except in connection, or in compliance with (a) the notification and waiting period requirements of the HSR Act and other applicable Antitrust Laws of the jurisdictions set forth in Section 4.3(a) of the Buyer Disclosure Schedule and (b) the consents, approvals, waivers, authorizations, notifications and filings required by applicable Laws that are set forth in Section 4.3(b) of the Buyer Disclosure Schedule (the items set forth in clauses (a) and (b) of this Section 4.3, the “Buyer Government Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Subsidiaries from, or to be given by Buyer or any of its Subsidiaries to, or be made by Buyer or any of its Subsidiaries with, any Person (including any Government Entity) in connection with the execution, delivery and performance by Buyer and its Subsidiaries of this Agreement and the Transaction Agreements to which it is or will be party or the consummation of the Transactions, except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.4 Non-Contravention. Assuming the receipt of the Buyer Government Approvals, the execution, delivery and performance by Buyer and each of its Subsidiaries of this Agreement and the Transaction Agreements to which each is or will be a party and the consummation of the Transactions, will not constitute or result (a) in a violation of any provision of the Organizational Documents of Buyer or any of its Subsidiaries, (b) to the Knowledge of Buyer, in a conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or its Subsidiaries or to a loss of any benefit to which Buyer, or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Subsidiaries or result in the breach of, or constitute a default under, any Buyer Material Contract or Buyer Benefit Plan or (c) to the Knowledge of Buyer, in a violation of any Law to which Buyer is subject, other than, in the case of the foregoing clauses (b) and (c) of this Section 4.4, conflict, breach, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect or prevent or materially delay or impair Buyer’s ability to consummate the Transactions.

Section 4.5 Buyer Reports; Financial Statements; Internal Controls.

(a) Buyer has filed or furnished, as applicable, when required pursuant to the Exchange Act or the Securities Act, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since April 30, 2013 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Buyer Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Buyer Reports did not, and any Buyer Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such SEC reports has been amended or superseded by a later SEC report filed prior to the date of this Agreement.

(b) Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Buyer maintains disclosure controls and procedures required by Rule 13a-15 and Rule 15d-5 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Buyer is recorded and reported on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Buyer maintains internal control over financial reporting required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. Such internal control over financial reporting is sufficient in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of Buyer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and directors of Buyer, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on its financial statements.

(d) Since the Applicable Date, Buyer has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Buyer’s auditors and the audit committee of the board of directors of Buyer, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and has identified for Buyer’s auditors and audit committee of the board of directors of Buyer any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Since the Applicable Date, to the Knowledge of Buyer, no material complaints from any source regarding material concerns relating to accounting, internal accounting controls or auditing matters, and no material concerns from employees of Buyer regarding questionable accounting or auditing matters, have been received by Buyer. Since the Applicable Date, to the Knowledge of Buyer, no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to Buyer’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors of Buyer or the board of directors of Buyer pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents, or, in the case of Buyer Reports filed after the date of this Agreement, will fairly present the consolidated financial position of Buyer and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents, or in the case of Buyer Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with US GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) The books of account of Buyer and its Subsidiaries have been kept accurately in all material respects in the Ordinary Course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Buyer and its Subsidiaries have been properly recorded therein in all material respects and the corporate records and minute books of Buyer and each of its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.

Section 4.6 Absence of Liabilities. Except as reflected, reserved against or otherwise disclosed in the Buyer Reports, Buyer and its Subsidiaries have no Liabilities required to be set forth in a balance sheet under US GAAP, other than Liabilities arising in the Ordinary Course of business after the date of the Buyer Reports or that has not resulted in or would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect.

Section 4.7 Absence of Changes.

(a) Except as contemplated by this Agreement, since April 30, 2015 and through the date of this Agreement, Buyer and its Subsidiaries have conducted their business in the Ordinary Course.

(b) Except as contemplated by this Agreement, since April 30, 2015 and through the date of this Agreement, there has not occurred any Change in Buyer, its Subsidiaries or their businesses that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

Section 4.8 Litigation and Claims.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of Buyer, threatened in writing, against Buyer or any of its Subsidiaries in connection with the assets or properties of Buyer or any of its Subsidiaries or the Transactions, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect or prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

(b) As of the date hereof, none of the assets or properties of Buyer or any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any Government Entity or any arbitrator or arbitrators, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect or prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

(c) As of the date hereof, to the Knowledge of Buyer, none of the directors or senior officers of Buyer or any of its Subsidiaries is subject to any order, writ, judgment, award or injunction of any Government Entity that expressly prohibits such individual from engaging in or continuing any conduct or practice relating to the management of their businesses as currently conducted, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect or prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

(d) As of the date hereof, to the Knowledge of Buyer, there is no commercial dispute or commercial disagreement between any current or former client or customer of Buyer or any of its Subsidiaries and Buyer or any of its Subsidiaries, as the case may be, other than those that would not be or reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect or prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

Section 4.9 Taxes.

(a) Except for such violations, breaches or events that would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect:

(i) all material Tax Returns that are required to be filed by Buyer or any of its Subsidiaries on or before the date of this Agreement have been duly filed, all such Tax Returns are complete and accurate in all material respects; all amounts shown to be due and owing thereon have been or will be duly and timely paid; adequate provision has been made on the financial statements of Buyer or any of its Subsidiaries for the payment of Taxes not yet due and payable;

(ii) Buyer and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party;

(iii) neither Buyer nor any of its Subsidiaries has received any written notice from a Tax Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction;

(iv) neither Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; there is no power of attorney granted and currently in force with respect to Taxes relating to Buyer or any of its Subsidiaries;

(v) no issues that have been raised by the relevant Tax Authority in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, unless the validity or amount thereof is being contested by Buyer or one of its Affiliates in good faith by appropriate action;

(vi) neither Buyer nor any of its Subsidiaries is a party to any Buyer Material Contract with any Person under which any such entity has agreed to share any Tax Liability;

(vii) there are no Encumbrances for Taxes, except for Permitted Encumbrances, upon any of the assets of Buyer; and

(viii) Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 4.9 constitute the sole representations and warranties of Buyer relating to any Tax Law or any other Tax matter.

Section 4.10 Compliance with Laws.

(a) Since the Applicable Date, (i) the business of Buyer and its Subsidiaries has not been and is not being conducted in and, to the Knowledge of Buyer, is not under formal investigation with respect to any violation of any applicable Law, (ii) neither Buyer nor any of its Subsidiaries has received any written notice alleging any violation under any applicable Law and to the Knowledge of Buyer, has not been threatened to be charged with any violation under any applicable Law and (iii) Buyer and its Subsidiaries have all Permits necessary for the conduct of their business as currently conducted, except, with respect to each of the foregoing clauses (i), (ii) and (iii) of this Section 4.10(a), for any violation, possible violation, noncompliance or failure to have such Permits that has not or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Buyer, any of its Subsidiaries or their respective businesses (taken as a whole); it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.

(b) To the Knowledge of Buyer, (i) Buyer and its Subsidiaries’ material Permits are valid and in full force and effect, (ii) neither Buyer nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such material Permits and (iii) none of such material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, except for any invalidity, default or impairment that would not, individually or in the aggregate, be material to the business of Buyer and its Subsidiaries (taken as a whole).

(c) Buyer, its Subsidiaries and their respective owners, officers, directors, employees and agents are in material compliance with and since the Applicable Date, have complied in all material respects with the Anti-Bribery Laws, and since the Applicable Date, none of Buyer or any of its Subsidiaries (A) has received any written notice, request or citation alleging actual or potential violation of any Anti-Bribery Laws or (B) made a voluntary disclosure to any Government Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Laws. Buyer and its Subsidiaries (I) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws and (II) have maintained and will maintain such policies and procedures in force.

(d) Since the Applicable Date, none of Buyer or any of its Subsidiaries is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.

(e) Since the Applicable Date, none of Buyer or any of its Subsidiaries is in violation of any applicable Sanctions and Export Laws. Buyer and its Subsidiaries (i) have instituted policies and procedures reasonably designed to ensure compliance with all applicable Sanctions and Export Laws and (ii) have maintained and will maintain such policies and procedures in force.

Section 4.11 Environmental Matters.

(a) Buyer and its Subsidiaries are in material compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to,

individually or in the aggregate, result in a Buyer Material Adverse Effect. Buyer and its Subsidiaries possess all Permits required under applicable Environmental Laws for the operation of their business as presently conducted other than those the absence of which is not or would not reasonably be expected, individually or in the aggregate, to be material to such business. Neither Buyer nor to the Knowledge of Buyer, any of its Subsidiaries has received any written claim, notice of violation or citation from any Government Entity concerning any violation or alleged violation of any applicable Environmental Law since April 30, 2011, other than those violations or alleged violations that would not reasonably be expected, individually or in the aggregate, to be material to such business. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing concerning compliance by Buyer or any of its Subsidiaries with any Environmental Law except for those that would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(b) Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 4.11 constitute the sole representations and warranties of Buyer relating to any Environmental Law or any other environmental matters.

Section 4.12 Intellectual Property.

(a) Buyer and its Subsidiaries own or have sufficient rights to use all Buyer Intellectual Property. Each item of Buyer Intellectual Property that is material to the business of Buyer and its Subsidiaries as currently conducted either is (i) solely and exclusively owned by one or more of the Buyer and/or any of its Subsidiaries, or (ii) exclusively and, to the Knowledge of Buyer, duly and validly licensed to one or more of Buyer and/or such Subsidiaries for use in the manner currently used by the Buyer and/or such Subsidiaries in the conduct of their business, as currently conducted. The Buyer and its Subsidiaries have not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted or agreed to grant any exclusive license of or exclusive right to use, any such Buyer Intellectual Property that is material to their business as currently conducted. Notwithstanding any of the foregoing, none of the representations and warranties set forth in this Section 4.12(a) shall be construed as or deemed to be a representation or warranty regarding the non-infringement, non-misappropriation or non-violation of any Intellectual Property rights of any other Person.

(b) Except, as it would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the business of Buyer and its Subsidiaries as currently conducted (taken as a whole), the Buyer Intellectual Property owned by Buyer and, to the Knowledge of Buyer, the Buyer Intellectual Property licensed to Buyer and, in each case, the use thereof and the operation of Buyer’s business as conducted since the Applicable Date do not: (i) infringe or misappropriate any Intellectual Property of any other Person; or (ii) violate any right to privacy or right of publicity of any other Person; and/or (iii) defame any other Person. Except as it would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the business of Buyer and its Subsidiaries as presently conducted (taken as a whole), neither Buyer nor any of its Subsidiaries has, since the Applicable Date, received any written notice or written claim from any other Person: (y) asserting any ownership interest in any Buyer Intellectual Property that is necessary to the business of Buyer and its Subsidiaries as currently conducted; or (z) of any actual or alleged infringement, misappropriation or unauthorized use or disclosure by Buyer and/or any of its Subsidiaries of any Intellectual Property owned by any other Person, defamation of any other Person, or violation of any right to privacy or right of publicity of any other Person by Buyer and/or any of its Subsidiaries. To the Knowledge of Buyer, since the Applicable Date, no Third Party is infringing or misappropriating any Buyer Intellectual Property.

(c) Buyer and its Subsidiaries have implemented and maintained a data security plan that is intended to maintain commercially reasonable administrative, technical and physical safeguards to protect User Data against loss, damage and unauthorized access and use, and, to the Knowledge of Buyer, (A) Buyer’s and its Subsidiaries’ IT Assets operate and perform in all material respects (x) in accordance with their documentation and functional specifications and (y) otherwise as required for the conduct of the business of Buyer and its Subsidiaries as currently conducted, and (B) there has been no material failure of any of Buyer’s and its Subsidiaries’ IT Assets since the Applicable Date which has not been resolved or is not in the process of being promptly resolved.

(d) Except for those that would not reasonably be expected to, individually or in the aggregate, result in a change or effect that is material and adverse to the business of Buyer and its Subsidiaries as currently conducted (taken as a whole), (i) since the Applicable Date, Buyer and its Subsidiaries have complied with all applicable Laws, and all rules, policies and procedures established by Buyer or any of its Subsidiaries with respect to the collection, storage, use, transfer (including cross-border transfer), disclosure and other processing of Personal Information; (ii) since the Applicable Date, no written claims have been asserted (including any written claim by a Government Entity) or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries by any Third Party (including any claim by a Government Entity) alleging a material violation of any Third Party’s privacy rights under any such applicable rules, policies or procedures or any applicable Law; and (iii) to the Knowledge of Buyer, since the Applicable Date, there has been no (A) unauthorized access to or other misuse of Personal Information of the clients or customers of Buyer and/or its Subsidiaries in any material respect requiring under applicable Law that Buyer and/or any of its Subsidiaries notify such clients or customers of such unauthorized access or misuse or (B) loss, damage, unauthorized use or disclosure, or breach of security of Personal Information maintained by or on behalf of any of Buyer and/or any of its Subsidiaries. With respect to all Personal Information within the possession of Buyer and its Subsidiaries, Buyer and its Subsidiaries have taken commercially reasonable steps intended to protect such information against loss and against unauthorized access, use, adverse modification, disclosure or intentional misuse.

Section 4.13 Contracts.

(a) At least forty-eight hours prior to the date hereof, Buyer has delivered or made available to Seller a complete and accurate copy of each of the following Contracts to which Buyer or any of its Subsidiaries are party or by which any of them or their material assets are bound (the “Buyer Material Contracts”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any agreement relating to the acquisition or disposition of any business (whether by merger, amalgamation, plan of arrangement, sale of stock, sale of assets or otherwise), material assets or properties or any capital stock or other equity interest of Buyer or its Subsidiaries, in each case under which Buyer or any of its Subsidiaries has outstanding any material executory indemnification obligations and except for any such Contract that (A) is not material to the Buyer and its Subsidiaries and (B) was entered into in the Ordinary Course;

(iii) any Contract that contains any current restriction on the ability of Buyer or any of its Subsidiaries to compete in the human resources consulting business in any geographic area before or after the Closing that would reasonably be expected to have a materially adverse impact on the Company and its Subsidiaries (taken as a whole) if such restriction was violated; and

(iv) any Contract (other than a Contract described in one of the other provisions of this Section 4.13(a) without giving effect to any dollar or other limitation contained therein) which, if terminated prior to its current expiration date, would reasonably be expected to be materially adverse to Buyer and its Subsidiaries (taken as a whole); provided, however, that Buyer Material Contracts shall not include any Buyer Benefit Plans.

(b) Each Buyer Material Contract (i) is a valid and binding obligation of Buyer and/or its Subsidiaries that are party thereto, as the case may be, and to the Knowledge of Buyer, each other party thereto, and is in full force and effect and (ii) is enforceable against Buyer and/or its Subsidiaries that are party thereto, as the case may be, and to the Knowledge of Buyer is enforceable against each party thereto in accordance with the express terms thereof, subject to the Bankruptcy and Equity Exception.

(c) There does not exist under any Buyer Material Contract any violation, breach or event of default, on the part of Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any other party thereto, except for such violations, breaches or events that would not reasonably be expected, individually or in the aggregate, to be material to Buyer and its Subsidiaries (taken as whole).

(d) Neither Buyer nor any of its Subsidiaries has received any written notice of termination or cancellation of any Buyer Material Contract.

Section 4.14 Properties.

(a) Except for Permitted Encumbrances, and property rights terminated or disposed of in the Ordinary Course of business, and except for such imperfection of title or invalidity of leasehold interest that would not be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, to the Knowledge of Buyer, Buyer and its Subsidiaries have (i) sufficient title to the owned real properties reflected in the Buyer Reports to carry on in the operation of its business as currently conducted and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used by Buyer and its Subsidiaries in the operation of its business as currently conducted.

(b) To the Knowledge of Buyer, there is no pending or threatened in writing, condemnation of any real property (excluding Easements) set forth in the Buyer Reports by any Government Entity that would materially interfere with the conduct of the operation of its business as currently conducted.

Section 4.15 Insurance. To the Knowledge of Buyer, the insurance policies maintained by Buyer or any of its Subsidiaries provide insurance in such amounts and against such risks as the management of Buyer reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. All such insurance policies or renewals thereof are in full force and effect, except as would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect.

Section 4.16 Clients.

(a) Section 4.16(a) of the Buyer Disclosure Schedule sets forth a list on a no-names basis of the twenty largest clients of Buyer and its Subsidiaries based on the actual revenue received by Buyer and its Subsidiaries during each of the twelve-month period ended April 30, 2015 and the three-month period ended July 31, 2015 (the “Buyer Clients”). No single Buyer Client accounted for more than five percent of the actual revenue received by Buyer and its Subsidiaries during either of the aforementioned periods.

(b) The relationships of Buyer with the Buyer Clients are reasonable commercial working relationships and no senior executive officer of Buyer has received written notice in the last twelve months prior to the date hereof that any of the Buyer Clients has canceled, terminated or adversely changed in any material respect its commercial relationship with Buyer or any of its Subsidiaries or the terms thereof, or given formal written notice that it intends to do so.

Section 4.17 Takeover Statutes. No Takeover Statute or anti-takeover provision in Buyer’s Organizational Documents is applicable to Seller, the Company or the Transactions.

Section 4.18 Financial Capability. Prior to and on the Closing Date, Buyer will have available and sufficient cash or other sources of immediately available funds to pay the cash portion of the Aggregate Consideration and other amounts required to be paid pursuant to this Agreement and perform its other obligations under this Agreement. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the Transactions.

Section 4.19 Absence of Vote. Assuming the accuracy of the representations and warranties set forth in Section 4.2, no vote of the stockholders of Buyer is required by Law, the Organizational Documents of Buyer or otherwise in order for Buyer to consummate the Transactions.

Section 4.20 Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, or other finder that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the Transactions.

Section 4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or as expressly stated otherwise in this Agreement, in one of the Transaction Agreements or any other agreement or instrument related to this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer in connection with the Transactions or otherwise, specifically (but without limiting the generality of the foregoing) that neither Buyer nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Seller (or any of its Affiliates or Representatives) or future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Buyer or any of its Subsidiaries or (b) the future business and operations of Buyer or any of its Subsidiaries, and Seller has not relied on such information or any other representation or warranty not set forth herein.

ARTICLE V

COVENANTS

Section 5.1 Access and Information.

(a) From the date hereof until the Closing, subject to any applicable Law and subject to any applicable privileges (including attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior written notice, Seller shall (i) afford Buyer and its Representatives reasonable access, during normal business hours, to the Books and Records in Seller’s possession or reasonably available to Seller, (ii) use its commercially reasonable efforts to cause to be made available to Buyer and its Representatives the offices and properties of the Company and its Subsidiaries, the Company Employees and the Business and (iii) furnish to Buyer such additional financial and other information in Seller’s possession or reasonably available to Seller regarding the Company and its Subsidiaries, the Shares and the Business. The reasonableness of such access and requests shall be determined by Seller acting reasonably (taking into account, among other considerations, the competitive positions of Seller, Buyer, the Company and its Subsidiaries, the Business and the sensitive nature of the Transactions). Any such access or requests shall (A) be supervised by such Persons as may be reasonably designated by Seller and (B) be conducted in such a manner so as not to unreasonably interfere with any of the businesses or operations of Seller, the Company, any of their respective Affiliates or the Business. All requests for access or information made pursuant to this Section 5.1(a) shall be directed to the Person set forth in Section 5.1(a) of the Seller Disclosure Schedule, which Person may be replaced by Seller at any time by providing written notice to Buyer, and, except under exigent circumstances, Buyer shall not directly or indirectly contact any Representative of Seller, the Company or any of their respective Affiliates without the prior written approval of such designated Person. In no event shall the auditors and independent accountants of Seller, the Company or their respective Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If reasonably requested by Seller, Buyer shall, and shall cause its Affiliates (as applicable) to, enter into a customary and mutually acceptable joint defense agreement with Seller, the Company or their respective Affiliates with respect to any information to be provided to Buyer or any of its Representatives pursuant to this Section 5.1(a). Buyer shall reimburse Seller, the Company or their respective Affiliates promptly (but in no event later than five Business Days from the date on which any request for reimbursement is made) for any reasonable and documented out-of-pocket expenses incurred by Seller, the Company and their respective Affiliates in complying with any request by or on behalf of Buyer in connection with this Section 5.1(a). In addition, Buyer agrees to be liable to and to indemnify, defend and hold harmless Seller, the Company and their respective Affiliates, directors, officers or employees, the Shareholders and former Shareholders whose warrant rights under the Organizational Documents of Seller remain outstanding as of the date hereof or will be outstanding following the Closing, from and against any and all Liabilities, Actions for personal injury, death or property damage occurring as a result of or in connection with such access to the Books and Records, offices and properties of Seller and the Company and any of their respective Subsidiaries, the Company Employees and the Business. Buyer further agrees to comply fully with all reasonable rules, regulations, guidelines and instructions issued or made available by Seller, the Company and their respective Affiliates or other Persons in respect of Buyer’s or its Representatives’ actions upon entering or leaving any such property. Notwithstanding anything herein to the contrary, Seller shall not be required to disclose or otherwise make available any books and records or other information and documents of Seller or any of its Affiliates that do not relate to the Company, the Company’s Subsidiaries, the Business or the Transactions.

(b) From and after the Closing, and for a period of no longer than six years after the Closing, in connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and (iii) the determination of any matter relating to the rights or obligations of Seller and its Affiliates under this Agreement or any of the Transaction Agreements, subject to any applicable Law and any applicable privileges (including attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, Buyer shall (A) afford Seller and its Representatives reasonable access, during normal business hours, to the offices, properties, books and records and other information and documents of Buyer and its Affiliates in respect of the Company, the Company’s Subsidiaries, and the Business (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to Seller such additional financial and other information regarding the Company, the Company’s Subsidiaries and the Business as Seller may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to Seller and its Representatives the employees and other personnel of Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller, its Affiliates or their respective Representatives in connection with Seller’s or such Affiliates’ inquiries for any of the purposes referred to in this Section 5.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates. In no event shall the auditors and independent accountants of Buyer or its Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed, if requested by such auditors or independent accountants, a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Buyer, Seller shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of Buyer and its Affiliates with respect to any information to be provided to Seller or any of its Representatives pursuant to this Section 5.1(b). Buyer and its Affiliates shall be reimbursed promptly by Seller (but in no event later than five Business Days from the date on which any request for reimbursement is made) for any reasonable and documented out-of-pocket expenses incurred by Buyer and its Affiliates in complying with any request by Seller pursuant to this Section 5.1(b).

(c) Seller and its Affiliates shall have the right to retain: (i) copies of all books and records and all Tax Returns and other information and documents relating to Tax matters of the Company, the Company’s Subsidiaries and the Business, in each case, relating to periods ending on or prior to the Closing (A) as required by any legal or regulatory authority, including any applicable Law or regulatory request, or in accordance with its corporate governance, record keeping and document retention policies, (B) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Transaction Agreements, subject to compliance in all material respects with applicable Laws or (C) as may be reasonably necessary for Seller and its Affiliates to carry out their respective businesses, and (ii) all books and records and other information and documents prepared in connection with the Transactions contained or referenced in or accessible through the Data Room, including (A) any books and records and other information and documents that may be relevant in connection with the defense of disputes or assertion of claims arising under this Agreement or any of the Transaction Agreements or (B) financial information and all other accounting books and records and other information and documents prepared or used in connection with the preparation of financial statements of Seller, the Company or their respective Affiliates. From and after the Closing Date, Buyer and its Affiliates shall preserve and keep for a period of at least six years (or, for Tax purposes, if later, until notice is received from Seller of the expiration of the applicable statute of limitations, or if such notice is not delivered by Seller during such six-year period, then seven years from and after the Closing Date) all books and records relating to the ownership or operation of the Company, the Company’s Subsidiaries and the Business prior to the Closing Date, including all Tax Returns and other books and records relating to Tax matters, and shall comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of such books and records. After such six-year period (or later as applicable) or receipt of notice of expiration from Seller, as applicable, before Buyer or any of its Affiliates may dispose of any of such books and records, Buyer shall give Seller at least ninety days’ prior written notice of such intent, and Seller shall be given an opportunity, at its own cost and expense, to remove and retain copies of all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it and its Affiliates shall preserve and keep all books and records relating to any Action instituted by or before any Government Entity (whether before or after the Closing Date) that may concern matters occurring prior to the Closing without regard to the time limitations set forth in this Section 5.1(c).

Section 5.2 Delivery of Books and Records.

(a) Notwithstanding anything in Section 6.2(e) to the contrary, Seller (i) shall use its commercially reasonable efforts to deliver or cause to be delivered to Buyer at the Closing all Books and Records required for Buyer to conduct the operation of the Business following the Closing in substantially the same manner as conducted by Seller immediately prior to the Closing and (ii) within thirty Business Days following the Closing Date, shall deliver or cause to be delivered to Buyer any Books and Records not already delivered to Buyer pursuant to this Section 5.2.

(b) For the period commencing on the Closing Date and expiring on the one-year anniversary thereof, upon reasonable prior notice, Buyer shall (i) afford Seller and its Representatives reasonable access, during normal business hours, to the offices, properties (including any IT Assets), books and records and other information and documents of Buyer and its Affiliates in order to determine whether any Excluded Information was delivered to or was not properly removed from the offices, properties (including any IT Assets) of the Company, the Company’s Subsidiaries or the Business and, if any such Excluded Information is discovered, an opportunity to remove all copies of such Excluded Information (however maintained) and (ii) make available to Seller and its Representatives the employees of Buyer and its Affiliates whose assistance, expertise or presence is necessary to assist Seller and its Representatives in connection with the foregoing.

(c) Buyer acknowledges and agrees that delivery of or disclosure of any Excluded Information to Buyer or any of its Affiliates pursuant to clause (a) of this Section 5.2 shall be deemed unintentional and shall not constitute a waiver by Seller or its Affiliates of any of their attorney work-product protections, attorney-client privileges or other privileges or protections in connection with such Excluded Information, unless Seller expressly waives in writing all privileges or protections in connection therewith. In the event that any Excluded Information is delivered or disclosed by Seller pursuant to clause (a) of this Section 5.2, upon Buyer’s or any of its Affiliates’ discovery of any such delivery or disclosure, Buyer shall (i) promptly notify Seller of such discovery, (ii) at Seller’s request, return to Seller or destroy such Excluded Information, (iii) take any and all actions reasonably requested by Seller, at the sole cost and expense of Seller, in order to permit Seller to preserve and assert any such protection or privilege in connection therewith and (iv) in connection with each of the foregoing clauses (i) through (iii) of this Section 5.2(c), use its reasonable best efforts to and cause its Affiliates to safeguard and protect such Excluded Information from further delivery or disclosure to any Third Party.

Section 5.3 Conduct of Business.

(a) From the date of this Agreement through the Closing, except as otherwise contemplated by this Agreement or as required to effectuate the Transactions, by applicable Law, to comply with the provisions of the Organizational Documents of Seller, HG Partners, and the Company or any other Contract binding on Seller or any of its Subsidiaries or by fiduciary duties applicable to the Ownership Board or directors or other Persons acting in a similar capacity in respect of HG Partners and the Company, as otherwise set forth in Section 5.3(a) of the Seller Disclosure Schedule or as required or as Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause each of its Subsidiaries to conduct the Business in the Ordinary Course and to the extent consistent therewith, use its commercially reasonable efforts to preserve intact the Business and its relationship with its clients, customers, suppliers, creditors and employees, agents and business associates and shall not permit the Company or any of its Subsidiaries to:

(i) amend the Organizational Documents of the Company or any of its Subsidiaries (other than to correct scrivener’s errors or immaterial amendments);

(ii) subject to Section 5.18, issue, sell, pledge, transfer, dispose of, or create any Encumbrance on, any of the Shares or any shares of the Company’s Subsidiaries’ capital stock or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls or commitments to acquire any such shares;

(iii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary or as contemplated by Section 5.4);

(v) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vi) incur any additional material Indebtedness or issue any debt securities, assume, guarantee or endorse any material obligations of any other Person or create or incur any Encumbrance having a value in excess of $5 million in the aggregate that is not incurred in the Ordinary Course of business on any of its assets; provided that Indebtedness or Encumbrances incurred after the date of this Agreement that is extinguished in full prior to, or concurrently with, the Closing shall not be deemed to be a breach of this provision for purposes of this Agreement;

(vii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the Company and its Subsidiaries taken as a whole) in excess of $5 million in the aggregate;

(viii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein in excess of $10 million in the aggregate or that would reasonably be expected to prevent, impair or materially delay the ability of Seller or the Company to consummate the Transactions;

(ix) sell, lease, license, transfer or dispose of any material assets, except in the Ordinary Course of business;

(x) incur, create or assume any Encumbrance other than a Permitted Encumbrance on any of its material assets;

(xi) enter into, terminate, renew or materially modify in a manner adverse to the Business, any Company Material Contract that is not terminable at the election of the Company or its Subsidiaries (without penalty) within twelve months of the Closing Date other than expirations of any such Company Material Contract in the Ordinary Course of business in accordance with the terms of such Company Material Contract or renewals in the Ordinary Course of business consistent with past practice or automatic renewals contemplated by the terms of such Company Material Contract;

(xii) materially increase the compensation of any of the directors, officers or employees of the Company or any of its Subsidiaries (including Company Employees), except pursuant to the terms of agreements or plans currently in effect;

(xiii) settle any Action that would result in (A) the Company or any of its Subsidiaries being enjoined in any respect material to the Transactions or the Business, (B) any admission of material wrongdoing or any material conduct requirement or restriction by the Company or its Subsidiaries, (C) modification, amendment or termination in any material respect of any of Company Material Contracts or waive, release or assign any material rights or claims thereunder in excess of $3 million individually or in the aggregate, (D) the Company or any of its Subsidiaries having an obligation after the Closing to pay to any Third Party or parties individually in excess of $3 million or (E) a Company Material Adverse Effect;

(xiv) make any new lease commitments in excess of $1.5 million, commit to or make any other single capital expenditure in excess of $500,000;

(xv) make any material change in accounting methods, principles or practices, except insofar as may be required by a change in IFRS;

(xvi) allow any insurance policy set forth in Section 3.19 of the Seller Disclosure Schedule to terminate, lapse or otherwise not remain in full force and effect, or allow any premium due and payable on such policies or renewals thereof not to be timely made (unless comparable replacement insurance coverage therefor is obtained of such type and coverage amount, in which case all other terms of this Section 5.3(a)(xvi) shall apply to such comparable replacement insurance coverage);

(xvii) amend, in any material respect, any Permits contemplated in Section 3.13(b), or allow such Permits to lapse, expire or terminate;

(xviii) make, amend, or revoke any material election relating to Taxes; adopt or change any accounting method relating to Taxes; file any material amended Tax Return; enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; enter into any closing agreement relating to material Taxes; settle or compromise any claim or assessment relating to material Taxes; consent to any extension or waiver of the limitations period applicable to any material Taxes or Tax Returns;

(xix) enter into any Contract or initiate any business activities (as the case may be) (A) in any OFAC Sanctioned Country or (B) with or where the benefit of such Contract or business activity is for the benefit of any Prohibited Person; or

(xx) authorize or enter into any agreement or commitment with respect to any of the foregoing.

(b) From the date of this Agreement through the Closing, except as otherwise contemplated by this Agreement or as required to effectuate the Transactions, by applicable Law, to comply with the provisions of the Organizational Documents of Buyer or any other Contract binding on Buyer or any of its Subsidiaries or as required by fiduciary duties applicable to the board of directors of Buyer, as otherwise set forth in Section 5.3(b) of the Buyer Disclosure Schedule or as Seller otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall and shall cause each of its Subsidiaries to conduct its business in the Ordinary Course and to the extent consistent therewith, use its commercially reasonable efforts to preserve intact such business and its relationship with its clients, customers, suppliers, creditors and employees, agents and business associates and shall not and shall not permit any of its Subsidiaries to:

(i) amend the Organizational Documents of Buyer (other than to correct scrivener’s errors or immaterial amendments);

(ii) issue or sell any Buyer Common Stock or securities convertible into or exchangeable for Buyer Common Stock, or any rights, warrants, options, calls or commitments to acquire any Buyer Common Stock (other than issuances in respect of any Buyer equity-based awards);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in the form of Buyer Common Stock, with respect to any of its capital stock;

(iv) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(v) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein where the consideration for such acquisition is in the form of equity securities or any Indebtedness of Buyer and/or its Subsidiaries or in excess of $50 million in the aggregate or that would reasonably be expected to prevent, impair or materially delay the ability of Buyer to consummate the Transactions;

(vi) sell, lease, license, transfer or dispose of any material assets, except in the Ordinary Course of business;

(vii) settle any Action that would result in (A) Buyer or any of its Subsidiaries being enjoined in any respect material to the Transactions or the business of Buyer and its Subsidiaries (taken as a whole), (B) any admission of material wrongdoing or any material conduct requirement or restriction by Buyer or its Subsidiaries or (C) a Buyer Material Adverse Effect; or

(viii) authorize or enter into any agreement or commitment with respect to any of the foregoing.

(c) Nothing contained in this Agreement or any other understanding or arrangement involving the Parties or any of their respective Affiliates or Representatives is intended to give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the Business, Seller’s, the Company’s or any of their respective Affiliates’ operations prior to the Closing, and nothing contained in this Agreement or any other understanding or arrangement involving the Parties or any of their respective Affiliates is intended to give Seller or its Affiliates, directly or indirectly, the right to control or direct Buyer’s or its Affiliates’ operations. Prior to the Closing, Seller, Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

Section 5.4 Cash Management. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, subject to compliance with all applicable Laws, to withdraw all or a portion of the Cash of the Company and its Subsidiaries prior to the Closing, by any methods, including causing the Company or any of its Subsidiaries to make any such payment in the form of a dividend, interim dividend, decrease of capital, share buyback, distribution of reserves or repayment of a loan to Seller or its Affiliates.

Section 5.5 Transition Planning.

(a) For the purpose of allowing Buyer and its Subsidiaries and Representatives to prepare to consummate the Transactions and be in a position to operate the Business upon the Closing, as promptly as practicable following the date of this Agreement, each of Seller and Buyer shall, in accordance with the guidelines and procedures set forth in Section 5.5(a) of the Seller Disclosure Schedule (the “Transition Planning Guidelines”), (i) designate certain Persons reasonably acceptable to the other Party to serve as members of one or more joint transition teams (the “Transition Personnel”), and shall cause the Transition Personnel to devote time to joint transition matters, including weekly or more frequent meetings to discuss planning and implementation of a joint transition plan in accordance with this Section 5.5(a) and the Transition Planning Guidelines (provided that such transition matters shall not unreasonably interfere with the performance of the Transition Personnel’s ordinary course employment and professional responsibilities) and (ii) cause the Transition Personnel to prepare, as promptly as practicable following the date hereof, a mutually agreed comprehensive joint transition plan, which shall provide a structure and design for the transition of the Business from Seller and its Subsidiaries to Buyer and its Subsidiaries, and include such matters as network systems integration, employee retention, financial reporting and compliance processes (such plan, the “Transition Plan”) (it being understood that in the preparation of the Transition Plan, each of Seller and Buyer shall allocate sufficient personnel, reasonably cooperate, and cause the Transition Personnel to negotiate in good faith).

(b) Following the development of the Transition Plan and until the Closing, each Party shall use its commercially reasonable efforts to execute the Transition Plan.

Section 5.6 Company Financial Statements. To the extent the 2015 Company Financial Statements have been prepared in the Ordinary Course of business (taking into account the diversion of available resources in connection with the preparation for, negotiation of and execution of this Agreement) and are available prior to the Closing Date, Seller shall deliver to Buyer the 2015 Company Financial Statements promptly after they are prepared and available (it being understood that, whether or not it is in the Ordinary Course of business or consistent with past practice, Seller agrees to cause the Company to take reasonably commercial steps to schedule and plan for the preparation and completion of the 2015 Company Financial Statements, on or before January 31, 2016, and to implement such schedule and plan as soon as practicable after the date of this Agreement). For the avoidance of doubt, nothing in this Agreement shall require Seller or the Company to prepare and deliver the 2015 Company Financial Statements and all of Seller’s obligations with respect to the preparation and delivery of the 2015 Company Financial Statements shall cease as of the Closing.

Section 5.7 No Solicitation.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not and shall cause its Subsidiaries and their respective directors, officers and employees not to, and shall direct its other Representatives not to (a) solicit, initiate or take any action to knowingly encourage or facilitate any inquiries relating to, or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes an Acquisition Proposal, (b) participate or engage in any discussions or negotiations with any Person, other than Buyer and its Subsidiaries and Representatives, relating to an Acquisition Proposal, (c) accept, approve, endorse or recommend an Acquisition Proposal or (d) enter into any agreement, arrangement, contract or commitment with respect to or contemplating an Acquisition Proposal or requiring Seller to abandon, terminate or fail to consummate the Transactions, and Seller shall not resolve or agree to do any of the foregoing. Seller shall immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Person (other than Buyer and its Affiliates and Representatives) heretofore conducted by Seller or its Representatives with respect to an Acquisition Proposal (for the avoidance of doubt, any breach of the foregoing restrictions by Seller’s Representatives shall be deemed to be a breach of this Section 5.7(a)).

(b) In addition to the obligations of Seller set forth in Section 5.8, Seller shall promptly (and in any event within twenty-four hours of Seller obtaining knowledge of any of the events set forth in the proceeding clauses (i), (ii) or (iii) of this Section 5.7(b)) notify Buyer of the receipt by Seller or any of its Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal after the date hereof or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, which notice shall include the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (including, if applicable, copies of any such written materials received from or on behalf of such Person or group of Persons) and thereafter shall keep Buyer reasonably informed of the status and material terms of any such Acquisition Proposal, request or inquiry.

Section 5.8 Board Recommendation. The Ownership Board shall recommend that the Shareholders vote to approve and adopt this Agreement and the Transactions (the “Ownership Board Recommendation”) at the Shareholders Meeting as contemplated by Section 5.9 and shall not withdraw, modify or amend in any manner adverse to Buyer the Ownership Board Recommendation (a “Change in Recommendation”); provided that, notwithstanding anything to the contrary set forth in this Agreement, the Ownership Board may effect a Change in Recommendation at any time prior to obtaining the Required Shareholder Approval, if and only if:

(a) the Ownership Board has received an Acquisition Proposal from a Third Party that the Ownership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal;

(b) such Acquisition Proposal shall not have resulted from a material breach by Seller or its Representatives of the terms of Section 5.7;

(c) Seller shall have provided to Buyer a written notice of its intention to make such Change in Recommendation (a “Notice of Recommendation Change”) ninety-six hours prior to effecting such Change in Recommendation, which shall include a copy of such Acquisition Proposal and, if applicable, copies of any written materials received from or on behalf of such Person or group of Persons in connection with such Acquisition Proposal as of such time to the extent not already made available to Buyer (it being agreed that neither the delivery of a Notice of Recommendation Change nor any public announcement thereof that Seller has determined in good faith after consultation with its outside legal counsel it is required to make under applicable Law shall constitute a Change in Recommendation);

(d) during such ninety-six hour period following Seller’s delivery of a Notice of Recommendation Change (the “Matching Period”), Seller shall, if requested by Buyer, negotiate in good faith with Buyer regarding any proposed revisions to the terms of this Agreement in response to such Acquisition Proposal;

(e) at the end of the Matching Period, the Ownership Board determines in good faith, after consultation with its financial advisors and outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement that Buyer has irrevocably agreed in writing to make), that such Acquisition Proposal continues to constitute a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(f) any material amendment or modification to any Acquisition Proposal contemplated by Section 5.8(a) shall require a new Notice of Recommendation Change and Buyer shall be afforded a new Matching Period (except that references to the “ninety-six hour period” shall be deemed to be references to a “forty-eight hour period”).

Section 5.9 Shareholders Meeting. Seller shall:

(a) take all actions reasonably necessary and proper to call, give notice of, convene and hold a meeting of the Shareholders (the “Shareholders Meeting”) for the purpose of securing the affirmative vote of seventy-five percent of the vote of those Shareholders present in person or represented by proxy at the general or special general meeting of the Shareholders at which a resolution to approve and adopt this Agreement and the Transactions as soon as reasonably practicable after the date hereof and, in any event, on or prior to October 13, 2015 pursuant to applicable Law and the Organizational Documents of Seller (such adoption and approval, the “Required Shareholder Approval”), including the dissemination of an information statement and form of proxy that satisfies the requirements under the Bermuda Companies Act 1981 and the Organizational Documents of Seller (collectively, as amended, modified or otherwise supplemented, the “Information Statement”), and shall not postpone, recess or adjourn such meeting; provided that Seller may postpone, recess or adjourn such meeting (i) to the extent required by applicable Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent Seller reasonably believes necessary in order to obtain the Required Shareholder Approval, (iii) if as of the time for which the Shareholders Meeting is originally scheduled there are insufficient Preferred Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Ownership Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Shareholders Meeting to the extent so determined to be necessary; provided that the Shareholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than five Business Days after the date on which the Shareholders Meeting was originally scheduled without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(b) fully satisfy all of its obligations under the Voting Agreement and enforce its rights thereunder;

(c) unless the Ownership Board has effected a Change in Recommendation, use its reasonable best efforts to obtain the Required Shareholder Approval;

(d) unless the Ownership Board has effected a Change in Recommendation, include the Ownership Board Recommendation in the Information Statement; and

(e) submit this Agreement and the Transactions to the Shareholders for approval and adoption at the Shareholders Meeting whether or not (i) the Ownership Board shall have effected a Change in Recommendation or (ii) any Acquisition Proposal shall have been proposed or announced or otherwise submitted to Seller or any of its Representatives.

Section 5.10 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement (including Section 5.10(e)) and separate and apart from the obligations set forth in Section 5.11, Seller and Buyer shall use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to obtain as promptly as practicable all the Seller Government Approvals, the Buyer Government Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions. In furtherance and not in limitation of the foregoing, as promptly as practicable, and, in any event, (i) no later than ten Business Days after the date hereof, Seller and Buyer shall make any notification required with respect to the Transactions pursuant to the HSR Act, which notification shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) promptly file any supplemental information required or requested in connection therewith. Seller and Buyer shall, and shall cause their respective Affiliates to, request expedited treatment of such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. Further, as promptly as practicable, and in no event later than ten Business Days after the date hereof, Seller and Buyer shall promptly make all other initial filings and notifications with respect to the Seller Government Approvals, the Buyer Government Approvals and all other initial authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws (including with respect to applicable Antitrust Laws as reasonably determined by Buyer in consultation with Seller) to consummate and make effective the Transactions.

(b) Separate and apart from the obligations set forth in Section 5.11, neither Seller nor Buyer may, without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), (i) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Government Entities with additional time to review any or all of the Transactions, or (ii) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Government Entity. Subject to compliance with all applicable Laws, Seller and Buyer shall supply promptly to each other any information and documentary material that may be requested pursuant to any Antitrust Laws or any other applicable Laws.

(c) Subject to Section 5.10(d) and separate and apart from the obligations set forth in Section 5.11, each of Seller and Buyer shall, in connection with the efforts referenced in Section 5.10(a) to obtain all the Seller Government Approvals, the Buyer Government Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions, use its commercially reasonable efforts to: (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party related to this Agreement or the Transactions; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, any Government Entity with competent jurisdiction over Antitrust Laws and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) subject to any applicable privileges (including attorney-client privilege), and to the extent permitted by a Government Entity with competent jurisdiction over Antitrust Laws or such other applicable Government Entity, permit the other Party to review any communication given by it to, and consult with each other in advance of any communication, meeting or conference with, any Government Entity with competent jurisdiction over Antitrust Laws or any other Government Entity or, in connection with any proceeding by a private party, with any other Person, and give the other Party the opportunity to attend and participate in such meetings and conferences.

(d) Subject to Section 5.10(e) and separate and apart from the obligations set forth in Section 5.11, in the event that any Action is instituted (or threatened to be instituted) by a Government Entity or private party challenging the Transactions, each of Seller and Buyer shall, and shall cause its Affiliates to, cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e) Notwithstanding anything to the contrary contained in this Agreement (except for the obligations set forth in Section 5.11), the Parties agree and acknowledge that neither this Section 5.10 nor any other provision in this Agreement shall require, or be construed to require, Seller or Buyer or any of their respective Affiliates (including the Company and the Company’s Subsidiaries), in order to obtain all the Seller Government Approvals and the Buyer Government Approvals, and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates); or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to, retain or make changes in any such assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or the Company (or any of their respective Subsidiaries or other Affiliates); provided that Buyer agrees, to the extent necessary to obtain all the Seller Government Approvals and the Buyer Government Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions, to (I) divest those assets or businesses or products or product lines of the Company and the Company’s Subsidiaries and (II) take such other actions with respect to the Company, the Company’s Subsidiaries or the Business to the extent such divestitures or other actions contemplated by the foregoing clauses (I) and (II) of this Section 5.10(e) that do not result in the sale, lease, licensing, assignment, transfer, divestiture or disposition of any assets of the Company or its Subsidiaries (including any Company Material Contract) that, individually or in the aggregate, directly contributed to more than $20 million of the consolidated revenues to the Company and its Subsidiaries for the twelve-month period ending on September 30, 2014 (the imposition of any requirement by the applicable Government Entity to take any such action in order to obtain any Seller Government Approval or any Buyer Government Approval other than those expressly set forth in the foregoing clauses (I) and (II) of this Section 5.10(e) being referred to as a “Burdensome Condition”); provided, however, that Buyer can compel Seller to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Closing; and provided further that neither Seller nor Buyer shall be required to agree to any term or take any action in connection with obtaining all the Seller Government Approvals and the Buyer Government Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entity that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions that are not conditioned upon the consummation of the Transactions.

(f) From the date of this Agreement through the Closing, except as contemplated by this Agreement (or, in each case, incidental thereto), the Parties shall not, and shall cause their Affiliates not to, make any acquisition or enter into any joint venture or knowingly take any affirmative actions (other than those taken in the Ordinary Course of business) that would reasonably be expected to materially hinder or delay the obtaining of clearance or any necessary approval of any Government Entity under any Antitrust Laws or the expiration of the required waiting period under any Antitrust Laws, in each case with respect to the consummation of the Transactions.

Section 5.11 Registration of Share Consideration.

(a) SEC Filings. As promptly as practicable following the date hereof, Buyer shall prepare and file a listing application with the NYSE with respect to the Consideration Shares and take such actions necessary to have the Consideration Shares approved for listing on the NYSE, subject to official notice of issuance, as of the Closing. Following the Closing, Buyer shall prepare and file a resale registration statement on Form S-3 (or, if Buyer is not then eligible to use Form S-3, a Form S-1) with the SEC to register the offer and resale of the Consideration Shares in connection with the Transactions (together with any supplements or amendments thereto, the “Registration Statement”) within a time period reasonably expected to result in effectiveness of such registration statement being declared effective under the Securities Act on or before the one-year anniversary of the Closing Date (it being understood and agreed that Buyer shall consult with Seller with respect to its decision on when to prepare and file the Registration Statement) and shall take all necessary actions to have the Registration Statement declared effective under the Securities Act on or prior to the one-year anniversary of the Closing Date.

(b) Prior Review of Certain Information. Subject to applicable Laws relating to the sharing of information and appropriate confidentiality safeguards, Seller shall have the right to review in advance, and to the extent practicable, Buyer shall consult with Seller in advance on any filing made with, written materials submitted to, or material oral communications with, any Third Party and/or the SEC in connection with the Registration Statement (including any responses to comments from the SEC on the Registration Statement). Subject to applicable Laws relating to the sharing of information and appropriate confidentiality safeguards, Buyer shall keep Seller apprised of all material discussions with any Government Entity in respect of any filings, investigation or other inquiry in connection with the Registration Statement.

(c) Cooperation and Furnishing of Certain Information. Subject to Section 5.6, Seller shall, upon the request by Buyer and subject to applicable Laws relating to the sharing of information and contractual requirements, furnish Buyer with such information, opinions and consent with respect to itself, its Subsidiaries and their respective Affiliates and Representatives (in its possession or control and to the extent practicable) as may be reasonably necessary, advisable or reasonably requested in connection with the Registration Statement or any other statement, filing, notice or application made to any Third Party and/or any Government Entity in connection with the Registration Statement. Prior to the Closing, Seller shall and shall cause the Company and its Subsidiaries to, and after the Closing, Seller shall and shall direct its Affiliates and their respective Representatives to, use commercially reasonable efforts to provide Buyer with all cooperation and information reasonably requested by Buyer in connection with the filing and effectiveness of the Registration Statement.

(d) Status Updates and Notice. Subject to applicable Law and the instructions of any Government Entity, Buyer shall keep Seller apprised of the status of material matters relating to the Registration Statement, including promptly furnishing Seller with copies of written notices or other communications submitted or received by it or any of its Subsidiaries, to or from the SEC with respect to the Registration Statement (including any responses to comments from the SEC on the Registration Statement).

(e) Private Placement Legends. The Parties acknowledge and agree that the certificates and/or book-entry positions representing the Consideration Shares shall initially bear or contain the Private Placement Legend, and the Consideration Shares may not be sold, assigned or transferred except in a transaction registered under the Securities Act (unless sold, assigned or transferred pursuant to an exemption from the registration requirements of the Securities Act). When the Consideration Shares have been transferred pursuant to an effective registration statement, including the Registration Statement when declared effective, or transferred pursuant to Rule 144 in a transaction that results in such Consideration Shares ceasing to be restricted securities, Buyer shall cause the Private Placement Legend to be removed from all certificates and book-entry positions representing the Consideration Shares (and terminate any related stop-transfer orders) and take such other actions within Buyer’s control, or which could reasonably be expected to be in Buyer’s control, as may be necessary, advisable or reasonably requested by Seller in order for such Consideration Shares to be freely tradeable and not be subject to any restriction on transfer under the U.S. securities laws, unless otherwise contemplated by Section 2.7(c) and the Lockup Agreement.

Section 5.12 Third-Party Consents. Seller shall use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all Third-Party Consents and to the extent reasonably requested by Buyer, all other third-party consents under Contract of the Company and its Subsidiaries; provided that Buyer shall cooperate with Seller in identifying and obtaining such consents; provided further that, notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates be required to (a) make any payments to any Third Party (other than payments to Seller’s or Buyer’s respective Representatives for services rendered in connection with the Transaction) or (b) concede anything of value, in each case in order to obtain any Third-Party Consent or any other consent, approval, amendment, waiver or other modification under or to any Contract of the Company and/or any one or more of its Subsidiaries.

Section 5.13 Tax Matters.

(a) Seller Liability for Taxes. Seller shall be liable for and indemnify Buyer for all Taxes imposed on or with respect to the Company and each of its Subsidiaries or the Business for any taxable year or period that ends on or before the Closing Date (a “Pre-Closing Period”), any Taxes of any member of an affiliated, consolidated combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and, with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending at the end of the Closing Date. To the extent any of the Taxes described in the previous sentence gives rise to any Tax benefit (including deductions) or Tax credit for Buyer (or any successor thereof), the amount which shall be payable pursuant to this Section 5.13(a) shall be determined in accordance with the principles set forth in Section 7.8(b). Amounts required to be paid pursuant to this Section 5.13 by Seller to Buyer shall be paid promptly, but no later than thirty days after the date on which Buyer asserts and substantiates its entitlement to payment under this Section 5.13 in writing. If, after the Closing Date, Buyer (or any successor thereof) (A) receives any refund, or (B) utilizes the benefit of any overpayment or prepayment of Taxes which, in either of cases (A) and (B), (x) relates to Taxes paid by Seller, or (y) is the subject of indemnification by Seller hereunder, Buyer shall remit or cause the remittance of the entire amount of the refund or overpayment (including interest) received or utilized by Buyer (or any successor thereof) promptly to Seller, but no later than fifteen days after receipt thereof. With respect to any Tax, this indemnity shall survive until the date that is ninety days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax. Notwithstanding anything herein to the contrary, Seller shall not be required to make any payment to Buyer pursuant to this Section 5.13 to the extent the sum of such payment and all other payments previously made by Seller to Buyer pursuant to this Section 5.13 were to exceed the Aggregate Consideration.

(b) Buyer Liability for Taxes. Except as provided in Section 5.13(f), Buyer shall be liable for and indemnify Seller for all Taxes imposed on or with respect to the Company (or any successor thereof) or the Business not described in this Section 5.13. No later than thirty days after the Closing Date, Buyer shall pay to Seller any amounts of Taxes for which Buyer is liable under the first sentence of this Section 5.13(b) to the extent actually paid by Seller or any of its Affiliates to any Tax Authority prior to the Closing Date in accordance with applicable Law. To the extent any of the Taxes described in this Section 5.13(b) gives rise to any Tax deduction or Tax credit for Seller or any of its Affiliates, the amount which shall be payable pursuant to this Section 5.13(b) shall be determined in accordance with the principles set forth in Section 7.8(b). Amounts required to be paid pursuant to this Section 5.13(b) by Buyer to Seller shall be paid promptly, but no later than thirty days after the date on which Seller asserts and substantiates its entitlement to payment under this Section 5.13(b) in writing. With respect to any Tax, this indemnity shall survive until the date that is ninety days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax.

(c) Proration of Taxes. For purposes of this Section 5.13, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to the Company or any of its Subsidiaries (or any successor thereof) or the Business for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the Closing Date, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the Company and the Business. Notwithstanding anything to the contrary herein, the Parties agree that any Tax items arising from any Transaction Fees, costs and expenses described in Section 2.8(c) shall be allocable to the portion of such taxable year or period ending at the end of the Closing Date. Any transaction or other action that could affect the Liability for Taxes of the Company or the Business and that occurs or is deemed under applicable Law to occur after the Closing, but on the Closing Date shall, for purposes of this Section 5.13, be considered to have occurred after the Closing Date.

(d) Adjustment to Purchase Price. Any payment by Buyer or Seller under this Section 5.13 shall be an adjustment to the Aggregate Consideration for Tax purposes, to the maximum extent permitted by applicable Law.

(e) Tax Returns.

(i) Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries (or any successor thereof) and the Business after the Closing Date. Any such Tax Return that relates to a Pre-Closing Period or a Straddle Period shall be prepared in a manner that is consistent, in all material respects, with the prior practice of the Company and its Subsidiaries and the Business (including prior Tax elections and accounting methods or conventions made or utilized by the Company and its Subsidiaries and the Business), except as required by applicable Law. Buyer shall furnish to Seller any such Tax Return described in the previous sentence for Seller’s review at least thirty days prior to the due date for filing such Tax Return and shall, prior to filing such Tax Return, make any changes requested by Seller which affect Seller’s Liability under this Section 5.13, except as required by applicable Law; provided such changes are delivered to Buyer at least twenty days prior to the due date for filing such Tax Return. Notwithstanding anything herein to the contrary, Seller shall not be liable for indemnification for any Taxes that arise as a result of a breach by Buyer of the covenants contained in this Section 5.13(e)(i).

(ii) Neither Buyer nor any of its Affiliates shall (A) refile or amend or cause to be refiled or amended any Tax Return with respect to the Company or any of its Subsidiaries (or any of their respective successors) or the Business or approve the refiling or amendment of any Tax Return with respect to the Company or any of its Subsidiaries (or any successors thereof) or the Business for any Pre-Closing Period or for any Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed or (B) request or cause to be requested an audit by any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of the Company (or any successor thereof) or the Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for indemnification for any Taxes that arise as a result of a breach by Buyer of the covenants contained in this Section 5.13(e)(ii).

(f) Transfer Taxes. All excise, sales, use, gross receipts, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, public registry fees, recordation and other similar taxes and fees, together with any interest, additions or penalties with respect thereto, imposed, assessed or resulting from or that may be imposed or assessed as a result of the Transactions (the “Transfer Taxes”) shall be shared equally by Seller and Buyer and promptly paid on behalf of the Parties by Buyer. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed in connection with any Transfer Taxes; provided, however, that Buyer shall furnish to Seller any such Tax Return for Seller’s review at least thirty days prior to the due date for filing such Tax Return and shall, prior to filing such Tax Return, make any changes requested by Seller which affect Seller’s Liability under this Section 5.13, provided such changes are delivered to Buyer at least ten days prior to the due date for filing such Tax Return. Any Transfer Taxes resulting from any subsequent increase in the Aggregate Consideration and any Transfer Taxes resulting from any subsequent transfer of assets or property on or subsequent to the Closing shall be borne and promptly paid by Buyer.

(g) Tax Contests. From and after the Closing, Buyer shall notify Seller in writing within fifteen days of receipt by Buyer or any of its Affiliates (including the Company or any successor thereof) of notice of any pending or threatened United States, federal, state, local, provincial, territorial or any non-United States income or franchise Tax audits or assessments (such notice, a “Tax Claim”) that may affect Seller’s Liability under this Section 5.13. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify Buyer under this Section 5.13 to the extent that Buyer’s failure to notify Seller pursuant to this Section 5.13(g) shall have adversely affected Seller’s rights under this Agreement. Seller shall notify Buyer in writing within fifteen days of receipt by Seller of a Tax Claim for which Buyer would be required to indemnify Seller pursuant to Section 5.13(b). Buyer shall not be required to indemnify Seller under Section 5.13(b) to the extent that Seller’s failure to notify Buyer pursuant to this Section 5.13(g) shall have adversely affected Buyer’s rights under this Agreement. Seller shall control any examination, investigation, audit or other proceeding (a “Tax Contest”) in respect of any Tax Claim relating to Pre-Closing Periods that may give rise to a claim for indemnification pursuant to this Section 5.13, and to employ legal counsel of its choice at Seller’s expense; provided that Seller shall keep Buyer reasonably informed with regard to such Tax Contest. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim that would adversely affect the Liability for Taxes of Buyer, the Business or the Company (or any successor thereof) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement. In the case of a Tax Contest in respect of any Tax Claim relating to a Straddle Period or a taxable year or period that begins after the Closing Date that may give rise to a claim for indemnification pursuant to this Section 5.13, (i) to the extent the issues presented in such Tax Contest can be separated in all material respects (including as to settlements) into those for which Seller would be liable under this Section 5.13 and all other issues, then Seller shall control the defense of those issues for which it would be liable, and Buyer shall control the defense of all other issues, each employing legal counsel of its choice, at its own expense, and (ii) to the extent the issues cannot be so separated, Buyer shall be entitled to control the defense employing legal counsel of its choice at its own expense; provided that Seller (along with legal counsel and other advisors of its choice) shall be entitled to participate in the defense with respect to the issues for which Seller would be liable under this Section 5.13. From and after the Closing, neither Buyer nor any of its Affiliates (including the Company or any successor thereof) shall agree to settle any Tax Claim for a Pre-Closing Period or a Straddle Period that may give rise to a claim for indemnification pursuant to this Section 5.13 without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Assistance and Cooperation. After the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates to, (i) assist Seller or Buyer, as applicable, in preparing and filing any Tax Returns that Seller or Buyer, as applicable, are responsible for preparing and filing in accordance with this Section 5.13, (ii) cooperate fully in preparing for any Tax Contests regarding any Tax Returns that may affect the Tax imposed on or with respect to the Business or the Company, (iii) make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Business and the Company and (iv) reasonably furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax Contest relating to a period for which the other may have Liability under this Section 5.13.

(i) Employee Withholding and Reporting Matters. With respect to those Company Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to applicable Law, assume all responsibility for preparing and filing with each relevant Tax Authority all forms, applications, notices, submissions and reports related to any employment, withholding or similar taxes.

(j) Tax Certificate. At or before the Closing, Seller shall deliver to Buyer a duly executed certificate in form and substance reasonably satisfactory to Buyer and in accordance with the requirements of Section 1445 of the Code.

Section 5.14 Employees; Employee Benefit Plans.

(a) Immediately following the Closing and until the one-year anniversary of the Closing, the Company and its Subsidiaries will (i) continue to employ each Company Employee at total compensation (including salary or hourly wage rates (as the case may be), bonus opportunities and 401(k) benefits for Company Employees in the United States (and 401(k)-like benefits then provided to Company Employees in the United Kingdom) the same as or substantially similar to, and at positions and with duties the same as or substantially similar to, the total compensation (including salary, or hourly wage rates (as the case may be), bonus opportunities and 401(k) benefits for Company Employees in the United States (and 401(k)-like benefits then provided to Company Employees in the United Kingdom) received and the positions held by such Company Employee as of the time immediately prior to the Closing and (ii) provide each Company Employee with severance benefits that are no less favorable in the aggregate than those provided to such Company Employee as of the time immediately prior to the Closing; provided that nothing contained herein shall obligate the Company or any of its Subsidiaries to continue to employ any Company Employee for any specified period of time after the Closing.

(b) For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate under the employee benefit plans, programs and policies provided to Company Employees after Closing (including the Company Benefit Plans as in effect after the Closing and the benefit plans of Buyer and its Affiliates as in effect after the Closing (“Buyer Benefit Plans”) (collectively, the “New Plans”)), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing (collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, if and when Buyer provides benefits to Company Employees under the New Plans, Buyer shall cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Old Plan, and (ii) for purposes of each New Plan providing medical, dental, life, pharmaceutical and/or vision benefits to any Company Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Buyer shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year.

(c) Immediately prior to the Closing, the Company will pay (i) each participant in the Company’s bonus plans and (ii) each Company Employee who has historically been eligible to receive a discretionary bonus in the Ordinary Course of business, an annual bonus for the fiscal year ended September 30, 2015 in an amount earned by such participants and Company Employees for the fiscal year ended September 30, 2015 as reasonably determined by the Company (collectively, the “FY 2015 Bonuses”); provided, however, that to the extent such payment would cause an impermissible acceleration event under Section 409A of the Code or result in non-deductible payments under Section 280G of the Code, the amount of any such payment shall be determined by the Company prior to the Closing and Buyer shall cause the Company to pay such amounts as soon as practicable after Closing in the Ordinary Course of business.

(d) Section 5.14(d) of the Seller Disclosure Schedule sets forth a list of each Company Employee and other Person who is entitled to a payment solely by reason of a “change in control” or “change of control” within the meaning of the Company Benefit Plans that contain such terms. Immediately prior to the Closing, the Company shall cause all such amounts to be accrued on the books and records of the Company and its Subsidiaries and shall cause such amounts to be paid immediately after the Closing (the “Change of Control Payments”).

(e) Effective as of a date no later than the day immediately preceding the Closing Date, each of the Company and its Subsidiaries shall terminate any and all plans that include a Code Section 401(k) arrangement (each, a “401(k) Plan”). No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or the Board of Directors of such Subsidiary of the Company, as the case may be (the “401(k) Termination Resolutions”). The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Buyer may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges and/or fees shall be paid by and shall be the responsibility of the Company.

(f) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Buyer, the Company or any of their Affiliates from amending or terminating any of their benefit plans (including the Company Benefit Plans) in accordance with their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee.

(g) As promptly as practicable after the date of this Agreement and prior to the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, take commercially reasonable efforts to implement, as of the Closing, the plans and agreements set forth in Section 5.14(g) of the Seller Disclosure Schedule.

Section 5.15 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, jointly and severally, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (and the Company, the Company’s Subsidiaries, and Buyer shall, jointly and severally, also advance expenses as incurred to the fullest extent permitted under applicable Law to), each present and former director, manager, officer and employee (or Persons acting in a similar capacity in respect of) of the Company and its Subsidiaries (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable and documented out-of-pocket costs of investigation, defense and appeal and reasonable and documented out-of-pocket legal, accounting and similar professional fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any Action, arising out of or pertaining to matters or facts and circumstances existing or occurring at or prior to the Closing (whether asserted or claimed prior to, at or after the Closing), to the fullest extent that Seller, the Company or the Company’s Subsidiaries would have been permitted under applicable Law and its Organizational Documents on the date hereof to indemnify, defend and hold harmless such Person, including those arising out of or pertaining to this Agreement and the Transactions.

(b) For the benefit of the Company and its Subsidiaries’ former and present directors, officers and managers, Seller shall be permitted to and shall be permitted to cause the Company and its Subsidiaries to, prior to the Closing, and if Seller does not do so, at the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, obtain and fully pay for “tail” insurance policies with a claims period from and including the Closing Date through the six-year anniversary thereof from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing (including those connected with or related to this Agreement and the Transactions). The cost of the premium for such “tail” insurance policies shall be borne by Buyer; provided, however, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company and its Subsidiaries for directors’ and officers’ liability insurance (“Current Premium”), and if such premiums for such insurance would at any time exceed 300% of Current Premium, then Buyer shall cause to be maintained policies of insurance which, in Buyer’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of Current Premium. In connection with the foregoing, Seller, the Company and its Subsidiaries agree to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(c) If Buyer, the Company, the Company’s Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into (or undergo a similar transaction) any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (or similar transaction) or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, the Company or the Company’s Subsidiaries shall assume all of the obligations set forth in this Section 5.15.

(d) The Parties hereby acknowledge and agree that from and after the Closing, each of the Company Indemnified Parties shall be an express third-party beneficiary of this Agreement for purposes of this Section 5.15. The rights of such Company Indemnified Parties under this Section 5.15 shall be in addition to any rights such Company Indemnified Parties may have under the Organizational Documents of the Company, any of the Company’s Subsidiaries, or under any applicable Contracts or Laws.

(e) For the avoidance of doubt, the obligations set forth in this Section 5.15 shall expire, and automatically be of no further force or effect without any further action on the part of the Parties, on the six-year anniversary of the Closing Date; provided, however, that any claims asserted by a Company Indemnified Party in writing, with reasonable specificity as to the basis for such claims and actually received by Buyer or any successors or assigns thereof prior to the six-year anniversary of the Closing Date, shall not thereafter be barred and Buyer’s (or any successors or assigns) obligations shall continue in full force and effect until a Final Determination shall have been made with respect to such claims.

Section 5.16 Resignations. Seller shall cause each of the directors, officers and managers of the Company specified in writing by Buyer at least thirty days prior to the Closing Date to resign such position or positions, effective as of the Closing, and the Company, on the one hand, and each such director, officer or manager of the Company, on the other hand, shall execute a mutual release pursuant to which the Company, effective as of the Closing, shall unconditionally and irrevocably release each such director, officer or manager from any and all known Liabilities and known Actions that it or its Subsidiaries may have against such director, officer or manager (in such Person’s capacity as such) at or prior to the Closing, and each such director, officer or manager, effective as of the Closing, shall unconditionally and irrevocably release the Company and its Subsidiaries from any and all known Liabilities and known Actions that such director, officer or manager may have against the Company and its Subsidiaries, except for any Liabilities, Losses and other obligations (a) related to any actions taken by such director, officer or manager in accordance with this Agreement, (b) related to claims of indemnification under the Company’s D&O policy, the Company’s and any of its Affiliates’ Organizational Documents and any indemnification agreement between a director, officer or manager, on the one hand, and the Company or any of its Affiliates, on the other hand, (c) arising under this Agreement, (d) arising under any other agreements, plans, policies or arrangements that such director, officer or manager has with, or that is sponsored or maintained by, the Company or its Subsidiaries or (e) with respect to any such director, officer or manager that is a Company Indemnified Party, the rights expressly contemplated by Section 5.15 and Section 9.3. The resignation of any director, officer or manager of the Company pursuant to the terms of this Section 5.16 shall be deemed to be an involuntary termination without “cause” or without “just and reasonable cause” (or any such similar term) under any applicable agreement, plan, policy or arrangement covering any such director, officer or manager and shall entitle such director, officer or manager to any applicable severance, termination and other benefits thereunder.

Section 5.17 Takeover Statutes. If any Takeover Statute or any similar provision in any Organizational Document of the Company or any of its Subsidiaries, or other provision that would restrict, prohibit or otherwise impair Buyer’s ability to consummate the Transactions, is or may become applicable to the Transactions, Seller, the Ownership Board and Seller’s Affiliates shall use their reasonable best efforts to grant such approvals and take all such actions as are reasonably necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Transactions.

Section 5.18 HG Deferred Shares. Prior to the Closing, Seller shall cause the Company to lawfully transfer the HG Deferred Shares to a newly formed Subsidiary of Seller and Buyer shall cooperate fully therewith.

Section 5.19 Continuation and Bylaws of Seller.

(a) Seller agrees that for the period commencing on the Closing Date and expiring on the fifth-year anniversary thereof, Seller shall continuously maintain its existence as an exempted company incorporated with limited liability under the laws of Bermuda (or such other legal entity) and shall not dissolve, liquidate or permit its dissolution or liquidation or take any other action to terminate its existence. As soon as reasonably practicable (but in no event later than seven Business Days following the Closing Date), Seller shall deposit an amount equal to $3.25 million into a separate bank account of Seller, which funds shall be used by Seller to pay its operating costs during the five-year period after the Closing Date and shall keep and maintain reasonably adequate written records of the operating costs paid by Seller during such period of time. As promptly as reasonably practicable (but in no event later than seven Business Days after the five-year anniversary of the Closing Date), Seller shall remit to Buyer, without interest, any and all remaining funds that have not been used to pay for such operating costs, together with a reasonably detailed written accounting of such operating costs.

(b) Seller shall take all actions necessary or reasonably advisable to amend or amend and restate the current bylaws of Seller, effective at or prior to the Closing, such that (i) the provisions of Section 2(d) of the Lockup Agreement shall, to Buyer’s reasonable satisfaction, be appropriately reflected therein, (ii) the non-competition provisions of such bylaws, including the definition of “Business” used therein and the addition of a “Restricted Territory” provision, shall have been revised to Buyer’s reasonable satisfaction, and (iii) for a period of five years from and including the Closing Date, Seller shall not amend or otherwise modify any such provisions of the bylaws of Seller in any material respects without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). For so long as the Voting Agreement remains in effect, Seller shall not amend or otherwise modify its bylaws to reduce the shareholder approval requirement for any of the matters set forth in Section 29.4(a) of the bylaws of Seller in effect as of the date hereof to below fifty-six percent of the votes of those Shareholders present in person or represented by proxy at the general meeting at which such matter is considered or by unanimous consent in writing.

Section 5.20 Intercompany Contracts; Intercompany Loans.

(a) Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Contracts (other than the intercompany agreements set forth in Section 5.20(a) of the Seller Disclosure Schedule and the Intercompany Loans, which shall be subject to the provisions of Section 5.20(b)) such that, following the Closing, Seller and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not have any further Liability under such Intercompany Contracts.

(b) Seller and Buyer acknowledge and agree that, at Seller’s election, either: (i) prior to the Closing, (A) the Company shall pay or cause to be paid to Seller the Intercompany Loan Allocation, (B) the Company shall deliver to Seller in respect of each Intercompany Loan a customary payoff letter in form and substance reasonably satisfactory to Buyer, evidencing the payment in full of all obligations under the Intercompany Loans, and the release of all Encumbrances contemplated thereby, together with documentation reasonably satisfactory to Buyer evidencing the termination of the Intercompany Loans and all such Encumbrances and of any further Liabilities of the Company thereunder (such payoff letters and other documentation, the “Payoff Letters and Documentation”) and (C) Seller shall cause the Company to execute the Payoff Letters and Documentation (as applicable); or (ii) simultaneously with the Closing, (A) Buyer shall pay or cause to be paid to Seller the Intercompany Loan Allocation, (B) the Company shall deliver to Seller the Payoff Letters and Documentation and (C) Seller shall cause the Company to execute the Payoff Letters and Documentation (as applicable).

Section 5.21 Transaction Agreements. (a) At the Closing, Seller shall, and shall cause each of its Subsidiaries party to a Transaction Agreement to, execute each Transaction Agreement to which it is a party and Buyer shall, and shall cause each of its Affiliates party to a Transaction Agreement to, execute and deliver each Transaction Agreement to which it is a party and (b) each Party shall cooperate in causing any other Person that is a party to a Transaction Agreement to execute each Transaction Agreement to which such Person is a party (it being understood that each Transaction Agreement to be executed and delivered at the Closing shall be in the form of each such Transaction Agreement attached hereto as an Exhibit, with only such ministerial additions, deletions and modifications as necessary to complete any missing terms contemplated by the form to be completed by the parties to the Transaction Agreement or to correct any scrivener’s error in the form of a Transaction Agreement or, with respect to the Instrument of Transfer, with such modifications and additional related documents as mutually agreed by the Parties or as required by the applicable laws of Luxembourg to effect the transfer of the Shares on the terms and conditions set forth in this Agreement).

Section 5.22 Transfer Requirements.

(a) Seller shall take or cause to be taken all actions necessary or appropriate to satisfy the Transfer Requirements applicable to the Transactions and facilitate the consummation of the Transactions in accordance with the Organizational Documents of the Company and applicable Laws in the jurisdiction of Luxembourg, including (i) approval by Seller as sole shareholder of the Company of the transfer of the Shares to Buyer, (ii) the execution and delivery of the Instrument of Transfer to Buyer pursuant to Section 5.21 and (iii) the recordation of the transfer of the Ordinary Shares and CPECs in the share register and CPECs register, respectively, of the Company.

(b) Buyer shall take or cause to be taken all actions necessary or appropriate to satisfy the Transfer Requirements applicable to the Transactions and facilitate the consummation of the Transactions in accordance with the Organizational Documents of the Company and applicable Laws in the jurisdiction of Luxembourg, including approval of Buyer as the new sole shareholder of the Company and Buyer shall or shall cause the Company to take all actions or cause to be taken all actions necessary or appropriate to register the transfer of the Ordinary Shares with the Luxembourg Trade and Company Register followed by the publication in the Mémorial C, Recueil des Sociétés et Associations immediately following the Closing and such other actions required by the applicable Laws in the jurisdiction of Luxembourg.

Section 5.23 Assignment of Transferrable Bylaw Provisions. At the Closing, Seller shall assign the Transferrable Bylaw Provisions to the Company.

Section 5.24 Notification of Certain Matters. From and including the date hereof through the Closing, (a) Seller shall notify Buyer of any event or circumstance arising during such period that, to the Knowledge of Seller, may result in a Company Material Adverse Effect and (b) Buyer shall notify Seller and the Company of any event or circumstance arising during such period that, to the Knowledge of Buyer, may result in a Buyer Material Adverse Effect.

Section 5.25 Confidentiality.

(a) The terms of the Confidentiality Agreement and the KF Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement and the KF Confidentiality Agreement shall terminate. If for any reason the Transactions are not consummated, the Confidentiality Agreement and the KF Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with their terms.

(b) Buyer acknowledges and agrees that any information made available to Buyer pursuant to Article II and Section 5.1 or otherwise by or on behalf of Seller, the Company or any of their respective Affiliates or Representatives prior to the Closing shall be subject to the terms and conditions of the Confidentiality Agreement and the KF Confidentiality Agreement (as the case may be).

(c) From and after the Closing, Seller shall, and shall instruct its Representatives to, treat as confidential and not disclose any material confidential information concerning the Company, the Company’s Subsidiaries or the Business; provided, however, that the foregoing confidentiality obligations shall not prohibit Seller or any of its Affiliates or Representatives from using or disclosing such information (i) to the extent reasonably necessary for Seller or any of its Affiliates or Representatives to enforce the terms of this Agreement or any other agreement or instrument executed or understanding made in connection herewith, (ii) to the extent Seller or any of its Affiliates or Representatives determines that such use or disclosure is reasonably necessary for the pursuit or defense of any Action by or against Seller or any of its Affiliates or Representatives, (iii) to the extent required by Law or accounting requirements or such information is requested by any Government Entity, (iv) to the extent such information is generally available to the public other than as a result of Seller’s breach of this Section 5.25(c), (v) to the extent such information is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (vi) to the extent using or disclosing such information is permitted pursuant to the provisions of the Confidentiality Agreement or the KF Confidentiality Agreement (without regard to the termination of such agreements pursuant to Section 5.25(a)).

Section 5.26 Pending Disputes.

(a) At Seller’s sole cost and expense, from the date hereof through the three-year anniversary of the Closing Date (the “Resolution Period”), Seller shall use its reasonable best efforts to (i) settle the Actions set forth in Section 5.26 of the Seller Disclosure Schedule (the “Pending Disputes”), on commercially reasonable terms and, to the extent applicable, in connection therewith use its commercially reasonable efforts to have any Designated Interests held by a party to a Pending Dispute transferred to a designee of Buyer in connection with any such settlement; provided that (A) Seller shall consult with Buyer from time to time with respect to any settlement agreement, compromise or offer to settle or compromise proposed during the Resolution Period with respect to any Pending Dispute and shall reasonably consider and take into account any suggestions made by Buyer or any of its Representatives in regards to such settlement agreement, compromise or offer to settle or compromise, and (B) Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Pending Dispute on a basis that (I) would result in (y) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of Buyer, the Company or any of the Company’s Subsidiaries or (z) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries or (II) the offer to settle or compromise does not include as an unconditional term thereof the provision of a release, in customary form, from all liability with respect to such Pending Dispute by the applicable claimant or plaintiff to each of the Company and its Subsidiaries, or (ii) otherwise obtain a Final Determination with respect to the Pending Disputes during the Resolution Period (it being understood and agreed that, subject to Section 5.26(c), any amounts owed pursuant to any such binding settlement agreement entered into or otherwise subject to a Final Determination made during the Resolution Period shall be paid by or on behalf of Seller and any amounts owed by a party to a Pending Dispute (other than Seller) shall be for the account of Seller). As soon as practicable following the Closing, Seller shall set aside, in a separate bank account, a reasonable estimate of the costs and expenses and amounts expected to be paid in connection with Seller’s obligations contemplated by this Section 5.26(a), which funds shall be allocated and used exclusively by Seller for purposes of satisfying such obligations.

(b) In the event the Pending Disputes have not been settled or otherwise subject to a Final Determination pursuant to the foregoing clauses (i) and (ii) of Section 5.26(a) prior to the end of the Resolution Period, Seller shall, prior to the end of the Resolution Period, deposit with Buyer or a designee thereof an amount in cash equal to Buyer’s good faith estimate of the amounts likely necessary to settle the Pending Disputes on commercially reasonable terms or otherwise obtain a Final Determination with respect to the Pending Disputes, including reasonable attorneys’ fees and costs of suit reasonably expected to be incurred by Buyer after the expiration of the Resolution Period in connection therewith, less Buyer’s good faith estimate of the amounts reasonably likely to be recoverable by the Company and its Subsidiaries under the related counterclaims by the Company and its Subsidiaries which are part of the Actions (taking into account any insurance proceeds reasonably expected to be received by Buyer or any of its Affiliates with respect to any such settlements or Final Determination (net of any reasonably expected estimated costs, expenses or premium increases) and after consultation with Seller) (such amounts, the “Pending Disputes Deposit”). Subject to Seller’s deposit of the Pending Disputes Deposit, from and after the expiration of the Resolution Period, Seller shall be relieved of its duties and obligations with respect to any Pending Disputes (other than those set forth in the fourth sentence of this Section 5.26(b)) and Buyer shall assume full responsibility to pay for and direct the defense of the Actions and the prosecution of the counterclaims which are part of the Actions, at its sole cost and expense, and using the Pending Disputes Deposit for such purposes. Buyer shall have the sole power to direct and control the defense, adjudication, settlement and other procedures related or in connection with such Pending Disputes from and after the expiration of the Resolution Period. Seller shall cooperate with Buyer in its assumption of the defense of the Actions and the prosecution of the counterclaims which are a part of the Actions, and shall take such actions, and execute such documents, as Buyer may reasonably request, including substitutions of attorneys of record. Within thirty days after one or more final, binding and non-appealable settlement or other Final Determination has been obtained with respect to all the Pending Disputes, if and to the extent the amounts paid and incurred by Buyer from and after the expiration of the Resolution Period in connection with the defense of the Actions and the prosecution of the counterclaims which are a part of the Actions, including attorneys’ fees, costs of suit, payment of settlement amounts, if any, and payment of judgments, if any, are in the aggregate less than the Pending Disputes Deposit, then Buyer shall refund Seller, its successor or any one or more Persons designated by Seller prior to the end of the Resolution Period, an amount in cash (without interest) equal to such difference, if any.

(c) To the extent any Losses or Liabilities or other damages or payments related to, arising out of or connected with any Pending Disputes would be insured by the blanket insurance policies of the Company, any of its Subsidiaries or any of their respective successors or by any of their self-insured programs following the Closing notwithstanding Seller’s obligations contemplated by this Agreement with respect to the Pending Disputes or Pending Dispute Indemnification, the amounts that would reasonably be expected to be received by the Company, any of its Affiliates or any of their respective successors under such insurance policies or programs shall be deducted from any amounts owed by Seller pursuant to its obligations under Section 5.26(a) (net of any estimated costs, expenses or premium increases reasonably expected in the event the Company, any of its Affiliates or any of their respective successors would incur in the event a claim would be made under such policies or programs).

Section 5.27 Designated Interests. At Seller’s sole cost and expense, during the Resolution Period, Seller shall use its reasonable best efforts, to acquire or otherwise to cause to be transferred to a designee of Buyer the equity interests of the Persons set forth in Section 5.27 of the Seller Disclosure Schedule (the “Designated Interests”). During the Resolution Period, Seller shall have the sole power to direct and control the acquisition or transfer of such Designated Interests. In the event such acquisition or transfer is not completed prior to the end of the Resolution Period, Seller shall, prior to the end of the Resolution Period, deposit with Buyer or a designee thereof an amount in cash equal to Buyer’s good faith estimate of the reasonable costs and expenses likely necessary to complete such acquisition or transfer after the expiration of the Resolution Period, including reasonable attorneys’ fees reasonably expected and directly connected therewith (the “Designated Interests Deposit”). Subject to Seller’s deposit of the Designated Interests Deposit, from and after the Resolution Period, Seller shall be relieved of its obligations with respect to the Designated Interests and Buyer shall assume sole and complete control over the efforts to acquire the Designated Interests. If such Designated Interests are acquired or transferred to a designee of Buyer from and after the end of the Resolution Period or such Designated Interests are otherwise extinguished, then following the completion of such acquisitions or transfers, Buyer shall refund Seller, its successor or any one or more Persons designated by Seller prior to the end of the Resolution Period, an amount in cash (without interest) equal to the difference, if any, between the actual amount of the total costs and expenses (including purchase price and other considerations and reasonable attorneys’ fees) incurred by Buyer from and after the end of the Resolution Period to complete such acquisitions or transfers and the Designated Interests Deposit.

Section 5.28 Further Assurances. Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions (and for the avoidance of doubt and to the extent applicable, following the Closing, the matters contemplated by Section 5.11 and the provisions of the Lockup Agreement).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The obligations of both Parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Shareholder Approval. The Required Shareholder Approval shall have been received;

(b) Required Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and all the other Seller Government Approvals and Buyer Government Approvals shall have been satisfied or obtained, in each case without the imposition of a Burdensome Condition (other than one to which Buyer has previously consented or committed to);

(c) No Injunction or Order. No court or other Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, determination, injunction or other order (whether temporary, preliminary or permanent) that is in effect and materially restrains, enjoins or otherwise prohibits consummation of the Transactions; and

(d) Indemnity Escrow Shares. Evidence shall be provided of the Escrow Agent’s receipt of the Indemnity Escrow Shares.

Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in:

(i) Section 3.9(b) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time);

(ii) Section 3.1 (Organization, Due Authorization and Enforceability), Section 3.2(a) (Capital Structure; Subsidiaries), Section 3.3 (Consent and Approvals), Section 3.4 (Non-Contravention), Section 3.5 (Title to the Shares), Section 3.22 (Takeover Statutes) and Section 3.23 (Finders’ Fees) shall be true and correct in all material respects (without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time); and

(iii) all other representations and warranties of Seller set forth in Article III (other than those set forth in the foregoing clause (i) of this Section 6.2(a)) shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, notwithstanding anything in this Agreement to the contrary, any materiality or “Material Adverse Effect” or similar qualifiers that describe the contents of a section or subsection of the Seller Disclosure Schedule shall not be disregarded;

(b) Covenants. Each of the covenants and agreements of Seller and the Company to be performed on or prior to the Closing shall have been duly performed in all material respects;

(c) Certificate. Buyer shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; and

(e) Receipt of Certain Seller Deliverables. Buyer shall have received from or on behalf of Seller (or other Person or Persons as applicable), (i) subject to Section 5.22, a duly executed counterpart of each of the Transaction Agreements, (ii) subject to Section 5.22, the Shares, (iii) evidence of the obtaining of, or the filing with respect to, the Seller Government Approvals, (iv) copies of the written resignations contemplated by Section 5.16, (v) subject to Section 5.2, the Books and Records, (vi) if applicable, the Payoff Letters and Documentation and (vii) such other documents and instruments necessary to consummate the Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the other documents and instruments referred to in this Section 6.2, shall be in form and substance satisfactory to Buyer.

(f) Retention Employees. Seventy-five percent of the individuals listed on Section 5.14(g) of the Seller Disclosure Schedule shall have signed and returned to Seller a letter reflecting the terms set forth in Section 5.14(g) of the Seller Disclosure Schedule.

Section 6.3 Conditions to the Obligations of Seller . The obligations of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in:

(i) Section 4.7(b) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time);

(ii) Section 4.2(a) (Capital Structure; Subsidiaries) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time), except for any failures to be so true and correct that, individually or in the aggregate, would result in a change in the outstanding capitalization of Buyer by more than ten basis points;

(iii) Section 4.3 (Consents and Approvals), Section 4.4 (Non-Contravention) and Section 4.20 (Finders’ Fees) shall be true and correct in all material respects (without giving effect to any “materiality” or “Buyer Material Adverse Effect” or similar qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time);

(iv) all other representations and warranties of Buyer set forth in Article IV (other than those set forth in the foregoing clauses (i) and (ii) of this Section 6.3(a)) shall be true and correct (without giving effect to any “materiality” or “Buyer Material Adverse Effect” or similar qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks to a different date and time, in which case such representation and warranty shall be true and correct as of such different date and time), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that, notwithstanding anything in this Agreement to the contrary, any materiality or “Material Adverse Effect” or similar qualifiers that describe the contents of a section or subsection of the Buyer Disclosure Schedule shall not be disregarded;

(b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects;

(c) Certificate. Seller shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of Buyer dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect;

(e) Registration Statements and NYSE Listing Application. The Consideration Shares shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) Receipt of Certain Buyer Deliverables. Seller shall have received from or on behalf of Buyer (or other Person or Persons as applicable), (i) the Base Cash Consideration (as adjusted by Section 2.8) or the Alternative Base Cash Consideration (as adjusted by Section 2.8) and the Intercompany Loan Allocation (as the case may be), (ii) subject to Section 5.22, a duly executed counterpart of each of the Transaction Agreements, (iii) evidence of the obtaining of, or the filing with respect to, the Buyer Government Approvals and (iv) such other documents and instruments necessary to consummate the Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the other documents and instruments referred to in this Section 6.3, shall be in form and substance satisfactory to Seller.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1 Survival. (i) The Fundamental Representations and the representations and warranties set forth in Section 4.1 (Organization, Due Authorization and Enforceability), Section 4.2(a) (Capital Structure; Subsidiaries), and Section 4.20 (Finders’ Fees), in each case, shall survive the Closing for a period of five years from and including the Closing Date, (ii) the representations and warranties set forth in Section 3.11 (Taxes) and Section 4.9 (Taxes), in each case, shall survive the Closing until ninety days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), (iii) the representations and warranties set forth in Section 3.15 (Intellectual Property), other than as set forth in Section 3.15(g) and Section 3.15(h), and Section 4.12 (Intellectual Property), shall survive the Closing for a period of thirty months from and including the Closing Date and (iv) all other representations and warranties in this Agreement not referenced in the foregoing clauses (i), (ii) and (iii) of this Section 7.1 shall survive the Closing for a period of eighteen months from and including the Closing Date, in each case, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 7.2 and Section 7.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed or otherwise satisfied. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing. For the avoidance of doubt, the Parties hereby acknowledge and agree that the survival periods set forth in this Section 7.1 are contractual statutes of limitations and any claim brought by any Party pursuant to this Article VII must be asserted by the non-breaching Party in writing, with reasonable specificity as to the basis for such claims and actually received by the breaching Party prior to the expiration of the applicable survival period and notwithstanding anything in the first three sentences of this Section 7.1 to the contrary any claims asserted by the non-breaching Party in writing, with reasonable specificity as to the basis for such claims and actually received by the breaching Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period until a Final Determination shall have been made with respect to such claims.

Section 7.2 Indemnification by Seller. Subject to the limitations set forth in Section 7.4, Seller hereby agrees that from and after the Closing, it shall indemnify, defend and hold harmless Buyer, the Company and its Subsidiaries from and against any and all Losses actually suffered or incurred by Buyer, the Company and its Subsidiaries to the extent arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by Seller in Article III for the period such representation or warranty survives in accordance with Section 7.1;

(b) any breach of any covenant or agreement of Seller in this Agreement;

(c) any Pending Disputes during the Resolution Period (the “Pending Dispute Indemnification”); provided, however, that so long as Seller satisfies its obligations set forth in Section 5.26, Seller shall have the sole power to direct and control the defense, adjudication, settlement and other procedures related or in connection with such Pending Disputes during the Resolution Period;

(d) any Action brought by a Third Party and directly related to the Designated Interests; provided, however, that so long as Seller satisfies its obligations set forth in Section 5.27, Seller shall have the sole power to direct and control the process for purchasing the Designated Interests for the benefit of Buyer;

(e) any Final Determination with respect to an Action asserting or alleging a failure on the part of Buyer to deduct and withhold from any consideration payable pursuant to Section 2.3 of this Agreement; or

(f) any obligation to pay the amount of the deferred consideration payable under Schedule 7 (Deferred Consideration) to the Share Purchase Agreement for the sale and purchase of certain issued share capital of Talent Q International Limited, between the individual named parties thereto and Hay Group Investment Holdings BV, dated April 9, 2014.

Section 7.3 Indemnification by Buyer. Subject to the limitations set forth in Section 7.4, Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Subsidiaries and their respective directors, officers (and Persons in similar capacities), Affiliates, the Shareholders and former Shareholders whose warrant rights under the Organizational Documents of Seller remain outstanding as of the date hereof or will be outstanding following the Closing, each in their capacity as such (the “Seller Indemnified Parties” and, together with Buyer, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer in Article IV for the period such representation or warranty survives in accordance with Section 7.1; or

(b) any breach of any covenant or agreement of Buyer in this Agreement.

Section 7.4 Limitations.

(a) Seller shall not be liable to Buyer for any Losses with respect to the matters contained in Section 7.2(a) unless the aggregate of all Losses therefrom for which Seller would otherwise be liable exceeds an amount equal to $5 million (the “Deductible”), and then only for Losses in excess of the Deductible.

(b) In no event shall Seller’s aggregate liability to Buyer for Losses with respect to the matters contained in Section 7.2(a) exceed $30 million (the “Cap”).

(c) Notwithstanding anything in the foregoing clauses (a) and (b) of this Section 7.4 to the contrary, none of the Deductible or the Cap shall apply with respect to Losses from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted by Buyer, whether in respect of Third-Party Claims, claims between the Parties or otherwise, directly related to the Pending Dispute Indemnification, claims directly related to the matters set forth in Section 7.2(d), Section 7.2(f) or resulting by reason of any inaccuracy in or breach of any Fundamental Representation or any representation or warranty set forth in Section 3.11 (Taxes); provided, however, that in no event shall Seller’s aggregate liability arising under this Agreement exceed an amount equal to the Aggregate Consideration.

(d) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification, payment or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified, paid or reimbursed for such amount under any other provision of this Agreement (including pursuant to Section 2.8 and Section 2.9).

(e) Notwithstanding anything herein to the contrary, Seller shall not be liable for any Losses to the extent such Losses (i) primarily arise out of any voluntary act, omission, transaction or arrangement carried out by or on behalf of Buyer or any of its Affiliates after the date hereof, (ii) would not have arisen but for any winding-up, a change in the operation of the Business or the Company consented to by Buyer or its Affiliates after the date hereof, reorganization or change in the management, operation or ownership of the Business or the Company after the date hereof or (iii) primarily arose or were increased as a direct or indirect result of any increase in Tax rates or a change in Law occurring after the date hereof.

(f) Each Indemnified Party shall use commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or a Third-Party Claim for which the Indemnifying Party may have Liability to such Indemnified Party, such Indemnified Party shall notify the Indemnifying Party promptly and implement such commercially reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom.

Section 7.5 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (other than with respect to any Pending Dispute, which shall be subject to the provisions of Section 5.26 and Section 7.2(c), and any matters relating to the Designated Interests, which shall be subject to the provisions of Section 5.27 and Section 7.2(d), a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten Business Days following such Indemnified Party’s receipt of a

Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the failure of an Indemnified Party to provide such notice in a timely manner shall not affect its rights to indemnification under this Article VII except to the extent that the Indemnifying Party has been materially prejudiced by such failure. The Indemnifying Party shall have thirty days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate legal counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside legal counsel, that representation of both parties by the same legal counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that (A) would result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (B) the offer to settle or compromise does not include as an unconditional term thereof the provision of a release, in customary form, from all liability with respect to such Third-Party Claim by the applicable claimant or plaintiff to each Indemnified Party that is subject to such Third-Party Claim.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense (it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim) and in connection therewith employ legal counsel reasonably satisfactory to the Indemnifying Party to represent or defend such Indemnified Party against such a Third-Party Claim and the Indemnifying Party shall, subject to the other terms and conditions set forth in this Article VII, reimburse the Indemnified Party for the reasonable and documented fees and disbursements of such legal counsel; provided, however, that the Indemnifying Party shall not, in connection with any Third-Party Claim or any separate but substantially similar Third-Party Claims arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local legal counsel, in addition to such Indemnified Party’s regular counsel, is required in order to effectively defend against such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records, other documents and employees.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, legal counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable privileges (including attorney-client privilege).

Section 7.6 Payments.

(a) Following any Final Determination that Seller is required to indemnify Buyer pursuant to this Article VII, the first method of satisfying such obligation shall be, and the initial recourse of recovery for such indemnification shall be, the release and return to Buyer of the applicable number of Indemnity Escrow Shares then remaining in the Escrow Account pursuant to the provisions of Section 2.7, and then, to the extent any amounts remain owing pursuant to this Article VII, at the election of Seller, such amounts shall be payable directly by Seller (i) in the manner provided in Section 7.6(b) or (ii) by conveying, transferring, assigning and delivering to Buyer a number of Buyer Shares equal to the quotient of (A) the Indemnity Amount divided by (B) the Final Determination VWAP; provided, however, in the event the number of Released Indemnity Escrow Shares required to be released and returned to Buyer is equal to a fraction or a mixed fraction, in lieu of a fractional share interest in an Indemnity Escrow Share, Seller shall pay to Buyer an amount in cash equal to the product of (i) the fractional share interest of such Released Indemnity Escrow Share to which Buyer would otherwise be entitled multiplied by (ii) the per share price of the Released Indemnity Escrow Shares to be released pursuant to Section 2.7, and in the manner provided in Section 7.6(b).

(b) Subject to Section 7.6(a), the Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party receiving such payment, promptly following receipt from the Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party receiving such payment, the amount of any Loss for which it is liable hereunder no later than thirty days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.

Section 7.7 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 shall be treated as adjustments to the Aggregate Consideration for Tax purposes, to the maximum extent permitted by applicable Law.

Section 7.8 Adjustment to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received or reasonably expected to be received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual documented costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a Third Party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such Third Party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such Third Party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise agree to reasonably cooperate in the prosecution of such claims.

(b) Taxes. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party with respect to any Loss pursuant to this Article VII shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, in each case when and as such Tax cost or benefit is actually realized through an increase or reduction of Taxes otherwise due.

(c) Reimbursement. If an Indemnified Party recovers an amount from a Third Party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the Third Party in respect thereof exceeds (ii) the full amount of the Indemnifying Party’s portion of such Loss.

Section 7.9 Exclusive Remedy. Subject to Section 8.5(b) and except in the case of actual or intentional fraud, and as otherwise provided in Section 5.11(a), Section 5.13, Section 5.25, and Section 9.10, the rights and remedies under this Article VII are exclusive and in lieu of any and all other rights and remedies that Seller may have against Buyer or Buyer may have against Seller under this Agreement or otherwise with respect to the Company, the Shares and the Business or any inaccuracy in or breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Each of Seller and Buyer expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against Buyer and Seller, or their respective Affiliates, respectively, now or in the future under any Law with respect to the Transactions. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the Transactions.

Section 7.10 Coordination with Tax Indemnification Provisions. To the extent that Seller may be liable for indemnification for any Taxes under both Section 5.13 and this Article VII, Seller shall be liable only under Section 5.13. Unless explicitly provided to the contrary in Section 5.13 or Section 5.13(b), the provisions of this Article VII shall not apply to indemnification claims made pursuant to Section 5.13 or Section 5.13(b). Any amounts owed under Section 5.13 shall be included with and added to any amounts owed under this Article VII in determining the limits of Seller’s indemnification obligations pursuant to Section 7.4. The Parties agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Aggregate Consideration for all income tax purposes except as otherwise required pursuant to applicable Law.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Seller and Buyer and referencing this Section 8.1.

Section 8.2 Termination by Seller or Buyer. This Agreement may be terminated at any time prior to the Closing by Seller or by Buyer:

(a) by giving written notice of such termination to Buyer, in the case of a termination by Seller, or to Seller, in the case of a termination by Buyer, if the Closing shall not have occurred on or prior to December 1, 2015 (such date, as it may be extended pursuant to the proviso immediately below, the “Outside Date”); provided, however, that if the sole reason that the Closing has not occurred is that an approval required pursuant to Section 6.1(b) has not been obtained on or prior to such date, such date may be extended by either Seller or Buyer, in the sole discretion of Seller or Buyer (as the case may be) to December 28, 2015 (which date shall then be the “Outside Date”); provided further that the right to terminate this Agreement under this Section 8.2(a) shall not be available to Seller or to Buyer where the failure of Seller or Buyer, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date; or

(b) by giving written notice of such termination to Buyer, in the case of a termination by Seller, or to Seller, in the case of a termination by Buyer, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.2(b) shall not be available to Seller or to Buyer where the failure of Seller or Buyer, as applicable, to fulfill any of its obligations under this Agreement has caused or resulted in such order, decree, ruling or other action.

Section 8.3 Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement such that the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(d), Section 6.3(e) or Section 6.3(f) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty days after written notice thereof is given by Seller to Buyer and (ii) one Business Day prior to the Outside Date; provided that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) or Section 6.2(e) not to be satisfied; or

(b) Buyer has failed to effect the Closing on the date set forth in Section 2.2.

Section 8.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement such that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) or Section 6.2(e) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty days after written notice thereof is given by Buyer to Seller and (ii) one Business Day prior to the Outside Date; provided that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(d), Section 6.3(e) or Section 6.3(f) not to be satisfied;

(b) at any time prior to receiving the Required Shareholder Approval (i) the Ownership Board has effected a Change in Recommendation; or (ii) following the receipt of an Acquisition Proposal made by a Third Party, the Ownership Board fails to reaffirm the Ownership Board Recommendation within ninety-six hours following receipt of a written request from Buyer that it do so in response to such Acquisition Proposal; or (iii) Seller shall have willfully and materially breached Section 5.7 or Section 5.9 prior to the date of the Shareholders Meeting; provided that Buyer is not then in material breach of any of its covenants or agreements as contemplated by this Agreement;

(c) if the Required Shareholder Approval is not obtained at the Shareholders Meeting (or any postponement, recess or adjournment thereof); or

(d) Seller has failed to effect the Closing on the date set forth in Section 2.2.

Section 8.5 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Sections 8.1 through 8.4, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties contained in

Section 5.25, this Section 8.5 and Article IX (and any related definitional provisions set forth in Article I); provided that nothing in this Section 8.5 shall relieve any party from liability for any material breach of this Agreement or bad faith conduct that occurred prior to, or in connection with, such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

(b) In the event that this Agreement is terminated: (i) by Buyer pursuant to Section 8.4(b), then Seller shall pay an amount in cash equal to $15 million (the “Termination Fee”) to Buyer, by wire transfer of immediately available funds to such account or accounts designated by Buyer, as promptly as reasonably practicable following such termination (but in no event later than two Business Days following such termination); provided that Seller shall have received the applicable wire instructions from Buyer; or (ii)(A) by Buyer or the Seller pursuant to Section 8.2(a), or by Buyer pursuant to Section 8.4(a) or Section 8.4(c) or Section 8.4(d), (B) following the date hereof, but prior to the termination of this Agreement pursuant to the foregoing clause (A) of this Section 8.5(b)(ii), an Acquisition Proposal shall have been publicly announced or disclosed to the Shareholders and not unconditionally withdrawn and (C) within twelve months following any such termination, Seller, the Company or any of its Subsidiaries shall have either consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal which is subsequently consummated (whether before or after such twelve-month period), in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in the foregoing clause (B) of this Section 8.5(b)(ii), Seller shall pay the Termination Fee to Buyer by wire transfer of immediately available funds to such account or accounts designated by Buyer, as promptly as reasonably practicable following such events (as the case may be) (but in no event later than two Business Days following such events, as the case may be); provided that Seller shall have received the applicable wire instructions from Buyer.

(c) Seller acknowledges that the agreements contained in this Section 8.5 are an integral part of the Transactions and that, without them, Buyer would not enter into this Agreement. Accordingly, if Seller fails to promptly pay the Termination Fee if properly due and payable pursuant to Section 8.5(b), Seller shall be liable for any reasonable and documented costs and expenses actually incurred by Buyer in connection with an Action to enforce the provisions of Section 8.5(b) that results in a Final Determination against Seller for such amount, together with interest on the amount of any unpaid Termination Fee, cost or expense at the Interest Rate from the date such Termination Fee, cost or expense was required to be paid (but excluding) the payment date.

(d) The Parties acknowledge and hereby agree that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(e) In the event Seller is required to pay the Termination Fee, such Termination Fee shall be the sole and exclusive remedy of Buyer and its Affiliates against Seller and its Affiliates for any Losses or any other damages suffered as a result of any breach of the covenants or agreements in this Agreement (including termination of this Agreement), or in respect of any representation made or alleged to have been made in connection with this Agreement, and upon payment of such Termination Fee, Seller and its Affiliates shall have no further Liability or obligation relating to or arising out of this Agreement (including termination thereof) or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except in the case of intentional fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by either Party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephonic confirmation thereof. Such communications must be sent to the respective Parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.1):

If to Seller:

HG (Bermuda) Limited
SE Pearman Building, 3rd Floor
9 Par-la-Ville Rd
Hamilton, Bermuda
HM 08
Attention:	Chris R. Matthews
Telephone:	(441) 474-5310
Email:	chris.matthews@haygroup.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Facsimile:	(212) 558-3588
Email:	sampasg@sullcrom.com

If to Buyer:

Korn/Ferry International
1900 Avenue of the Stars
Suite 2600
Los Angeles, California 90067
Attention:	Gary Burnison
Telephone:	(310) 226-2613
Email:	gary.burnison@kornferry.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, California 90017
Attention:	Michael Cohen
Telephone:	(213) 892-5404
Facsimile:	(323) 210-1353
Email:	mcohen@mofo.com

Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to the obligations of either Party to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII.

Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except as provided in Section 9.5, and any attempted or purported assignment in violation of this Section 9.3 shall be null and void; provided that, prior to the Closing, Buyer may, in its sole discretion as long as such assignment would not delay the Closing, without the consent of Seller, assign all or a portion of its rights and/or delegate all or a portion of its obligations under this Agreement to an Affiliate of Buyer; provided that such assignment shall not relieve Buyer of its obligations hereunder. Except as set forth in Section 5.15, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.4 Entire Agreement. Subject to Section 5.25, this Agreement (including all Schedules and Exhibits) and the Transaction Agreements contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations and understandings, oral or written, with respect to such matters. In the event of (a) any inconsistency between the statements in the body of this Agreement, the Schedules (including the Disclosure Schedules) and Exhibits (other than an exception expressly set forth as such in the Disclosure Schedules) and (b) any inconsistency between the statements in the body of this Agreement and any of the Transaction Agreements (other than in the case of the Escrow Agreement), in each case the statements in this Agreement shall control (other than in the case of the Escrow Agreement).

Section 9.5 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement or any of the Transaction Agreements that is performed, satisfied or fulfilled completely by an Affiliate of such Party shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.6 Public Disclosure. Notwithstanding anything herein to the contrary (but subject to the second sentence of this Section 9.6), from and after the date hereof, no press release or any other public announcement, disclosure or communication shall be made or caused to be made relating to this Agreement, the Transaction Agreements or the Transactions unless specifically approved in advance by each of the Parties. Notwithstanding anything herein to the contrary, the foregoing sentence shall not apply to (a) announcements, disclosures or communications required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of Buyer are listed (provided, however, that such announcement or communication shall be made after consultation among Seller and Buyer and after taking into account the reasonable requirements of each of Seller and Buyer as to timing, content and manner of making such announcement or communication) or (b) internal announcements or communications regarding this Agreement, the Transaction Agreements or the Transactions to their respective directors, officers and employees.

Section 9.7 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that: (a) Buyer shall be responsible for and pay all costs, fees and expenses payable in connection with (i) all Buyer Government Approvals and with those Seller Government Approvals required to facilitate Buyer Government Approvals, (ii) obtaining any Third-Party Consent and any of the consents contemplated by Section 5.12, (iii) the removal of any Escrow Restrictive Legend, Private Placement Legend and any legend expressly provided for in the Lockup Agreement as contemplated by Section 2.7(c), Section 5.11(e) and provisions of the Lockup Agreement, respectively and (iv) the entire KPMG Public Company Audit Work Fee; (b) Seller shall be responsible for and pay all costs, fees and expenses payable in connection with the Seller Government Approvals not contemplated by clause (a) of this Section 9.7; and (c) Buyer and Seller share equally the costs and expenses with respect to the services provided by the Escrow Agent pursuant to the Escrow Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws, rules or principles thereof (other than New York General Obligations Law sections 5-1401 and 5-1402) (or any other jurisdiction) to the extent such rules or principles would direct a matter to another jurisdiction.

(b) All Actions arising out of or relating to this Agreement, any of the Transaction Agreements or the consummation of the Transactions shall be heard and determined exclusively in the United States District Court for the Southern District of New York or any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the Parties (i) irrevocably submit to the exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement, any of the Transaction Agreements or the consummation of the Transactions brought by any party, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, any of the Transaction Agreements or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such Action and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 9.8.

Section 9.9 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Buyer acknowledges that Sullivan & Cromwell LLP and other outside legal counsel and advisors (collectively, the “Prior Counsel”), have, on or prior to the Closing, represented one or more of Seller, the Company and their respective Subsidiaries and Affiliates, and each of their respective directors, officers, managers and employees (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement, the Transactions, the Transaction Agreements, the Voting Agreement and such other related matters (including any matter that may be connected with an Action related to or arising out of any of the foregoing) (each, an “Existing Representation”), and that, in the event of any matters following the Closing (i) relating to this Agreement (including any matter that may be connected with an Action related to or arising out of this Agreement, the Transactions, the Transaction Agreements, the Voting Agreement and such other related matters) and (ii) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Counsel will represent them in connection with such matters. Accordingly, Buyer on behalf of itself and its Affiliates (including the Company and its Subsidiaries) hereby (A) waives and shall not assert, and agrees that following the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person or Persons may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Counsel may (I) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (II) be currently representing the Company or any of its Subsidiaries. Without limiting the foregoing, each of Buyer on behalf of itself and its Affiliates (including the Company and its Subsidiaries) consents to the disclosure by Prior Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representation learned by Prior Counsel in the course of one or more Existing Representations, whether or not such information is subject to attorney-client privilege, attorney work-product protection or other applicable privilege of the Company or any of its Subsidiaries or Prior Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or following the Closing.

(b) Buyer on behalf of itself and its Affiliates (including the Company and the Subsidiaries) waives and shall not assert, and agrees following the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer, the Company or any of its Subsidiaries except as provided in the last sentence of this Section 9.8(b). Furthermore, Buyer on behalf of itself and its Affiliates (including the Company and its Subsidiaries) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company or one or more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding anything to the contrary in the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a Third Party other than a Designated Person, on the other hand, Buyer shall cause the Company to and to cause its Affiliates to assert, to the extent available, the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of privileged materials to such Third Party; provided, however, that such privilege may be waived only with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Buyer on behalf of itself and its Affiliates (including the Company and its Subsidiaries) hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with legal counsel other than Prior Counsel. This Section 9.9 shall be irrevocable, and no term of this Section 9.9 may be amended, waived, supplemented or otherwise modified without the prior written consent of Seller and the Prior Counsel affected thereby.

Section 9.10 Equitable Relief. The Parties acknowledge and agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies the Parties may have in equity or at law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the first sentence of Section 9.8(b), in any federal or New York state court sitting in the Borough of Manhattan of the City of New York without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.11 Disclosure Schedules. The disclosure of any matter in any section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule (collectively, the “Disclosure Schedules”), as applicable, shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise, shall not be deemed to constitute an admission by either of Seller or Buyer, as applicable, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Buyer Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other materiality threshold specified for disclosure in this Agreement or that such item establishes a standard of materiality or represents a determination that the Transactions require the consent of any Third Party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate. The reference to, and summaries or descriptions herein of, any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 9.11 and the remainder of this Agreement, all terms and conditions of, and amendments, supplements, schedules, exhibits, addendums, attachments and annexes to, such Contract or other document or materials that have been made available to Buyer and its Representatives or Seller and its respective Representatives, as applicable, prior to the date of this Agreement. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 9.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13 Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed as of the date first written above.

HG (BERMUDA) LIMITED

By:	/s/ Chris R. Matthews
	Name:	Chris R. Matthews
	Title:	Chief Executive Officer

KORN/FERRY INTERNATIONAL

By:	/s/ Gary Burnison
	Name:	Gary Burnison
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

FORM OF ESCROW AGREEMENT

(See attached)

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (as may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereto, this “Agreement”) is made and entered into as of [●] [●], 2015, by and among HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Seller”), Korn/Ferry International, a Delaware corporation (“Buyer” and, together with Seller, sometimes referred to collectively as the “Parties” and individually as a “Party”), and Computershare Trust Company, N.A., a federally chartered trust Company (the “Escrow Agent”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller and Buyer have entered into that certain Stock Purchase Agreement, dated as of September 23, 2015 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms and attached hereto as Exhibit A, the “SPA”), which provides, among other things, pursuant to the terms and conditions set forth therein, for the sale, conveyance, transfer and assignment of all issued and outstanding (a) shares, par value €25 per share, of HG (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Company”), and (b) non-interest bearing convertible preferred equity certificates, par value €25 per certificate, of the Company, by Seller to Buyer in exchange for an aggregate amount in cash and number of validly issued, fully paid and non-assessable shares of common stock of Buyer, par value $0.01 per share (each a “Buyer Share” and, collectively, the “Buyer Shares”), in each case as more fully described in the SPA;

WHEREAS, the SPA contemplates the due execution and delivery of this Agreement contemporaneously with the Closing;

WHEREAS, pursuant to Section 2.7 of the SPA, at the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent book-entry positions representing 5,922,136 of the Buyer Shares (the “Indemnity Escrow Shares”) for deposit into a custodian account specified by the Escrow Agent (the “Escrow Account”), which shall be held, safeguarded and released pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, each of Seller and Buyer desire the Escrow Agent to act as their escrow agent and the Escrow Agent has indicated its willingness to act as their escrow agent.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Establishment of the Escrow Fund.

(a) Pursuant to Section 2.7 of the SPA, on the Closing Date, Buyer shall deliver or cause to be delivered to the Escrow Agent the Indemnity Escrow Shares for deposit into the Escrow Account and the Escrow Agent (along with all interest, dividends and other distributions and payments thereon received by the Escrow Agent in connection with the Escrow Agent as the registered holder of the Shares, the “Distributions” and, together with the Indemnity Escrow Shares, the “Escrow Assets”) shall hold, safeguard and release the Escrow Assets solely pursuant to the terms and conditions of this Agreement (it being understood and agreed that the Indemnity Escrow Shares and any Distributions (other than cash Distributions) shall be held by the Escrow Agent as a book-entry position registered in the Escrow Agent’s name for the benefit of Seller).

(b) The Escrow Assets (less any property and/or funds distributed or paid in accordance with this Agreement, the “Escrow Fund”) shall be held by the Escrow Agent to secure the indemnification obligations of Seller provided for in Article VII of the SPA.

(c) The Escrow Fund shall be segregated on the books and records of the Escrow Agent from the other assets and properties of the Escrow Agent and shall be held by the Escrow Agent for the benefit of (subject to the arrangements and understandings in respect of) the Shareholders and former shareholders of Seller entitled to the benefit of and rights to the Buyer Shares issued in connection with the consummation of the transactions contemplated by the SPA (collectively, the “Equity Rights Holders”).

(d) The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor or Party, and shall be held, safeguarded and released solely pursuant to the terms and conditions of this Agreement.

3. Equity Rights Holders Interests in the Escrow Fund. Subject to any agreements or arrangements by and among Seller and the Equity Rights Holders (including the Organizational Documents of Seller) and Section 5, each Equity Rights Holder shall have an interest, on a pro rata basis (as calculated pursuant to the terms of the Organizational Documents of Seller) in the Escrow Assets and any releases or transfers of any Escrow Assets to such Equity Rights Holders shall be on a pro rata basis (as calculated pursuant to the terms of the Organizational Documents of Seller) (it being understood that any such distributions (including any distribution made in connection with a full or partial redemption with respect to a Shareholder or Equity Rights Holder) shall be made by Seller in accordance with the terms of the Organizational Documents of Seller and not by the Escrow Agent and neither the Escrow Agent shall have no obligation to release any Escrow Assets to an Equity Rights Holder directly nor shall Buyer have any obligation to cause the same).

4. Voting Rights. The Indemnity Escrow Shares and any other Buyer Shares constituting part of the Escrow Funds shall be shown as issued and outstanding on the books and records of Buyer. During the term of this Agreement, Seller shall have the right to exercise any voting rights and all other rights with respect to the Indemnity Escrow Shares attributable to Seller pursuant to the terms of the SPA. Seller shall direct the Escrow Agent in writing as to the exercise of any such voting rights and other rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of Seller. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Indemnity Escrow Shares.

5. Equitable Adjustment; Distributions.

(a) Notwithstanding anything in this Agreement or the SPA to the contrary, in the event that the number of Buyer Shares or securities (including debt securities) convertible or exchangeable into or exercisable for Buyer Shares issued and outstanding after the date of this Agreement and prior to the later of (i) the Escrow End Date and (ii) the Final Determination and satisfaction of any Pending Claim, shall have been changed into a different number of Buyer Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, plan or arrangement, amalgamation, merger, issuer tender or exchange offer, or other similar transaction, the Indemnity Escrow Shares shall be equitably adjusted.

(b) Seller shall have the exclusive right to any Distributions (other than any rights the Equity Rights Holders may have pursuant to Section 3) and (i) any cash Distributions received by the Escrow Agent shall be released by the Escrow Agent to Seller, without any instructions or any other actions from either Party, by wire transfer of immediately available funds pursuant to the wire instructions set forth in Annex A, and in all cases within three Business Days thereof, and (ii) subject to the terms and conditions of Section 6, any other Distributions shall be held, safeguarded and released by the Escrow Agent on the Escrow End Date.

6. Disposition and Termination.

(a) Promptly after the date that is the one-year anniversary of the Closing Date (the “Escrow End Date”), but no later than two Business Days after the Escrow End Date, the Parties shall direct the Escrow Agent in writing to, and the Escrow Agent shall promptly (but no later than three Business Days following such direction), release the remaining portion of the Escrow Fund less the number of Indemnity Escrow Shares equal to the number of the Buyer Shares equal to the quotient of (i) the Escrow Reserve Amounts divided by (ii) the Escrow End Date VWAP, which number of Indemnity Escrow Shares shall continue to be held and safeguarded in the Escrow Account (the “Reserved Portion”) by the Escrow Agent until any Pending Claim as described in Section 6(b)

becomes resolved, even if such claim has not been finally resolved prior to the Escrow End Date. As contemplated by Section 2.7(b)(iii) of the SPA, following resolution from time to time of any Pending Claim, Seller and Buyer shall direct the Escrow Agent to distribute from the Escrow Account to Seller, to Buyer, or to both, a number of Indemnity Escrow Shares or Released Indemnity Escrow Shares, equal to such portion of the Escrow Reserve Amounts as is appropriate, as calculated by the Parties pursuant to the SPA, for the resolution of any Pending Claim. After the Escrow End Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Seller from the Escrow Fund pursuant to a written instruction delivered in accordance with Section 6(f).

(b) Notwithstanding anything in this Agreement to the contrary, if before the Escrow End Date the Escrow Agent has received from Buyer a written notice (a “Buyer Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification pursuant to the SPA and the amounts contemplated by any and all claims for indemnification submitted by Buyer in accordance with Article VII of the SPA, then the Escrow Agent shall continue to keep in escrow the Reserved Portion until such Pending Claim is resolved as provided in the SPA and herein. For the avoidance of doubt, the preceding sentence shall survive the Escrow End Date. In any Buyer Claim Notice, Buyer shall, in reasonable detail to the extent possible, cite the nature of the claim, the section or sections of the SPA supporting its claim, and facts and circumstances to the extent known, after due inquiry, by Buyer supporting its claim.

(c) At the time of delivery of any Buyer Claim Notice to the Escrow Agent, a duplicate copy of such Buyer Claim Notice shall be delivered by Buyer to Seller.

(d) Unless Seller delivers to the Escrow Agent a written notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Buyer Claim Notice (the “Contest Notice”) within twenty days of Seller receiving the relevant Buyer Claim Notice pursuant to Section 6(c), the Escrow Agent shall, without further instructions, promptly distribute that portion of the Escrow Fund equal to the Reserved Portion as determined herein in accordance with Section 2.7(b)(ii)(B) of the SPA, and deliver such amount to Buyer after prior written notice to Seller. The Escrow Agent shall continue to hold in escrow any contested Reserved Portion until release is otherwise authorized pursuant to Section 6(e). If any Contest Notice includes an objection to only a portion of the Reserved Portion, the Escrow Agent shall promptly release to Buyer an amount from the Escrow Fund equal to the portion of the Reserved Portion in relation to which there is no objection after prior written notice to Seller.

(e) In the event that Seller shall deliver a Contest Notice in accordance with Section 6(d), Seller and Buyer shall negotiate in good faith for a period of thirty days after delivery of the Contest Notice to Buyer in an effort to settle the claim contained in the relevant Buyer Claim Notice or agree on the appropriate Reserved Portion, if any, to be applied against the Escrow Fund pursuant to the relevant Buyer Claim Notice. The Escrow Agent shall make payment with respect to any Reserved Portion subject to such Contest Notice only in accordance with a Final Determination. The Escrow Agent shall be entitled to rely on the Final Determination and upon receipt thereof shall promptly distribute that portion of the remaining Escrow Fund in accordance with Sections 2.7(b) and 7.6 of the SPA.

(f) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Seller and Buyer, or their respective successors or assigns, as to the release of any Escrow Asset, the Escrow Agent shall release such Escrow Assets pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the individuals executing said joint written instructions are authorized to do so.

(g) Notwithstanding anything to the contrary in this Agreement or the SPA, if any amount to be released at any time or under any circumstances exceeds the then current market value of the remaining Escrow Fund, the Escrow Agent shall release the remaining portion of the Escrow Fund and shall have no liability or responsibility to the Parties for any deficiency.

(h) Upon delivery of any and all remaining Escrow Assets by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 19.

7. Escrow Restrictive Legends. All book-entry positions representing any Indemnity Escrow Shares will bear or contain a legend substantially to the following effect (the “Escrow Restrictive Legend”):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER, THE ESCROW AGENT THEREUNDER (OR ANY SUCCESSOR ESCROW AGENT) AND OTHER PARTIES NAMED THEREIN AS ORIGINALLY EXECUTED AND AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “ESCROW AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT. THE SECURITIES REPRESENTED BY THIS INSTRUMENT WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.”

provided that upon the release of any Indemnity Escrow Shares pursuant to Section 6, Buyer shall cause the Escrow Restrictive Legend to be removed from all book-entry notations representing any such Released Indemnity Escrow Shares (and terminate any related stop-transfer orders) and take such other actions within Buyer’s control, or which could reasonably be expected to be in Buyer’s control, as may be necessary, advisable or reasonably requested by Seller in order for such Buyer Shares to be freely tradeable and not be subject to any restriction on transfer under U.S. securities laws unless otherwise contemplated by the SPA and the Lockup Agreement.

8. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are contemplated and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Subject to Section 31(a) and limited to the Escrow Agent’s knowledge of the capitalized terms on the Closing Date, the Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including the SPA, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional rights or obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind (it being acknowledged that if evidence of such written notice, document, instruction or request not being genuine is apparent, in the sole discretion of the Escrow Agent, on the face thereof the Escrow Agent shall present such written notice, document, instruction or request to the representatives of the applicable Party set forth in Schedule 1 and await further instruction prior to taking any action hereunder). The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any document, notice, instruction or request setting forth, claiming, containing, objecting to, or related to the transfer or distribution from the Escrow Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 17 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 17. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice or instruction or request or any calculation or adjustments contemplated by this Agreement or the SPA unless it is apparent, in the sole discretion of the Escrow Agent, on its face that such document, notice or instruction or calculation or adjustment is faulty, incomplete or not genuine. The Escrow Agent shall have no duty to solicit any payments which may be due under the terms of this Agreement or any other agreement, instrument or document between the Parties or have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder (except for the initial deposit of the Indemnity Escrow Shares made pursuant Section 2(a) and in connection with the satisfaction of the Escrow Agent’s obligations set forth in Section 14).

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent the Escrow Agent’s or any of its Affiliates’ criminal acts, fraud, gross negligence, bad faith or willful misconduct (each as determined by a final judgment by a court of competent jurisdiction) was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through Affiliates or third-party agents that are experienced in matters for which they are engaged; provided, however, that subject to the limitations on liability contained herein, the Escrow Agent shall be as fully responsible to the Parties for the acts and omissions of any such Affiliate or third-party agents as it is for its own acts and omissions hereunder and shall ensure such Affiliates and third-party agents are bound by the terms of Section 15 as if each was a party hereto. The Escrow Agent may consult with legal counsel, accountants and other professional consultants to be selected and retained by it. In the event that the Escrow Agent shall be uncertain or believes there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation (other than informing the Parties of any such conflict) shall be to keep safely all property held in the Escrow Account until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Escrow Agent or by a final and non-appealable order or judgment issued by the Chosen Courts in accordance with the terms and conditions of Section 26. To the extent possible under applicable Law, the Parties shall pursue any redress or recourse in connection with any dispute between them under or related to this Agreement without making the Escrow Agent a party to the same.

9. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty-days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty days following receipt of the notice of resignation, the Escrow Agent may petition the Chosen Courts for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be final, binding and non-appealable upon all the Parties and the Escrow Agent. The Escrow Agent’s sole responsibility after such thirty-day notice period expires shall be to hold the Escrow Asset (without any obligation to reinvest the same), to deliver the same and any copies of all electronic and physical records maintained by the Escrow Agent pursuant to Section 14 to the designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment issued by the Chosen Courts, at which time of delivery the Escrow Agent’s rights and obligations hereunder shall cease and terminate, subject to the provisions of Section 19 or if no such substitute escrow agent shall have been appointed at such time, as set forth in a joint written instruction of the Parties, in each case at the sole cost and expense of the Parties (which shall be shared equally).

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act, including without receiving consent of the Parties (other than the provision of prior written notice to the Parties hereof).

10. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable and documented out-of-pocket costs and expenses (including documented and reasonable attorneys’ fees and expenses), incurred or made by the Escrow Agent in connection with the entry into, performance of the obligations under, and modification or termination of, this Agreement, in the amounts and payable as set forth on Schedule 2. All amounts owing under the foregoing sentence shall be paid by the Parties (sharing such obligations equally). Without duplication, the Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 11.

11. Indemnity.

(a) Subject to Section 11(c), the Escrow Agent shall be liable to and shall indemnify, defend and hold harmless the Parties for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including the fees and expenses of outside legal counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively, “Losses”) only to the extent such Losses result from or arise out of the Escrow Agent’s criminal acts, fraud, gross negligence, bad faith or willful misconduct (as determined by a final judgment of a court of competent jurisdiction);

provided, however, that any liability of the Escrow Agent hereunder shall be limited in the amount equal to the aggregate value of the Indemnity Escrow Shares valued at the closing price of the Buyer Shares on the date of this Agreement plus the aggregate value of cash Distributions made as of the date on which a Party brings a claim for indemnification against the Escrow Agent or any of its successors or permitted assigns (calculated at the close of business on such date).

(b) The Parties shall jointly and severally indemnify, defend and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Escrow Agent’s duties under this Agreement or this appointment, including the reasonable and documented costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 11(a).

(c) Without limiting the Parties’ indemnification obligations set forth in Section 11(b), neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

12. Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties’ identity, including the name, address and organizational documents (“Identifying Information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

13. Certification and Tax Reporting.

(a) The Parties, if applicable, have provided the Escrow Agent with their respective fully executed applicable Internal Revenue Service (“IRS”) withholding certificate (e.g., an applicable Form W-8 or Form W-9) and/or other documentation required by applicable Law. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by applicable Law, by the Escrow Agent to the IRS, or any other Tax Authority, on IRS Form 1099 or Form 1042-S (or other appropriate form) as income earned from the Escrow Asset by Seller whether or not said income has been distributed during such year. The Escrow Agent shall withhold any Taxes it deems appropriate in the absence of proper Tax documentation or as required by applicable Law, and shall remit such Taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (a) there is no sale or transfer of any United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement and (b) such underlying transaction does not constitute an installment sale requiring any Tax reporting or withholding of imputed interest or original issue discount to the IRS or other Tax Authority.

(b) Seller shall be treated for Tax purposes as the owner of the Indemnity Escrow Shares and shall be responsible for any Taxes directly related to the ownership of the Indemnity Escrow Shares, including Tax on all interest and earnings earned in connection with the Indemnity Escrow Shares. Pursuant to Section 2.7(d) of the SPA, at the time any such Taxes are payable, upon written notification by Seller, the Escrow Agent shall release to Seller an amount of the Indemnity Escrow Shares or Distributions from the Escrow Account sufficient to allow Seller to pay such Taxes.

14. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Upon a written request from either Party, the Escrow Agent shall provide the Party or Parties at their sole cost and expense, as the case may be, with a complete copy of such records, which shall be a complete and accurate account of all such transactions. The Parties shall also have access to such books and records at all reasonable times between 9:00 a.m. until 5:00 p.m. in the place of the Escrow Agent’s place of business upon reasonable notice to the Escrow Agent. Notwithstanding the foregoing, the Escrow Agent shall provide monthly statements to the Parties of all transactions, including any receipts, disbursements, and any interest amounts earned in the account.

15. Confidentiality.

(a) In connection with the Escrow Agent’s appointment hereunder, each Party and the Escrow Agent and their respective Affiliates and representatives has obtained and shall obtain confidential information related to the other parties hereto and/or its Affiliates that is not available to the general public, including technical or business information, in any form (including financial, marketing and product development information and other proprietary information) and the terms and conditions, but not the existence, of this Agreement (including any exhibits, schedules, annexes and other attachments hereto) (collectively, “Confidential Information”); provided, however, that Confidential Information does not include information that the receiving party can establish: (i) is or becomes available to the public, other than as a result of a disclosure by the receiving party or its Affiliates or representatives in breach of this Agreement; (ii) was available to the receiving party or its Affiliates or representatives, or has become available to the receiving party or its Affiliates or representatives, on a non-confidential basis from a source other than another party hereto or its Affiliates or representatives; provided that neither the receiving party nor the receiving Affiliate or representative, as applicable, knew or should have known after a reasonable inquiry that the source of such information was bound by a confidentiality agreement with respect to such information or was otherwise acting improperly; or (iii) was independently developed by the receiving party or its Affiliates or representatives prior to the date of this Agreement without reference to or use of Confidential Information and without violating any obligations under this Agreement. In no event shall the Escrow Agent be deemed, by virtue of this Agreement, to have acquired any right, license or interest of any kind or nature whatsoever, in or to, Confidential Information of either of the Parties or any of their respective Affiliates or representatives.

(b) Each of the Parties and the Escrow Agent agrees that Confidential Information shall be disclosed only to those Affiliates and representatives who have a need to know Confidential Information in order to fulfill the obligations hereunder so long as the disclosing party has advised such Affiliates and representatives of the terms and conditions of this Section 15, be used by it and its respective Affiliates and representatives solely for the purposes of which it is provided, be treated by it and its Affiliates and representatives at all times with strict confidence and shall, and shall cause its Affiliates and representatives that receive Confidential Information to, maintain or implement such physical and other security measures and controls which are designed to protect (i) the security and confidentiality of Confidential Information, (ii) against any threats or hazards to the security and integrity of Confidential Information and (iii) against any unauthorized access to or use of Confidential Information contrary to this Agreement or any applicable privacy Law.

(c) Notwithstanding the foregoing, each of the Parties and the Escrow Agent and its respective Affiliates and representatives that receive Confidential Information shall be permitted to disclose Confidential Information to the extent such Confidential Information, in the opinion of the receiving party’s legal counsel, is required to be disclosed in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); provided that the party required to make such a disclosure (i) provides prompt (and if legally permissible, advance) written notice, to the non-disclosing party or parties of the disclosure, (ii) takes the steps reasonably requested by the other party or parties, at the cost and expense of the other party or parties, to resist or avoid any such disclosure (including seeking a protective order or confidential treatment) and (iii) to the extent such disclosure cannot be fully resisted or avoided, shall use reasonable best efforts to limit the disclosure of Confidential Information as much as possible.

(d) Without limiting any Seller, Buyer or the Escrow Agent’s rights in respect of a breach of this Section 15, each of the Parties and the Escrow Agent will promptly: (i) notify the other party or parties to this Agreement in writing of any unauthorized possession, use or disclosure of the other party or parties’ Confidential Information by any Person that may become known to such party; (ii) furnish to the other party full details of the unauthorized possession, use or disclosure; and (iii) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e) None of the Parties or the Escrow Agent shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement, the services to be provided hereunder or use the name of any party hereto without obtaining the prior written approval of the other party or parties to this Agreement, which may be withheld in such other party or parties’ sole discretion.

16. Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by either Party or the Escrow Agent (including those regarding to the full or partial transfer or distribution of the Escrow Asset and those related to the transfer instructions (all of which shall be specifically governed by Section 17)) shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) (it being understood that “Business Day” for purposes of this Agreement means any day other than a Saturday, a Sunday or a statutory holiday on which banks in New York, New York, Amsterdam, the Netherlands or Bermuda are closed) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile or email (with respect to Seller or Buyer); provided that the facsimile or email transmission (as applicable) is promptly confirmed by telephonic confirmation thereof. Such communications must be sent to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 16):

If to Seller:

HG (Bermuda) Limited
SE Pearman Building, 3rd Floor
9 Par-la-Ville Road
Hamilton, Bermuda
HM 08

Attention:	Chris R. Matthews
Telephone:	(441) 474-5310
Email:	chris.matthews@haygroup.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	George J. Sampas
Telephone:	(212) 558-4000
Facsimile:	(212) 558-3588
Email:	sampasg@sullcrom.com

If to Buyer:

Korn/Ferry International
1900 Avenue of the Stars
Suite 2600
Los Angeles, California 90067

Attention:	Gary Burnison
Telephone:	(310) 226-2613
Email:	gary.burnison@kornferry.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, California 90017

Attention:	Michael Cohen
Telephone:	(213) 892-5404
Facsimile:	(323) 210-1353
Email:	mcohen@mofo.com

If to the Escrow Agent:

Computershare Trust Company, N.A.
8742 Lucent Boulevard
Suite 225
Highlands Ranch, Colorado 80129

Attention:	John Wahl and Rose Stroud
Telephone:	(303) 262-0707; (303) 262-0797
Facsimile:	(303) 262-0608

with a copy to (which shall not constitute notice):

Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, New Jersey 07310

Attention:	General Counsel
Telephone:	(201) 680-4000
Facsimile:	(201) 680-4610

17. Security Procedures.

(a) Notwithstanding anything to the contrary as set forth in Section 16, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 6, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Asset, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with this Section 17 and as further evidenced by a confirmed transmittal to that number.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized individual or individuals on Schedule 1, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the authorized individual or individuals so designated. The authorized individuals and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized individual or individuals identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Buyer and/or Seller’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer or similar other titles, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Seller or Buyer to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated, provided that such payment is not the result of the Escrow Agent’s or any of its Affiliates’ criminal acts, fraud, gross negligence, bad faith or willful misconduct.

(c) Seller acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the custodian account or recipient designated by Seller in writing.

(d) Buyer acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the address provided for notice to Buyer or any address provided in a Buyer Claim Notice.

(e) The Parties and the Escrow Agent acknowledge that the security procedures set forth in this Section 17 are commercially reasonable.

18. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its reasonable discretion (it being acknowledged that the Escrow Agent shall notify the Parties), to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by its legal counsel (including outside counsel of its own choosing, acting reasonably) is binding upon it, and in the event that the Escrow Agent so reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

19. Survival. This Section 19, the provisions of Sections 8, 10, 11, 14, 15, 16, 17, 20, 21, 22, 23, 25, 26, 29, 31, 32 and any related definitional provisions set forth herein shall survive any termination or expiration of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

20. Relationship of the Parties. The Parties and the Escrow Agent acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust between the Escrow Agent, on the one hand, and either of the Parties, on the other hand or between the Parties.

21. Expenses. Except as otherwise provided in this Agreement, any costs, expenses or charges incurred by any of the Parties or the Escrow Agent shall be borne by the party incurring such cost, expense or charge.

22. Further Assurances. Each of the Parties and the Escrow Agent agrees that from time to time following the date hereof, each of them shall deliver or shall cause to be delivered to the other such further documents and instruments and shall do and cause to be done such further acts as reasonably requested to consummate the transactions contemplated hereby and carry out more effectively the provisions and purposes of this Agreement.

23. Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and the Escrow Agent and their respective successors and permitted assigns.

24. Amendments and Waivers. Except in respect of any transfer instruction as provided for in Section 17, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties and the Escrow Agent, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by Seller, Buyer or the Escrow Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

26. Governing Law; Chosen Courts; Equitable Relief.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws, rules or principles thereof (other than New York General Obligations Law sections 5-1401 and 5-1402) (or any other jurisdiction) to the extent such rules or principles would direct a matter to another jurisdiction.

(b) Each of the Parties and the Escrow Agent agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States District Court for the Southern District of New York or any federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of the City of New York (the foregoing, the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if proper notice is given in accordance with applicable Law. Each of the Parties and the Escrow Agent irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the Parties and the Escrow Agent agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and the Escrow Agent and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(c) Each of the Parties and the Escrow Agent, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. Each of the Parties and the Escrow Agent agrees that it will not oppose the granting of such relief on the basis that the party claiming a breach or threatened breach of the provisions of this Agreement (the “Claiming Party”) has an adequate remedy at law and that the other party will pay any fees that the Claiming Party may incur in enforcing this Agreement. Each of the Parties and the Escrow Agent also agrees that it will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Claiming Party’s seeking or obtaining such relief.

27. Force Majeure. The Escrow Agent shall not be liable for any delays or failures in performance resulting from acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions or interruptions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, in each case, that could not be reasonably expected to be prevented or mitigated by the Escrow Agent.

28. No Assignment. Except as provided in Section 9, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by the Parties or the Escrow Agent without the prior written consent of the other parties to this Agreement, and any attempted assignment or delegation without such prior written consent shall be void.

29. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Buyer, the Escrow Agent and their respective successors, legal representatives and permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

30. Entire Agreement. As between any of the Parties on the one hand and the Escrow Agent on the other hand, this Agreement (including the schedules, annexes and other attachments hereto, excluding the SPA other than as provided in Section 31(a)) constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties both written and oral, among the Parties and the Escrow Agent, with respect to the subject matter hereof. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the SPA, any schedule or exhibit attached to this Escrow Agreement, or any other agreement relating hereto with respect to the Escrow Agent’s obligations, rights, duties, responsibilities, liabilities, indemnities or protections, the terms and conditions of this Escrow Agreement shall control only in connection with any matter related to the Escrow Agent.

31. Interpretation.

(a) Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the SPA.

(b) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, a Section of, a Schedule to, an Exhibit to or an Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars.

(d) The Parties and the Escrow Agent have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and the Escrow Agent, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

*        *        *         *        *

IN WITNESS WHEREOF, the Parties and the Escrow Agent have executed or caused this Agreement to be duly executed as of the date first written above.

HG (BERMUDA) LIMITED

By:
	Name:	Chris R. Matthews
	Title:	Chief Executive Officer

KORN/FERRY INTERNATIONAL

By:
	Name:	Gary Burnison
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. (as the Escrow Agent)

By:
	Name:	John M. Wahl
	Title:	Vice President & Trust Officer

EXHIBIT A

SPA

(See attached)

ANNEX A

SELLER WIRE INSTRUCTIONS

Bank Name
Bank Address:
ABA Number:
Credit A/C Name:
Credit A/C Number:
Credit A/C Address:
FFC A/C Name (if applicable):
FFC A/C Number (if applicable):
FFC A/C Address (if applicable):

SCHEDULE 1

Telephone numbers and specimen signature for

Persons designated to give the Escrow Agent instructions pursuant to Section 17

If from Seller:

	Name	Telephone Number	Specimen Signature

1.

2.

3.

If from Buyer:

	Name	Telephone Number	Specimen Signature

1.

2.

3.

Telephone numbers for call-backs and

Persons designated to confirm instructions given to the Escrow Agent pursuant to Section 17

If from Seller:

	Name	Telephone Number

1.

2.

3.

If from Buyer:

	Name	Telephone Number

1.

2.

3.

SCHEDULE 2

COMPENSATION AND REIMBURSEMENT

Account Set Up Fee

Annual Administration Fee (per year or part thereof)

Out-of-Pocket Expenses (postage, stationery, delivery charges, etc.)

EXHIBIT B

FORM OF INSTRUMENT OF TRANSFER

(This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K.)

EXHIBIT C

FORM OF LOCKUP AGREEMENT

(See attached)

FORM OF LOCKUP AGREEMENT

This LOCKUP AGREEMENT, dated as of [●] [●], 2015 (this “Agreement”), is entered into by and between HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Seller”), Chris R. Matthews (as an individual, “CM”), Stephen Kaye (as an individual, “SK”) and Korn/Ferry International, a Delaware corporation (“Buyer” and, together with Seller, CM and SK, the “Parties” and each, a “Party”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller and Buyer have entered into that certain Stock Purchase Agreement, dated as of September 23, 2015 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “SPA”), which provides for, among other things, pursuant to the terms and conditions set forth therein, the sale, conveyance, transfer and assignment of all issued and outstanding (a) shares, par value €25 per share, of HG (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (the “Company”), and (b) non-interest bearing convertible preferred equity certificates, par value €25 per certificate, of the Company, by Seller to Buyer in exchange for an aggregate amount in cash and number of validly issued, fully paid and non-assessable shares of common stock of Buyer, par value $0.01 per share (each a “Buyer Share” and, collectively, the “Buyer Shares”), in each case as more fully described in the SPA;

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the SPA; and

WHEREAS, the SPA contemplates the due execution and delivery of this Agreement contemporaneously with the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. The Lockup Shares. The execution and delivery of this Agreement is a condition to the issuance and delivery to Seller of Buyer Shares constituting the Share Consideration (such shares, the “Lockup Shares”).

2. The Lockup Restrictions.

(a) Seller hereby acknowledges and agrees that during the period beginning on the Closing Date and ending on the date that is the first anniversary of the Closing Date (the “First Lockup Period”), it shall not and shall cause the Escrow Agent not to (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any portion of the Lockup Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Lockup Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934), or otherwise enter into any swap, derivative, hedge or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares, whether any such transaction is to be settled by delivery of the Lockup Shares or such other securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii) with respect to the Lockup Shares (together, the restriction set out in the foregoing clauses (i), (ii) and (iii) of this Section 2(a), the “Lockup Restrictions”) (it being agreed and understood by the Parties that on the date that is the first anniversary of the Closing Date, the First Lockup Period shall terminate and the Lockup Restrictions shall be of no further force or effect in respect to one-third of the Lockup Shares, such portion of the Lockup Shares, the “First Allocation”).

(b) During the period beginning on the first day following the date that is the first anniversary of the Closing Date and ending on the date that is the second anniversary of the Closing Date (the “Second Lockup Period”), two-thirds of the Lockup Shares shall continue to be subject to the Lockup Restrictions (it being agreed and understood by the Parties that on the date that is the second anniversary of the Closing Date, the Second Lockup Period shall terminate and the Lockup Restrictions shall be of no further force or effect in respect to half of the Lockup Shares that are not a part of the First Allocation, such portion of Lockup Shares, the “Second Allocation”).

(c) During the period beginning on the first day following the date that is the second anniversary of the Closing Date and ending on the date that is the third anniversary of the Closing Date (the “Third Lockup Period”), one-third of the Lockup Shares shall continue to be subject to the Lockup Restrictions such one-third portion of the Lockup Shares, the “Third Allocation” (it being agreed and understood by the Parties that on the date that is the third anniversary of the Closing Date, the Third Lockup Period shall terminate and the Lockup Restrictions shall be of no further force or effect in respect to any of the Lockup Shares).

(d) Lockup Extension for Competition.

(i) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, if Buyer reasonably determines a Shareholder or any of such Shareholder’s controlled affiliates is engaging in Competition at any time after the date of this Agreement and prior to the expiration of the Third Lockup Period (the “Non-Competition Period”), Buyer may elect to provide notice (a “Lockup Extension Notice”) to Seller identifying the Shareholder (or such Shareholder’s controlled affiliates) purportedly engaging in Competition and a reasonable detailed basis for Buyer’s assertion in respect thereof and instructing Seller to extend the Lockup Restrictions in accordance with Section 2(d)(ii) with respect to the Lockup Shares to which such Shareholder would otherwise be entitled to receive pursuant to Section 3.

(ii) Upon receipt of a Lockup Extension Notice with respect to any Shareholder, Seller shall not distribute any Lockup Shares (to the extent not yet distributed at the time such Lockup Extension Notice is actually received) to which such Shareholder is entitled to receive pursuant to Section 3 until: (A) the three-year anniversary of the Closing Date with respect to any such Lockup Shares otherwise distributable at the end of the First Lockup Period; (B) the four-

year anniversary of the Closing Date with respect to any such Lockup Shares otherwise distributable at the end of the Second Lockup Period; and (C) the five-year anniversary of the Closing Date with respect to any such Lockup Shares otherwise distributable at the end of the Third Lockup Period; provided, however, in the event Seller reasonably disagrees with the contents or assertions set forth in a Lockup Extension Notice, Seller may object to Buyer in writing, which objection shall state Seller’s basis for its objection in reasonable detail and, as promptly as practicable after the delivery of any such objection, Seller and Buyer shall negotiate the resolution of such disagreement in good faith, including any remedies reasonably necessary that may be owed to a Shareholder in the event it is determined through such negotiations that neither such Shareholder nor any of its controlled affiliates (as the case may be) engaged in Competition during the Non-Competition Period (it being understood that during such good faith negotiations, the foregoing prohibitions on the distribution of the Lockup Shares shall continue to apply).

(iii) Seller shall promptly, and in no event later than five Business Days following the receipt of a Lockup Extension Notice, notify in writing the Shareholder that is the subject of such Lockup Extension Notice of the extension of the Lockup Restrictions pursuant to Section 2(d)(ii), and shall provide Buyer with a copy of such notice following the delivery thereof.

(iv) For purposes of this Agreement: (A) a Shareholder is deemed to engage in “Competition” if, at any time during the Non-Competition Period, such Shareholder, directly or indirectly, owns, manages, operates, controls, engages or has any interest in any Person (whether as an employee, officer, director, agent, security holder, consultant or otherwise and other than in the form of a passive investment not to exceed five percent of the outstanding equity securities of the total outstanding equity of such Person) that engages in any business or other activity that directly competes with the Business in the Restricted Territory; and (B) “Restricted Territory” with respect to any Shareholder, means each and every country, province, state, city or other political subdivision of the world in which such Shareholder has conducted, managed, or overseen any material business on behalf of the Company or any of its Subsidiaries during the twelve calendar months prior to the date hereof.

(v) Seller acknowledges and recognizes that: (A) this Agreement is integral to the Transactions; (B) by virtue of its position as the sole shareholder of the Company, and by virtue of each Shareholder’s position as a shareholder of Seller and an employee of the Company or one or more of its Subsidiaries, each of Seller and the Shareholders has developed considerable knowledge of the Business; (C) each of Seller and the Shareholders has had and may continue to have access to trade secrets of the Company and/or one or more of its Subsidiaries; (D) Buyer would be irreparably damaged, and its substantial investment in the Company and its Subsidiaries (including the goodwill thereof) materially impaired, if Seller were to violate the terms of this Agreement or if any Shareholder were to engage in Competition; and (E) it is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Seller and the Shareholders in all respects.

(e) Each of CM and SK, solely in their respective capacities as Shareholders and/or Equity Rights Holders (as the case may be), with respect to the portion of the Lockup Shares each of CM and SK are entitled to respectively pursuant to the Organizational Documents of Seller (the “CM Lockup Shares” and the “SK Lockup Shares”, as applicable), each of CM and SK hereby agrees to comply with each of the Lockup Restrictions as applicable to the CM Lockup Shares and SK Lockup Shares, as applicable, for so long as the CM Lockup Shares and the SK Lockup Shares, as applicable, are subject to the Lockup Restrictions set forth in Section 2(a)(i) (taking into account the time limitations contemplated by Section 2(a) through Section 2(c)).

3. Distribution of the Lockup Shares to the Shareholders.

(a) Following each of the First Lockup Period, Second Lockup Period and Third Lockup Period, Seller shall transfer the First Allocation, Second Allocation and Third Allocations, respectively, on a pro rata basis (calculated pursuant to the terms of the Organizational Documents of Seller) to the Shareholders and former shareholders of Seller to the extent entitled to the Lockup Shares under the terms of the Organizational Documents of Seller (the “Equity Rights Holders”) (it being understood that, notwithstanding the foregoing, the terms of such Organizational Documents shall permit any Equity Rights Holder to request that Seller (i) hold onto such Equity Rights Holder’s allocated portion of the First Allocation, Second Allocation or Third Allocation, as applicable and (ii) from time to time, sell all or a part of such Equity Rights Holder’s allocated portion of the First Allocation, Second Allocation or Third Allocation, as applicable, but only upon Seller receiving from such Equity Rights Holder a written request or written instruction to do so).

(b) Notwithstanding anything in this Agreement to the contrary, no fractional Lockup Shares shall be issued in any transfer contemplated by Section 3(a). In lieu of such fractional share interests, subject to the terms and conditions of the Organizational Documents of Seller, the Equity Rights Holders that would otherwise be entitled to such fractional share interests shall receive an amount in cash equal to the product of (a) the fractional share interest of any Lockup Shares to which such Equity Rights Holder would otherwise be entitled multiplied by (b) the per share closing price of the Lockup Shares on the NYSE on the date of transfer (as applicable) (it being agreed that Seller, on behalf of the Equity Rights Holders that would otherwise receive fractional share interests, promptly following the termination of the First Lockup Period, Second Lockup Period and Third Lockup Period (as applicable), shall sell any Lockup Shares, in round lots to the extent practicable, at the then-prevailing prices on the NYSE necessary in order to obtain such cash amounts required to be delivered to such Equity Rights Holders in lieu of such fractional share interests as contemplated by this Section 3(b); provided that such amounts shall be reduced proportionally by any discount rates, loss in value of the Lockup Shares or other expenses reasonably incurred by Seller in connection with the foregoing).

(c) Subject to any agreements or arrangements by and among the Seller and the Equity Rights Holders (including the Organizational Documents of Seller), each Equity Rights Holder shall have an interest, on a pro rata basis (as calculated pursuant to the terms of the Organizational Documents of Seller), in the Lockup Shares (it being understood that any distributions (including any distribution made in connection with a full or partial redemption with respect to a Shareholder or Equity Rights Holder) of the Lockup Shares shall be made by Seller in accordance with the terms hereof and of the Organizational Documents of Seller and no Equity Rights Holder shall have any direct right to cause Buyer to distribute any Lockup Shares).

4. Right of First Refusal. At any time prior to the three-year anniversary of the Closing Date, and subject to compliance with the Lockup Restrictions set forth in Section 2, in the event that any of Seller (on behalf of any Shareholder and/or Equity Rights Holder), CM or SK desires to sell more than 50,000 Buyer Shares during any given thirty-day period (other than any distribution, including in connection with a full or partial redemption with respect to a Shareholder or Equity Rights Holder pursuant to the Organizational Documents of Seller), Buyer shall have a right of first refusal to purchase all, but not less than all, the Lockup Shares proposed to be sold in such sale by Seller, CM or SK, as applicable (a “ROFR Sale”). In the event Seller, (on behalf of any Shareholder and/or Equity Rights Holder), CM or SK intend to effect a ROFR Sale, Seller, CM and/or SK (as applicable) must notify Buyer in writing of such intention three days prior to any proposed ROFR Sale (such notice, a “ROFR Sale Notice”), which notice shall set forth the method by which such Buyer Shares are intended to be sold, and, subject to any obligations with respect to confidentiality, if the Buyer Shares are to be sold other than in brokers’ transactions where the broker is the agent, the name of the proposed purchaser of the Buyer Shares and the proposed price. If Buyer notifies Seller in writing within two days of receiving a ROFR Sale Notice (the end of such two-day period, the “ROFR Right Deadline”) and tenders payment for the applicable number of Buyer Shares (at the greater of the per share closing price of the Buyer Shares on the NYSE on the date the ROFR Sale Notice was received or the date of Buyer’s notice), Seller shall sell and deliver the applicable Buyer Shares to Buyer (it being agreed that Buyer shall bear the cost of any Transfer Taxes) as soon as practicable following Seller’s receipt of such written notice; provided that if Buyer does not provide such a written notice to Seller, Buyer shall have no rights to impede, delay or prohibit Seller from proceeding with a ROFR Sale so long as such sale is consummated within ten days following the expiration of the ROFR Right Deadline.

5. Legend; Stop Transfers.

(a) The Parties acknowledge and agree that the certificates and/or book-entry notations representing the Lockup Shares, in addition to the Private Placement Legend and the Escrow Restrictive Legend (to the extent applicable), until the expiration of the First Lockup Period, the Second Lockup Period and the Third Lockup Period with respect to the First Allocation, the Second Allocation and the Third Allocation, respectively, will bear or contain a legend substantially to the following effect (the “Lockup Legend”): “THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO A LOCKUP AGREEMENT WITH THE ISSUER AND OTHER PARTIES NAMED THEREIN (THE “LOCKUP AGREEMENT”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER

MATTERS, PLACES RESTRICTIONS ON THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY THE HOLDER HEREOF (INCLUDING A RIGHT OF FIRST REFUSAL), AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF PRIOR TO THAT CERTAIN TIME PERIOD DETAILED IN THE LOCKUP AGREEMENT.”

(b) Upon the expiration of the First Lockup Period, the Second Lockup Period and the Third Lockup Period with respect to the First Allocation, the Second Allocation and the Third Allocation, respectively, Buyer shall cause the Lockup Legend to be removed from all certificates and book-entry notations representing the applicable Lockup Shares (and terminate any related stop-transfer orders) and take such other actions within Buyer’s control, or which could reasonably be expected to be in Buyer’s control, as may be necessary, advisable or reasonably requested by Seller in order for such Lockup Shares to be freely tradeable and not be subject to any restriction on transfer under the U.S. securities laws (unless otherwise contemplated by the Escrow Agreement).

6. Term. This Agreement shall terminate upon the earlier of the (a) agreement of Seller and Buyer and (b) the date upon which all Lockup Restrictions with respect to all Lockup Shares have expired pursuant to Section 2. In the event of the termination of this Agreement in accordance with the foregoing sentence, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, or their respective directors, officers or employees, except for (i) the obligations of the Parties contained in Section 3, and (ii) any rights any Party may have in respect of any breach by any other Party of its or his or her obligations hereunder.

7. Representations and Warranties of CM and SK. Each of CM and SK hereby, severally and not jointly, represents and warrants as of the date hereof that:

(a) he has full power and authority to enter into the agreements set forth herein and to perform his obligations hereunder;

(b) all authority herein conferred or agreed to be conferred shall survive his death or incapacity and any of his obligations shall be binding upon his heirs, personal representatives, successors, and assigns; and

(c) as of the date hereof, neither he nor any of his controlled affiliates is the beneficial owner of any securities of Buyer or is a party to any swaps or other derivative transactions relating to securities of Buyer, other than his proportionate beneficial ownership in the Buyer Shares.

8. No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party and any attempted or purported assignment in violation of this Section 8 shall be null and void.

9. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Buyer and their respective successors, legal representatives and permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10. Entire Agreement. Subject to Section 9.4 of the SPA, this Agreement (including all Annexes) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written, with respect to such matters.

11. General Provisions. Sections 1.2, 1.3, 1.4, 9.1, 9.2, 9.7, 9.8, 9.9, 9.10, 9.12, 9.13 and 9.14 of the SPA shall apply, mutatis mutandis, to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed as of the date first written above.

HG (BERMUDA) LIMITED

By:
	Name:	Chris R. Matthews
	Title:	Chief Executive Officer

By:
	Name:	Chris R. Matthews

By:
	Name:	Stephen Kaye

KORN/FERRY INTERNATIONAL

By:
	Name:	Gary Burnison
	Title:	Chief Executive Officer

EXHIBIT D

ILLUSTRATIVE PURCHASE PRICE ADJUSTMENT

(This exhibit has been omitted pursuant to Item 601(b)(2) of Regulation S-K.)